Exhibit T3E.1

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GULFPORT ENERGY CORPORATION, et al.,[1]	)	Case No. 20-35562 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
)

DISCLOSURE STATEMENT RELATING TO
THE JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF GULFPORT ENERGY CORPORATION AND ITS DEBTOR SUBSIDIARIES

JACKSON WALKER L.L.P.		KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)		KIRKLAND & ELLIS INTERNATIONAL LLP
Veronica A. Polnick (TX Bar No. 24079148)		Edward O. Sassower, P.C.
Cameron A. Secord (TX Bar No. 24093659)		Steven N. Serajeddini, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900		601 Lexington Avenue
Houston, Texas 77010		New York, New York 10022
Telephone:	(713) 752-4200	Telephone:	(212) 446-4600
Facsimile:	(713) 752-4221	Facsimile:	(212) 446-4800
Email:	mcavenaugh@jw.com	Email:	edward.sassower@kirkland.com
	vpolnick@jw.com		steven.serajeddini@kirkland.com
csecord@jw.com
-and-

Co-Counsel for the Debtors and
Debtors in Possession	Christopher S. Koenig (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200
	Email:	chris.koenig@kirkland.com
Dated: February 23, 2021

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Gulfport Energy Corporation (1290); Gator Marine, Inc. (1710); Gator Marine Ivanhoe, Inc. (4897); Grizzly Holdings, Inc. (9108); Gulfport Appalachia, LLC (N/A); Gulfport MidCon, LLC (N/A); Gulfport Midstream Holdings, LLC (N/A); Jaguar Resources LLC (N/A); Mule Sky LLC (6808); Puma Resources, Inc. (6507); and Westhawk Minerals LLC (N/A). The location of the Debtors’ service address is: 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT2

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CLAIMS ENTITLED TO VOTE FOR PURPOSES OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING THE RISK FACTORS DESCRIBED IN ARTICLE IX HEREIN.

THE PLAN IS SUPPORTED BY THE DEBTORS AND HOLDERS OF APPROXIMATELY 95% OF THE RBL LENDERS AND APPROXIMATELY 70% OF THE UNSECURED NOTES. THE DEBTORS URGE HOLDERS OF CLAIMS AND INTERESTS WHOSE VOTES ARE BEING SOLICITED TO VOTE TO ACCEPT THE PLAN. THE COMMITTEE, AS A FIDUCIARY FOR UNSECURED CREDITORS, IS IN THE MIDST OF AN INVESTIGATION INTO NUMEROUS PREPETITION TRANSACTIONS AND THE TREATMENT OF CLAIMS UNDER THE PLAN. BASED ON THE PRELIMINARY INDICATIONS OF ITS INVESTIGATION, THE COMMITTEE DOES NOT SUPPORT THE PLAN’S PROPOSED ALLOCATION OF DISTRIBUTABLE VALUE FOR UNSECURED CREDITORS, AND THEREFORE DOES NOT SUPPORT THE PLAN. THIS DISCLOSURE STATEMENT INCLUDES CERTAIN VIEWS AND POSITIONS OF THE COMMITTEE REGARDING THE DEBTORS’ PLAN. THESE VIEWS AND POSITIONS MAY NOT REFLECT THE VIEWS OF EACH OF THE INDIVIDUAL MEMBERS OF THE COMMITTEE, EACH OF WHICH RESERVES ALL RIGHTS.

THE DEBTORS URGE EACH HOLDER OF A CLAIM ENTITLED TO VOTE TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE PLAN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, AND CERTAIN EVENTS AND ANTICIPATED EVENTS IN THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN FOR ALL PURPOSES. A COPY OF THE PLAN TO WHICH THIS DISCLOSURE STATEMENT RELATES IS ATTACHED HERETO AS EXHIBIT A. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL CONDITION OF THE DEBTORS AS OF THE DATE HEREOF AND THAT THE ASSUMPTIONS REGARDING FUTURE EVENTS REFLECT REASONABLE BUSINESS JUDGMENTS, NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESSES AND THEIR FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER. THE DEBTORS or any other Authorized Party MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND MAY OBJECT TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Affiliates, a copy of which is attached hereto as Exhibit A. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

THE DEBTORS ARE MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO, AND EXPRESSLY DISCLAIM ANY DUTY TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS FILED. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN AND THE RESTRUCTURING SUPPORT AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS (INCLUDING THOSE HOLDERS OF CLAIMS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, who vote to reject the Plan, or WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE RESTRUCTURING TRANSACTION CONTEMPLATED THEREBY.

The confirmation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Plan will be confirmed, or if confirmed, that the conditions required to be satisfied for the Plan to go effective will be satisfied (or waived).

You are encouraged to read the Plan and this Disclosure Statement in THEIR entirety, including Article IX, entitled “RISK FACTORS,” which begins on PAGE 63 before submitting your ballot to vote on the Plan.

The BANKRUPTCY Court’s approval of this Disclosure Statement does not constitute a guarantee by the BANKRUPTCY Court of the accuracy or completeness of the information contained herein or an endorsement by the BANKRUPTCY Court of the merits of the Plan.

Summaries of the Plan and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan. The summaries of the financial information and the documents annexed to this Disclosure Statement or otherwise incorporated herein by reference are qualified in their entirety by reference to those documents. The statements contained in this Disclosure Statement are made only as of the date of this Disclosure Statement, and there is no assurance that the statements contained herein will be correct at any time after such date. Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016(B) AND IS NOT NECESSARILY PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS. This Disclosure Statement has not been approved or disapproved by the SEC or any similar federal, state, local, or foreign regulatory agency, nor has the SEC or any other agency passed upon the accuracy or adequacy of the statements contained in this Disclosure Statement. ANY REPRESENTATION to the CONTRARY IS A CRIMINAL OFFENSE.

The Debtors have sought to ensure the accuracy of the financial information provided in this Disclosure Statement; however, the financial information contained in this Disclosure Statement or incorporated herein by reference has not been, and will not be, audited or reviewed by the Debtors’ independent auditors unless explicitly provided otherwise.

Upon confirmation of the Plan, certain (but not all) of the securities described in this Disclosure Statement will be issued without registration under the SECURITIES ACT or similar federal, state, local, or foreign laws, in reliance on the exemption set forth in section 1145 of the Bankruptcy Code. Other securities may be issued pursuant to other applicable exemptions under the federal securities laws. To the extent THE exemption from registration under section 1145 of the Bankruptcy Code doES not apply, the securities may not be offered or sold except pursuant to a valid exemption or upon registration under the Securities Act.

The Debtors make statements in this Disclosure Statement that are considered forward-looking statements under federal securities laws. The Debtors consider all statements regarding anticipated or future matters to be forward-looking statements. Forward-looking statements may include statements about:

•	THE DEBTORS’ PLANS, OBJECTIVES, AND EXPECTATIONS;

•	THE DEBTORS’ BUSINESS STRATEGY;

•	THE DEBTORS’ FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE DEBTORS’ FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	THE SUCCESS OF THE DEBTORS’ OPERATIONS;

•	THE COSTS OF CONDUCTING THE DEBTORS’ OPERATIONS;

•	THE DEBTORS’ LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	THE LEVEL OF UNCERTAINTY REGARDING THE DEBTORS’ FUTURE OPERATING RESULTS;

•	THE AMOUNT, NATURE, AND TIMING OF THE DEBTORS’ CAPITAL EXPENDITURES;

•	THE TERMS OF CAPITAL AVAILABLE TO THE DEBTORS;

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS;

•	THE RISKS ASSOCIATED WITH CERTAIN OF THE DEBTORS’ ACQUISITIONS;

•	THE EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	THE DEBTORS’ ENVIRONMENTAL LIABILITIES;

•	THE DEBTORS’ COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION CLAIMS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	OIL, NATURAL GAS, AND NATURAL GAS LIQUID PRICES AND THE OVERALL HEALTH OF THE EXPLORATION AND PRODUCTION INDUSTRY;

•	DEVELOPMENTS IN OIL-PRODUCING AND NATURAL GAS-PRODUCING COUNTRIES;

•	GOVERNMENTAL REGULATIONS AND TAXATION OF THE OIL AND NATURAL GAS INDUSTRY; AND

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS.

Statements concerning these and other matters are not guarantees of the Reorganized Debtors’ future performance. There are risks, uncertainties, and other important factors that could cause the Reorganized Debtors’ actual performance or achievements to be different from those they may project, and the Debtors undertake no obligation to update the projections made herein. These risks, uncertainties, and factors may include the following: the Debtors’ ability to confirm and consummate the Plan; the potential that the Debtors may need to pursue an alternative transaction if the Plan is not confirmed; the Debtors’ ability to reduce their overall financial leverage; the potential adverse impact of the Chapter 11 Cases on the Debtors’ operations, management, and employees; the risks associated with operating the Debtors’ businesses during the Chapter 11 Cases; customer responses to the Chapter 11 Cases; the Debtors’ inability to discharge or settle Claims during the Chapter 11 Cases; general economic, business, and market conditions; currency fluctuations; interest rate fluctuations; price increases; exposure to litigation; a decline in the Debtors’ market share due to competition or price pressure by customers; the Debtors’ ability to implement cost reduction initiatives in a timely manner; the Debtors’ ability to divest existing businesses; financial conditions of the Debtors’ customers; adverse tax changes; limited access to capital resources; changes in domestic and foreign laws and regulations; trade balance; natural disasters; geopolitical instability; and the effects of governmental regulation on the Debtors’ businesses.

TABLE OF CONTENTS

				Page

I.	Introduction			1

II.	Preliminary Statement			1

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN			6

	A.	What is chapter 11?		6
	B.	Why are the Debtors sending me this Disclosure Statement?		6
	C.	What is the effect of the Plan on the Debtors’ ongoing business?		6
	D.	Am I entitled to vote on the Plan?		7
	E.	What will I receive from the Debtors if the Plan is consummated?		7
	F.	What will I receive from the Debtors if I hold an Administrative Claim or Priority Tax Claim?		13
	G.	Are any regulatory approvals required to consummate the Plan?		13
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?		13
	I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”		14
	J.	Is there potential litigation related to the Plan?		14
	K.	Are there risks to owning the New Common Stock and New Preferred Stock upon emergence from Chapter 11?		14
	L.	What is the Rights Offering?		14
	M.	Will there be releases, injunction, and exculpation granted to parties in interest as part of the Plan?		15
		1.	Releases by the Debtors.	16
		2.	Releases by the Releasing Parties.	17
		3.	Exculpation.	18
		4.	Injunction.	19
		5.	Release of Liens.	19
	N.	How will the preservation of the Causes of Action impact my recovery under the Plan?		20
	O.	How will undeliverable distributions and unclaimed property be treated under the Plan?		21
	P.	Are there minimum distribution restrictions?		21
	Q.	What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?		21
	R.	Who is committed by the Restructuring Support Agreement to support the Plan?		22
	S.	Are the Debtors seeking to pay professional fees of the Consenting Stakeholders pursuant to the Plan?		22
	T.	What is the deadline to vote on the Plan?		22

v

	U.	How do I vote for or against the Plan?		22
	V.	Why is the Bankruptcy Court holding a Confirmation Hearing?		22
	W.	When is the Confirmation Hearing set to occur?		22
	X.	What is the purpose of the Confirmation Hearing?		23
	Y.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?		23
	Z.	Do the Debtors recommend voting in favor of the Plan?		23

IV.	THE DEBTORS’ restructuring support agreement, DIP Facility, and PLAN			23

	A.	Restructuring Support Agreement.		23
	B.	The DIP Facility.		24
	C.	The Plan.		24
		1.	Issuance of New Common Stock and New Preferred Stock.	24
		2.	Entry into the Exit Facility.	25
		3.	Issuance of the New Unsecured Notes.	26
		4.	Rights Offering.	27
		5.	Employee Compensation and Benefits.	27
		6.	Employee and Retiree Benefits.	28
		7.	Royalties and Working Interests.	28
		8.	Managers and Officers of the Reorganized Debtors.	29

V.	Solicitation And Voting Procedures			29

	A.	Holders of Claims Entitled to Vote on the Plan.		29
	B.	Solicitation Agent.		29
	C.	Solicitation Package.		30
	D.	Voting Record Date.		30
	E.	Voting on the Plan.		31
	F.	Ballots Not Counted.		32
	G.	Rights Offering Procedures.		32
	H.	Dates and Deadlines.		32

VI.	The Debtors’ Corporate History, Structure, And Business Overview			33

	A.	Gulfport’s Corporate History and Operations.		33
		1.	Gulfport’s Business Strategy.	33
		2.	Gulfport’s Geography.	34
		3.	Acquisitions and Divestitures.	34
		4.	Gulfport’s Operations.	35
		5.	Hedge Portfolio.	36
		6.	Postpetition Hedging.	36

	B.	The Debtors’ Prepetition Capital Structure.		37
		1.	The RBL Facility.	37
		2.	Unsecured Notes.	38
		3.	Equity.	39
	C.	Prepetition Management Retention Program		40

VII.	Events Leading To The Chapter 11 Filings			41

	A.	Market and Industry-Specific Challenges.		41
	B.	Liquidity Challenges and Responses.		41
	C.	The Midstream Contracts.		42
	D.	The Restructuring Negotiations.		44

VIII.	Material Developments and Events in the Chapter 11 cases			44

	A.	Corporate Structure Upon Emergence.		44
	B.	Expected Timetable of the Chapter 11 Cases.		45
	C.	First Day Relief.		46
		1.	DIP Motion.	46
		2.	Operational Motions.	46
		3.	Administrative Motions.	48
	D.	Other Procedural and Administrative Motions.		49
	E.	Shareholder Motion to Dismiss		49
	F.	Retention of the Debtors’ Professionals.		49
	G.	Schedules of Assets and Liabilities and Statements of Financial Affairs.		50
	H.	Establishment of a Claims Bar Date.		50
	I.	The Committee’s Investigation into the Debtors’ Prepetition Transactions.		51
	J.	The Committee Believes Significant Prepetition Transactions May Give Rise to Claims and Causes of Actions.		51
	K.	Special Committee Investigations.		57
		1.	Appointment of the Special Committees.	57
		2.	Summary of Parent Special Committee Investigation.	57
		3.	Summary of Subsidiary Special Committee Investigation.	58
	L.	Litigation Matters.		59
	M.	The Midship Adversary Proceeding and Settlement.		60
	N.	The FERC Adversary Proceeding		61
	O.	The FT Agreement Rejection Motions.		61
	P.	G&P Contract Rejection Motion.		62

IX.	Risk Factors			63

	A.	Bankruptcy Law Considerations.		63
		1.	There Is a Risk of Termination of the Restructuring Support Agreement.	63
		2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.	63

	3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.	64
	4.	The Conditions Precedent to Consummation of the Exit Facility May Not Occur.	64
	5.	The Bankruptcy Court May Not Grant the Midstream Contract Rejection Motions.	64
	6.	The District Court May Grant the Motions to Withdraw Reference.	64
	7.	The Debtors May Fail to Satisfy Vote Requirements.	64
	8.	The Debtors May Not Be Able to Secure Confirmation of the Plan.	64
	9.	Nonconsensual Confirmation.	65
	10.	Continued Risk upon Confirmation.	65
	11.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.	66
	12.	The Debtors May Object to the Amount or Classification of a Claim.	66
	13.	Risk of Non-Occurrence of the Effective Date.	66
	14.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.	66
	15.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.	67
B.	Risks Related to Recoveries Under the Plan.		67
	1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.	67
	2.	The New Common Stock and New Preferred Stock is Subject to Dilution.	67
	3.	Certain Tax Implications of the Plan.	67
	4.	The Debtors May Not Be Able to Accurately Report Their Financial Results.	68
	5.	A Liquid Trading Market for the Shares of New Common Stock May Not Develop.	68
	6.	The Trading Price for the Shares of New Common Stock May Be Depressed Following the Effective Date.	68
	7.	Certain Holders of New Common Stock May be Restricted in their Ability to Transfer or Sell their Securities.	68
C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.		69
	1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.	69
	2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.	69
	3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.	69
	4.	Financial Results May Be Volatile and May Not Reflect Historical Trends.	70
	5.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.	71

		6.	Oil and Natural Gas Prices Are Volatile, and Continued Low Oil or Natural Gas Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition.	71
		7.	The Debtors’ Operations May Be Impacted by the Continuing COVID-19 Pandemic.	72
		8.	The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.	73
		9.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.	73
		10.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.	73

X.	Confirmation Of The Plan			73

	A.	The Confirmation Hearing.		73
	B.	Purpose of the Confirmation Hearing.		74
	C.	Confirmation Requirements.		74
	D.	Feasibility.		74
	E.	Acceptance by Impaired Classes.		75
	F.	Confirmation Without Acceptance by All Impaired Classes.		75
		1.	No Unfair Discrimination.	76
		2.	Fair and Equitable Test.	76
		G.	Valuation Analysis.	76
	H.	Best Interests of Creditors/Liquidation Analysis.		77
	I.	Financial Information and Projections.		77
	J.	Additional Information Regarding this Disclosure Statement and Plan.		77

XI.	CERTAIN SECURITIES LAW MATTERS			78

	A.	Issuance of Securities under the Plan.		78
	B.	Subsequent Transfers.		79
	C.	New Common Stock & Management Incentive Plan.		81
	D.	Shares Issuable Pursuant to the Rights Offering.		82

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			82

	A.	Introduction.		82
	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors.		84
		1.	Effects of the Restructuring Transactions on Tax Attributes of the Debtors.	84
		2.	Cancellation of Debt Income and Reduction of Tax Attributes.	84
		3.	Limitation on Utilization of NOLs and Other Tax Attributes.	85

	C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests.		87
		1.	Consequences to U.S. Holders of Class 3 Claims (Allowed RBL Claims).	87
		2.	Consequences to U.S. Holders of Class 4A Claims (General Unsecured Claims against Gulfport Parent).	88
		3.	Consequences to U.S. Holders of Class 4B Claims (General Unsecured Claims against Gulfport Subsidiaries).	88
		4.	Consequences to U.S. Holders of Class 5A Claims (Notes Claims against Gulfport Parent).	89
		5.	Consequences to U.S. Holders of Class 5B Claims (Notes Claims Against Gulfport Subsidiaries).	90
		6.	Accrued Interest.	92
		7.	Market Discount.	92
		8.	Subscription Rights.	93
		9.	Consequences of Owning and Disposing of New Common Stock and New Preferred Stock.	93
		10.	Consequences of Owning and Disposing of the Exit Facility and New Unsecured Notes.	96
		11.	Limitation on the Use of Capital Losses.	97
	D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims Entitled To Vote.		98
		1.	Gain Recognition.	98
		2.	Interest.	98
		3.	Consequences of Owning New Common Stock and New Preferred Stock.	99
		4.	Sale, Redemption, Retirement or Other Taxable Disposition of New Common Stock, New Preferred Stock the Exit Facility or New Unsecured Notes.	100
		5.	FATCA.	101
	E.	Information Reporting and Backup Withholding.		102

XIII.	Restructuring transactions			102

XIV.	Recommendation			103

x

EXHIBITS3

EXHIBIT A Plan of Reorganization

EXHIBIT B Restructuring Support Agreement

EXHIBIT C Financial Projections

EXHIBIT D Valuation Analysis

EXHIBIT E Liquidation Analysis

EXHIBIT F Backstop Commitment Agreement

EXHIBIT G Exit Facility Term Sheet

EXHIBIT H Rights Offering Procedures

[3]	Each Exhibit is incorporated herein by reference.

I.	Introduction

Gulfport Energy Corporation (“Gulfport Parent”), Gator Marine, Inc., Gator Marine Ivanhoe, Inc., Grizzly Holdings, Inc., Gulfport Appalachia, LLC, Gulfport MidCon, LLC, Gulfport Midstream Holdings, LLC, Jaguar Resources LLC, Mule Sky LLC (“Mule Sky”), Puma Resources, Inc., and Westhawk Minerals LLC (each a “Debtor” and, collectively, the “Debtors”) submit this disclosure statement (this “Disclosure Statement”), pursuant to section 1125 of the Bankruptcy Code, to Holders of Claims against and Interests in the Debtors in connection with the solicitation of votes for acceptance of the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (as amended, supplemented, or otherwise modified from time to time, the “Plan”), dated February 23, 2021.4 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

THE DEBTORS AND CERTAIN CONSENTING STAKEHOLDERS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF 95% OF RBL CLAIMS AND 70% OF NOTES CLAIMS, SUPPORT CONFIRMATION OF THE PLAN AND THE DEBTORS BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN. THE COMMITTEE, AS A FIDUCIARY FOR UNSECURED CREDITORS, IS IN THE MIDST OF AN INVESTIGATION INTO NUMEROUS PREPETITION TRANSACTIONS AND THE TREATMENT OF CLAIMS UNDER THE PLAN. BASED ON THE PRELIMINARY INDICATIONS OF ITS INVESTIGATION, THE COMMITTEE DOES NOT SUPPORT THE PLAN’S PROPOSED ALLOCATION OF DISTRIBUTABLE VALUE FOR UNSECURED CREDITORS, AND THEREFORE DOES NOT SUPPORT THE PLAN. THIS DISCLOSURE STATEMENT INCLUDES CERTAIN VIEWS AND POSITIONS OF THE COMMITTEE REGARDING THE DEBTORS’ PLAN. THESE VIEWS AND POSITIONS MAY NOT REFLECT THE VIEWS OF EACH OF THE INDIVIDUAL MEMBERS OF THE COMMITTEE, EACH OF WHICH RESERVES ALL RIGHTS.

II.	Preliminary Statement

The Debtors are an independent returns-oriented, gas-weighted, exploration and development company and one of the largest producers of natural gas in the contiguous United States. The Debtors hold significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. Headquartered in Oklahoma City, Oklahoma, the Debtors have approximately 259 employees. The Debtors’ operating revenue for the twelve-month period that ended September 30, 2020 was approximately $1.35 billion.

[4]	Capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

As of the Petition Date, the Debtors had approximately $2.41 billion in total funded debt obligations, consisting of:

•	a senior secured revolving credit facility (the “RBL Facility”) with a borrowing base of $580 million, an elected commitment amount of $580 million, $355.5 million in borrowings outstanding, and $243.7 million in outstanding letters of credit, as of November 13, 2020 (the “Petition Date”);

•	a Headquarters Mortgage with approximately $22 million outstanding;

•	the 6.625% senior notes due 2023 (the “2023 Notes”) in an approximate aggregate principal amount of $350 million;

•	the 6.000% senior notes due 2024 (the “2024 Notes”) in an approximate aggregate principal amount of $650 million;

•	the 6.375% senior notes due 2025 (the “2025 Notes”) in an approximate aggregate principal amount of $600 million; and

•	the 6.375% senior notes due 2026 (the “2026 Notes” and together with the 2023 Notes, the 2024 Notes, and the 2025 Notes, the “Unsecured Notes”) in an approximate aggregate principal amount of $450 million.[5]

On December 18, 2020, the Bankruptcy Court authorized, on a final basis, the Debtors’ entry into a superpriority revolving credit facility (the “DIP Facility”) in an aggregate principal amount of $262.5 million, of which $157.8 million is currently drawn.

Prior to the Petition Date, Gulfport Parent’s common stock traded on the NASDAQ Global Market under the ticker symbol “GPOR.” As of the Petition Date, there were approximately 160,759,942 shares of $0.01 par value common stock outstanding.

Gulfport Parent was founded in July 1997, in Oklahoma City, Oklahoma, as an independent exploration and production company. During the past five years, the company has focused on the exploration, development, acquisition, and production of natural gas, crude oil and natural gas liquids (“NGL”), primarily in the Appalachia and Mid-Continent basins in the United States. The Debtors’ management team was appointed relatively recently, with the hiring of David M. Wood as chief executive officer in December 2018, Patrick Craine as executive vice president and general counsel in May 2019, and Quentin Hicks as executive vice president and chief financial officer in August 2019. The new management team transitioned the Debtors’ business from growth-oriented to a returns-based business, focused on generating cash flow and operating as cost-effectively as possible.

The Debtors are a leading producer in the southern portion of the Utica Shale and the SCOOP, with approximately 280,000 net reservoir acres as of the Petition Date. As of September 30, 2020, the Debtors had 4.5 trillion cubic feet of natural gas equivalent of proved reserves.

The Debtors, like many of their industry peers, experienced significant challenges over the past several years due to sustained downturns and volatility in commodities markets. Such challenges have been exacerbated throughout 2020 by the unprecedented volatility in global energy prices and market uncertainty due to the effects of the COVID-19 pandemic.

[5]	Gulfport Parent is the borrower under the RBL Facility. The RBL Facility is secured by substantially all of the Debtors’ assets and obligations and is guaranteed by each of Gulfport Parent’s wholly-owned subsidiaries, excluding Mule Sky. Gulfport Parent is the issuer of each series of Unsecured Notes.

In 2020 alone, oil and natural gas prices have become extremely depressed, exacerbated by macroeconomic factors and geopolitical conditions. Beginning in the second half of 2019, New York Mercantile Exchange (“NYMEX”) natural gas prices began to decline primarily due to very high supply relative to demand and prices continued to decline through the early part of 2020 as a result of an abnormally warm winter. Additionally, in March 2020, the initial spread of COVID-19 caused significant declines in oil and gas demand, resulting in additional declines in energy prices. In mid-April 2020, WTI crude oil for May 2020 delivery dropped roughly 300% in a single day and settled well below $0 for the first time in history as a result of the uncertainty about the agreement reached between OPEC, Russia, and other world producers to reduce output and the uncertainty caused by the start of the COVID-19 pandemic. The below graphic of WTI crude oil closing prices from January 1, 2018 through August 31, 2020 illustrates the challenging market environment that the Debtors have faced.

WTI Crude Oil Closing Prices

The Debtors’ management team has worked proactively to address these market challenges. As a result of lower natural gas prices in recent years, the Debtors significantly reduced their level of capital spending in 2020 and focused their drilling activities on projects they determined would provide the highest rate of return. Additionally, the Debtors have not made any significant acquisitions since the year ended December 31, 2016. Throughout 2019, the Debtors focused on developing their core assets and repaying debt with cash flows generated from operations and divestitures of various noncore assets. The Debtors continually evaluate their property portfolio and sell properties when the Debtors believe that the sales price realized will provide an above-average rate of return for the property or when the property no longer matches the Debtors’ strategic focus.

Historically, the Debtors entered into commodity hedging transactions with certain lenders (or affiliates thereof) under the RBL Facility (the “Prepetition Lender Swap Contracts” and any such party to a Prepetition Lender Swap Contract, a “Lender Swap Counterparty”). The Debtors’ hedging transactions to date primarily consisted of financially-settled natural gas and crude oil options contracts—consisting of costless collars, swaps, and sold calls—placed with major financial institutions that are also lenders to the Debtors under the RBL Facility. Prepetition, the Debtors hedged a portion of their production—and currently have approximately 26% of their forecasted production hedged in 2021. As of November 11, 2020, the Debtors were party to Prepetition Lender Swap Contracts on approximately 132,000 barrels of oil, 411 Bcf of gas, and 91,500 barrels of natural gas liquids. As of the Petition Date, the Debtors do not have any existing Prepetition Lender Swap Contracts related to interest rates.

In early September 2020, an ad hoc group of holders of Unsecured Notes (the “Ad Hoc Noteholder Group”) entered into nondisclosure agreements and became restricted to negotiate a potential restructuring transaction. The Debtors also began discussing the terms of debtor-in-possession financing and exit financing options with the existing RBL Lenders, the Ad Hoc Noteholder Group, and certain potential third-party capital providers. As discussed above, following productive, arm’s-length negotiations, on November 13, 2020, the Debtors, the RBL Lenders, and the Ad Hoc Noteholder Group entered into the Restructuring Support Agreement. The restructuring transactions agreed upon in the Restructuring Support Agreement will be implemented through the Plan, which benefits from overwhelming support from the Debtors’ funded debt holders and will result in a material deleveraging and a new money equity rights offering backstopped by the Ad Hoc Noteholder Group. Ultimately, as a result of these negotiations, the Debtors believe they received the best terms available on the DIP Facility and the Exit Facility, and they established support for a value-maximizing Plan that will pave the way for an expeditious exit from chapter 11.

Under the terms of the Restructuring Support Agreement, which are embodied in the Plan, the RBL Lenders and the Ad Hoc Noteholder Group have agreed to facilitate a balance sheet restructuring that will reduce debt by approximately $1.25 billion, reduce the Debtors’ high fixed operational costs, and provide the Debtors with $580 million in exit financing.

More specifically, the Restructuring Support Agreement and Plan contemplate the following:

•	DIP and Exit Financing. The RBL Lenders, with the Bank of Nova Scotia as administrative agent (the “DIP Agent”), will provide the $262.5 million DIP Facility, that will “roll up” a portion of the existing RBL Facility and provide sufficient liquidity for the Debtors to operate while in chapter 11. The RBL Lenders have agreed that the RBL Facility and DIP Facility will convert into an exit financing facility (the “Exit Facility”) upon the effective date of the Plan (the “Effective Date”) subject to the terms and conditions set forth in the Exit Facility Term Sheet.

•	New Money Equity Rights Offering. The Ad Hoc Noteholder Group has agreed to backstop a new money rights offering of at least $50 million (the “Rights Offering”), in exchange for New Preferred Stock.

•	Treatment of Unsecured Claims. The holders of unsecured claims against the Debtors (including bondholder claims, rejection damages claims and litigation claims) will receive in the aggregate 100% of the equity of the Reorganized Debtors (prior to the Rights Offering and subject to dilution by the Management Incentive Plan) and $550 million of New Unsecured Notes, depending on whether the Holder’s claim is against Gulfport Parent or one of its subsidiaries as described further below.

•	Holders of Notes Claims and General Unsecured Claims against Gulfport Subsidiaries will share in an equity pool consisting of 94% of the equity of the Reorganized Debtors (prior to the Rights Offering and subject to dilution by the Management Incentive Plan) and will receive Rights Offering Subscription Rights and New Unsecured Notes.

•	Holders of Notes Claims and General Unsecured Claims against Gulfport Parent will share in an equity pool consisting of 6% of the equity of the Reorganized Debtors (prior to the Rights Offering and subject to dilution by the Management Incentive Plan). Holders of Notes Claims will waive recoveries from Gulfport Parent to the extent such Holders have, in the aggregate, received 94% of the equity of the Reorganized Debtors (prior to and not including any dilution by the Management Incentive Plan or any conversion of New Preferred Stock into New Common Stock) until Holders of General Unsecured Claims receive New Common Stock with a value sufficient to satisfy their General Unsecured Claims against Gulfport Parent in full (based on Plan Value).

•	Treatment of Intercompany Claims. The Plan and the distributions contemplated thereby constitute a global settlement of any and all Intercompany Claims and causes of action by and between any of the Debtors that may exist as of the Effective Date, and any and all Intercompany Claims will be cancelled on the Effective Date in exchange for the distributions contemplated by the Plan to Holders of Claims against and Interests in the respective Debtor entities. The Plan shall be considered a settlement of the Intercompany Claims pursuant to Bankruptcy Rule 9019

•	Treatment of Intercompany Interests. Holders of Intercompany Interests shall receive no recovery or distribution and shall be Reinstated solely to the extent necessary to maintain the Debtors’ prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock and New Preferred Stock.

•	Treatment of Existing Equity Interests. The existing equity interests in Gulfport Parent will be canceled without any distribution.

To ensure that the Chapter 11 Cases are completed on an expedited timeline, the Restructuring Support Agreement contains certain milestones, including securing an order confirming the Plan no later than one hundred sixty-five days after the Petition Date and the occurrence of the Effective Date no later than one hundred eighty days after the Petition Date. The Debtors believe they can confirm a plan of reorganization and emerge from chapter 11 within these time periods without prejudicing the ability of any parties to assert their rights in these Chapter 11 Cases.

The Restructuring Support Agreement also requires that the Debtors reduce firm transportation costs and volumes. To this end, the Restructuring Support Agreement contains a milestone to secure, no later than one hundred and eighty days after the Petition Date, one or more final orders permanently reducing the future demand reservation fees owed by the Debtors over the life of all firm transportation agreements of the Debtors, taken as a whole, by at least 50% of the amount of all such fees owed on October 31, 2020, as calculated on a PV-10 basis, and reducing the future firm transportation average daily demand reservation volumes over the life of all of the firm transportation agreements of the Debtors as of October 31, 2020, taken as a whole, by at least 35%.

The Debtors believe the restructuring transactions embodied by the Plan and Restructuring Support Agreement are a significant achievement in the wake of a historically challenging operating environment. Each of the Debtors strongly believes that the Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time. Given the strength of the Debtors’ asset base and future potential and the committed support of the RBL Lenders and the Ad Hoc Noteholder Group, the Debtors are confident that they can implement the restructuring transactions contemplated by the Plan and Restructuring Support Agreement to ensure the Debtors’ long-term viability. For these reasons, the Debtors strongly recommend that Holders of Claims entitled to vote to accept or reject the Plan vote to accept the Plan. Based on its ongoing investigation, however, the Committee does not support the allocation of value among unsecured creditors of Gulfport Parent and the Gulfport Subsidiaries, and does not support the Plan.

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor (whether or not such creditor or equity interest holder voted to accept the plan), and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Plan. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of Claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	What is the effect of the Plan on the Debtors’ ongoing business?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will continue to operate their business as a going concern. Following Confirmation, the Plan will be consummated on the Effective Date, which is the date on which (1) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied in accordance with Article IX.B of the Plan and (2) the Plan is declared effective by the Debtors. On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their business and use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

D.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim or Interest you hold. Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	RBL Claims	Impaired	Entitled to Vote
Class 4A	General Unsecured Claims against Gulfport Parent	Impaired	Entitled to Vote
Class 4B	General Unsecured Claims against Gulfport Subsidiaries	Impaired	Entitled to Vote
Class 5A	Notes Claims against Gulfport Parent	Impaired	Entitled to Vote
Class 5B	Notes Claims against Gulfport Subsidiaries	Impaired	Entitled to Vote
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 7	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Presumed to Accept or Deemed to Reject)
Class 8	Existing Interests in Gulfport Parent	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Allowed Claims or Allowed Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts Allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PLAN.6

[6]	The recoveries set forth below are based on the same assumptions that underlie the Financial Projections [Docket No. 627, Ex. C], including assumptions regarding the rejection of FT Agreements, and may change based upon changes in the amount of Claims that are Allowed, as well as other factors related to the Debtors’ business operations and general economic conditions.

Except to the extent that the Debtors and a Holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest. Unless otherwise indicated, each Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with its terms in the ordinary course) or as soon as reasonably practicable thereafter.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
1	Other Secured Claims	Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, with the consent of the Required Consenting Stakeholders (such consent not to be unreasonably withheld): (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.[8]	$22 million[9]	100%
2	Other Priority Claims	Each Holder of an Allowed Other Priority Claim shall receive treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code.	$1 million	100%

[7]	For purposes of illustration, the recoveries presented herein treat the New Preferred Stock on an as-converted basis, and assume dilution of the New Common Stock by the 50% of the Management Incentive Plan Pool contemplated to be allocated within 60 days of the Effective Date.

[8]	Unless otherwise agreed in writing between the Debtors and InterBank, the mortgage lender for the Debtors’ headquarters located at 3001 Quail Springs Parkway, Oklahoma City, OK 73134 (a Class 1 creditor holding an Other Secured Claim), the Debtors will elect treatment option (ii) with respect to InterBank’s Allowed Other Secured Claim. The Debtors and InterBank reserve all rights with respect to the implementation of such treatment.

[9]	Represents the principal amount of the Construction Loan as of the Petition Date.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
3	RBL Claims	Each Holder of an Allowed RBL Claim shall receive, at the option of each such Holder, either: (i) if such Holder elects to participate in the Exit RBL/Term Loan A Facility, its Pro Rata share of the Exit RBL/Term Loan A; or (ii) if such Holder does not elect to participate in the Exit RBL/Term Loan A Facility (including by not making any election with respect to the Exit Facility on the ballot), its Pro Rata share of the Exit Term Loan B Facility.	$442 million[10]	100%
4A	General Unsecured Claims against Gulfport Parent	Each Holder of an Allowed General Unsecured Claim against Gulfport Parent shall receive, in full and final satisfaction of such Claim, its Pro Rata[11] share of the Gulfport Parent Equity Pool; provided, however, that once the Holders of Notes Claims receive distributions of 94% of the New Common Stock (prior to and not including any dilution by the Management Incentive Plan or any conversion of New Preferred Stock into New Common Stock) in the aggregate on account of their Notes Claims against all Debtors, the Holders of Notes Claims shall waive any excess recovery on account of their Pro Rata share of the Gulfport Parent Equity Pool until Holders of Allowed General Unsecured Claims against Gulfport Parent have received New Common Stock with a value sufficient to satisfy their Allowed General Unsecured Claims against Gulfport Parent in full (based on Plan Value).	$218–400 million	3.6–19.8%[12]

[10]	Reflects the aggregate principal amount outstanding as of the Petition Date, after accounting for the Roll-Up DIP Claims, plus estimated accrued, unpaid pre- and postpetition interest on such principal amount at the applicable contractual interest rate and unpaid fees and expenses payable in accordance with the RBL Credit Agreement.

[11]	In this instance, Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Parent and Notes Claims against Gulfport Parent.

[12]	The low end of the recovery estimate assumes the high end of the estimated range of Class 4A Claims and the low end of range of estimated Enterprise Value. The high end of the recovery estimate assumes the low end of the estimated range of Class 4A Claims and the high end of the range of estimated Enterprise Value.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
4B	General Unsecured Claims against Gulfport Subsidiaries	Each Holder of an Allowed General Unsecured Claim against Gulfport Subsidiaries shall receive, in full and final satisfaction of such Claim, its Pro Rata[13] share of the: (i) Gulfport Subsidiaries Equity Pool, (ii) Rights Offering Subscription Rights, and (iii) New Unsecured Notes.	$1 million[14]	42.8–71.3%[15]

[13]	In this instance, Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Subsidiaries and Notes Claims against Gulfport Subsidiaries.

[14]	Certain of the Debtors’ surety providers have filed claims against the Gulfport Subsidiaries totaling approximately $1.11 billion. After eliminating duplicate claims filed against each Debtor, the remaining alleged surety bond claims against the Gulfport Subsidiaries total approximately $111.6 million. The Debtors believe the surety bond claims should be in Class 4A rather than Class 4B because Gulfport Parent is the issuing Debtor on substantially all of the surety bonds.

[15]	Recoveries shown include value in respect of rights to participate in the Rights Offering. The low end of the recovery estimate assumes the low end of the range of estimated Enterprise Value. The high end of the recovery estimate assumes the high end of the range of estimated Enterprise Value.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
5A	Notes Claims against Gulfport Parent	Each Holder of an Allowed Notes Claim against Gulfport Parent shall receive, in full and final satisfaction of such Claim, its Pro Rata[16] share of the Gulfport Parent Equity Pool; provided, however, that once the Holders of Notes Claims receive distributions of 94% of the New Common Stock (prior to and not including any dilution by the Management Incentive Plan or any conversion of New Preferred Stock into New Common Stock) in the aggregate on account of their Notes Claims against all Debtors, the Holders of Notes Claims shall waive any excess recovery on account of their Pro Rata share of the Gulfport Parent Equity Pool until Holders of Allowed General Unsecured Claims against Gulfport Parent have received New Common Stock with a value sufficient to satisfy their Allowed General Unsecured Claims against Gulfport Parent in full (based on Plan Value); provided further, however, distributions to any Holder of a Notes Claim against Gulfport Parent shall be subject to the rights and terms of the Notes Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien.	$1,823 million	42.9–71.4%[17] (including Claims on account of Notes Claims against Gulfport Subsidiaries)

[16]	In this instance, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Parent and Notes Claims against Gulfport Parent.

[17]	Recoveries shown include value in respect of rights to participate in the Rights Offering. The low end of the recovery estimate assumes the low end of the range of estimated Enterprise Value. The high end of the recovery estimate assumes the high end of the range of estimated Enterprise Value.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
5B	Notes Claims against Gulfport Subsidiaries	Each Holder of an Allowed Notes Claim against Gulfport Subsidiaries shall receive, in full and final satisfaction of such Claim, its Pro Rata[18] share of the: (i) Gulfport Subsidiaries Equity Pool, (ii) Rights Offering Subscription Rights, and (iii) New Unsecured Notes; provided, however, distributions to any Holder of a Notes Claim against Gulfport Subsidiaries shall be subject to the rights and terms of the Notes Indentures and the rights of the Notes Trustee to assert the Notes Trustee Charging Lien.	$1,823 million	42.9–71.4%[19] (including Claims on account of Notes Claims against Gulfport Parent)
6	Intercompany Claims	The Plan and the distributions contemplated thereby constitute a global settlement of any and all Intercompany Claims and causes of action by and between any of the Debtors that may exist as of the Effective Date, and any and all Intercompany Claims will be canceled on the Effective Date in exchange for the distributions contemplated by the Plan to Holders of Claims against and Interests in the respective Debtor entities. The Plan shall be considered a settlement of the Intercompany Claims pursuant to Bankruptcy Rule 9019.	$388 million	N/A
7	Intercompany Interests	Holders of Intercompany Interests shall receive no recovery or distribution and shall be Reinstated solely to the extent necessary to maintain the Debtors’ prepetition corporate structure for the ultimate benefit of the Holders of New Common Stock and New Preferred Stock.	N/A	N/A

[18]	In this instance, the Pro Rata amounts shall be calculated as the Pro Rata share of all General Unsecured Claims against Gulfport Subsidiaries and Notes Claims against Gulfport Subsidiaries.

[19]	Recoveries shown include value in respect of rights to participate in the Rights Offering. The low end of the recovery estimate assumes the low end of the range of estimated Enterprise Value. The high end of the recovery estimate assumes the high end of the range of estimated Enterprise Value.

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Interest	Treatment of Claim/ Interest	Projected Total Amount of Claims in Class	Estimated % Recovery Under Plan[7]
8	Existing Interests in Gulfport Parent	On the Effective Date, all Existing Interests in Gulfport Parent shall be canceled, released, and extinguished, and will be of no further force or effect.	N/A	0%
9	Section 510(b) Claims	On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished, and will be of no further force or effect.	$0	0%

F.	What will I receive from the Debtors if I hold an Administrative Claim or Priority Tax Claim?

Administrative Claims, DIP Claims, Professional Fee Claims, Priority Tax Claims, Statutory Fees, and Transaction Expenses have not been placed in a Class in the Plan, consistent with section 1123(a)(1) of the Bankruptcy Code. Article II.A of the Plan sets forth the treatment for Administrative Claims (except for Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code) and provides in part that such each Claim will be satisfied in full in an amount of Cash equal to the amount of such Allowed Administrative Claim. Article II.D of the Plan sets forth the treatment for Priority Tax Claims, which states that an Allowed Priority Tax Claim will be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.

G.	Are any regulatory approvals required to consummate the Plan?

There are no known U.S. regulatory approvals that are required to consummate the Plan. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Plan, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims and Interests with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of extended chapter 11 cases, or of a liquidation scenario, see Article X.H of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis.” The Liquidation Analysis is attached to this Disclosure Statement as Exhibit E.

I.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can become effective. Initial distributions to Holders of Allowed Claims and Interests will only be made on the Effective Date or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan,” for a discussion of the conditions precedent to Consummation of the Plan.

J.	Is there potential litigation related to the Plan?

Parties in interest have objected to the approval of this Disclosure Statement and may object to Confirmation of the Plan as well, which objections potentially could give rise to litigation. See Article IX.C.9 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek Confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article IX.A.8 of this Disclosure Statement, entitled “The Debtors May Not Be Able to Secure Confirmation of the Plan.”

K.	Are there risks to owning the New Common Stock and New Preferred Stock upon emergence from Chapter 11?

Yes. See Article IX of this Disclosure Statement, entitled “Risk Factors.” Among other things, the ownership percentage represented by the New Common Stock and the New Preferred Stock distributed on the Effective Date under the Plan will be subject to dilution from the Management Incentive Plan or other securities that may be issued post-emergence.

L.	What is the Rights Offering?

On the Effective Date, the Debtors will consummate a rights offering of at least $50 million in net proceeds for New Preferred Stock at a per share price of $1,000, pursuant to the Backstop Commitment Agreement, the Plan, and the Rights Offering Procedures.

More specifically, the Debtors or Reorganized Debtors, as applicable, will allocate the Rights Offering Subscription Rights to Holders of Allowed General Unsecured Claims against Gulfport Subsidiaries and Allowed Notes Claims against Gulfport Subsidiaries as set forth in the Plan and the Rights Offering Procedures. Upon exercise of the Rights Offering Subscription Rights pursuant to the terms of the Rights Offering Procedures, the Backstop Commitment Agreement, and the Plan, the Reorganized Debtors shall be authorized to issue New Preferred Stock in accordance with the Rights Offering Procedures, the Backstop Commitment Agreement, and the Plan.

The Rights Offering will be conducted on a Pro Rata basis in reliance upon one or more exemptions from registration under the Securities Act, which will include the exemption provided in section 1145 of the Bankruptcy Code to the fullest extent available and, to the extent such exemption is not available (and with respect to the New Preferred Stock, only in the proportion required to preserve the availability of such exemption under section 1145 of the Bankruptcy Code), the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder or another available exemption from registration under the Securities Act, as described below under Article XI of this Disclosure Statement, “Certain Securities Law Matters.”

Pursuant to the Backstop Commitment Agreement, the Backstop Commitment Parties shall purchase any New Preferred Stock not subscribed to in the Rights Offering, as set forth in the Backstop Commitment Agreement. In addition, on the Distribution Date, New Preferred Stock in an amount equal to the Backstop Commitment Premium shall be distributed to the Backstop Commitment Parties under and as set forth in the Backstop Commitment Agreement. Any shares of New Preferred Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement (including the Backstop Commitment Premium) will be issued in reliance on section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder). On the Effective Date, the rights and obligations of the Debtors under the Backstop Commitment Agreement will vest in the Reorganized Debtors.

M.	Will there be releases, injunction, and exculpation granted to parties in interest as part of the Plan?

Yes, the Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, exculpation, and injunction provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the other parties to the Restructuring Support Agreement in obtaining their support for the Plan pursuant to the terms of the Restructuring Support Agreement.

To effectuate the settlement embodied in the Plan, the Plan includes certain Debtor and third-party releases, an exculpation provision, and an injunction provision. These provisions are the product of extensive good faith, arm’s-length negotiations, were material inducements for the Consenting Stakeholders to enter into the Restructuring Support Agreement and the comprehensive settlement embodied in the Plan, and are supported by the Debtors and the Consenting Stakeholders. Moreover, the Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS THAT DO NOT VALIDLY OPT OUT OF THE RELEASES WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY CONSENTED TO THE RELEASE AND DISCHARGE OF ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PLAN.

Based on the foregoing, the Debtors believe that the release, exculpation, and injunction provisions in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. More specifically, while their review is ongoing, the Debtors are not aware of any potentially colorable Claims or Causes of Action held by the Debtors or their Estates against the Released Parties that would provide a material benefit to creditor recoveries. In particular, the Debtors are not aware of any colorable Claims or Causes of Action against current or former directors or officers that would provide a material benefit to creditor recoveries. Accordingly, as of this time, the Debtors do not believe that they have material Causes of Action against any of the Released Parties, let alone Causes of Action that would justify the risk, expense, and delay attendant to their pursuit and therefore, if the Plan is consummated, all claims and Causes of Action against the Released Parties will be released pursuant to the Plan.20

[20]	For the avoidance of doubt, Causes of Action of Debtors against other Debtors are discussed separately in Section VIII. As discussed further in Section VIII.K, the Debtors believe that the settlement of such intercompany Causes of Action pursuant to the Plan is fair and reasonable and that any material intercompany Causes of Action being resolved for material consideration. The Committee’s position regarding such Causes of Action is described in Section VIII.I and VIII.J.

Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted by or on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; or (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor release; (c) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (d) fair, equitable and reasonable; (e) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor release against any of the Released Parties.

2.	Releases by the Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation; (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan. For the avoidance of doubt, nothing in this Plan shall be deemed to be, or construed as, a release, waiver, discharge, or other limitation or modification of any of the RBL/DIP Preserved Rights.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the third-party release is: (a) consensual; (b) essential to the Confirmation; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the restructuring and implementing the Plan; (d) a good faith settlement and compromise of the claims or Causes of Action released by the third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the third-party release.

3.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the RBL Credit Agreement, the Notes Indentures or the Notes), the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility Documentation, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

4.	Injunction.

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the Estates of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such Entity has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

5.	Release of Liens.

Except as otherwise provided in the Exit Facility Documentation, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

N.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the preservation of certain Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, that are specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date or any other provision of the Plan to the contrary.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available retained Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all retained Causes of Action against any Entity. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty days after the Effective Date. Any such objection that is not timely Filed will be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order (and for the avoidance of doubt, any Causes of Action on the Schedule of Retained Causes of Action shall not be expressly relinquished, exculpated, released, compromised, or settled in the Plan), the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any retained Causes of Action that a Debtor may hold against any Entity will vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, will retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors will have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

O.	How will undeliverable distributions and unclaimed property be treated under the Plan?

If any distribution to a Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable, no distribution will be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such Holder on the next Distribution Date without interest. Undeliverable distributions will remain in the possession of the Reorganized Debtors until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or is canceled pursuant to the Plan and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Plan that is an Unclaimed Distribution or remains undeliverable for a period of six months after distribution will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution or undeliverable distribution will revest in the applicable Reorganized Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such Unclaimed Distribution is comprised of New Common Stock or New Preferred Stock, such New Common Stock or New Preferred Stock will be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property will be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent will adjust the number of shares of New Common Stock outstanding as of the date of such cancellation to ensure that the distributions of New Common Stock contemplated under the Plan, including in respect of the Gulfport Parent Equity Pool and Gulfport Subsidiaries Equity Pool, are given full force and effect.

P.	Are there minimum distribution restrictions?

No Cash payment of less than $250 shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock or New Preferred Stock that is not a whole number, the actual distribution of shares of New Common Stock or New Preferred Stock will be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half will be rounded to the next lower whole number with no further payment therefor. No fractional shares of New Common Stock or New Preferred Stock will be distributed, and no Cash will be distributed in lieu of such fractional amounts.

Q.	What steps did the Debtors take to evaluate alternatives to a chapter 11 filing?

As described in the Declaration of Quentin R. Hicks, Executive Vice President and Chief Financial Officer of Gulfport, In Support of Chapter 11 Petitions and First Day Motions [Docket No. 40] (the “First Day Declaration”), prior to the Petition Date, the Debtors evaluated numerous potential alternatives to address their funded indebtedness. As described in the First Day Declaration, following these considerations and in light of all of the circumstances, including depressed commodities prices and high fixed costs related to the Debtors’ midstream contracts, the Board of Directors of Gulfport Parent determined in its business judgment to pursue a holistic restructuring through a chapter 11 filing.

R.	Who is committed by the Restructuring Support Agreement to support the Plan?

The Plan is supported by parties, including, but not limited to, the Debtors, holders of over 95% of the RBL Claims, and holders of over 70% of the Notes Claims.

S.	Are the Debtors seeking to pay professional fees of the Consenting Stakeholders pursuant to the Plan?

The Restructuring Support Agreement is the cornerstone of the Debtors’ restructuring, and the Consenting Stakeholders and their professionals have been, and continue to be, integral to facilitating the restructuring transactions contemplated by the Restructuring Support Agreement and the Plan. The Restructuring Support Agreement provides that the Consenting Stakeholders shall support the Plan on the terms set forth therein. Part of the consideration for this support is that the Debtors are obligated to pay the reasonable fees and expenses of certain professionals to the Consenting Stakeholders, Agents, and Notes Trustee.

T.	What is the deadline to vote on the Plan?

The Voting Deadline is March 29, 2021, at 11:59 p.m., prevailing Central Time.

U.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the Ballots distributed to holders of Claims that are entitled to vote on the Plan. For your vote to be counted, your ballot must be properly completed, executed, and delivered as directed, so that your ballot or a master ballot including your vote is actually received by the Debtors’ solicitation agent, Epiq Corporate Restructuring (the “Solicitation Agent”) on or before the Voting Deadline, i.e. March 29, 2021, at 11:59 p.m., prevailing Central Time. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan,” for more information.

V.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on Confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan.

W.	When is the Confirmation Hearing set to occur?

The Bankruptcy Court has scheduled the Confirmation Hearing for April 7, 2021, at 1:00 p.m., prevailing Central Time. The Confirmation Hearing may be adjourned from time to time without further notice.

Objections to Confirmation must be Filed and served on the Debtors, and certain other parties, by no later than March 29, 2021, at 4:00 p.m., prevailing Central Time, in accordance with the notice of the Confirmation Hearing that accompanies this Disclosure Statement and the Disclosure Statement Order.

X.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

Y.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Solicitation Agent via one of the following methods:

By regular mail, hand delivery, or overnight mail at:
Gulfport Energy LLC

c/o Epiq Corporate Restructuring, LLC

10300 SW Allen Boulevard
Beaverton, OR 97005

By electronic mail at:
gulfportinfo@epiqglobal.com

By telephone at:
(888) 905-0409 (toll free) or
+1 503) 597-7687 (for parties outside the U.S.)

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at https://dm.epiq11.com/case/gulfport/info (free of charge) or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/bankruptcy (for a fee).

Z.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Plan provides for a larger distribution to all Holders of Claims than would otherwise result from any other available alternative. The Debtors believe that the Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and projects them emerging from chapter 11 in less than a year, is in the best interest of all Holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan.

IV.	THE DEBTORS’ restructuring support agreement, DIP Facility, and PLAN

A.	Restructuring Support Agreement.

On November 13, 2020, the Debtors and the Consenting Stakeholders, including Holders of approximately 95% of the RBL Claims and over 70% of the Notes Claims, entered into the Restructuring Support Agreement to implement the restructuring transactions contemplated thereby. The Plan, the Backstop Commitment Agreement, and the Exit Facility Term Sheet are attached as Exhibit A, Exhibit F, and Exhibit G. The restructuring transactions contemplated by the Plan will significantly reduce the Debtors’ funded debt obligations and annual interest payments, result in a stronger balance sheet for the Debtors, and also reduce high operational costs through rejection of the Debtors’ firm transportation agreements.

The Plan represents a significant step in the Debtors’ months-long restructuring process. The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence. The Plan will significantly deleverage the Debtors’ balance sheet, reduce go-forward fixed costs, and provide the capital injection needed for the Debtors to conduct competitive operations going forward.

B.	The DIP Facility.

To fund the administration of the Chapter 11 Cases, Bank of Nova Scotia, as agent under the RBL Facility, and certain of the lenders thereunder, agreed to provide a $262.5 million DIP Facility, subject to the terms and conditions specified in the DIP Loan Documents.

More specifically, the DIP Facility provides the Debtors with $105 million in revolving new money financing under which borrowings will bear interest, at the Debtors’ election, at the Base Rate, or LIBOR, as applicable, plus the Applicable Rate (subject to a LIBOR floor of 1.00 percent), $90 million of which became immediately available upon entry of, and subject to the terms of, the Interim DIP Order. The remaining $15 million of new money financing became available upon entry of the final order approving entry into the DIP Facility. Further, upon entry of the final order approving entry into the DIP Facility, $157.5 million of the DIP Facility rolled up the ratable share of the outstanding principal amount of the RBL Facility of each lender under the DIP Facility.

C.	The Plan.

The Plan contemplates the following key terms, among others described herein and therein:

1.	Issuance of New Common Stock and New Preferred Stock.

Pursuant to the Plan and as set forth in the Restructuring Steps Memorandum, the Debtors presently intend to implement a flip merger at least one day prior to or on the Effective Date (the “Flip Merger”). However, it is possible that the parties will decide to undertake one of two alternative structures described below in lieu of undertaking the Flip Merger, in which case, the New Common Stock, Rights Offering Subscription Rights, and New Preferred Stock will instead represent interests in Reorganized Gulfport Parent. The parties’ decision with respect to this implementation will be set forth in the Restructuring Steps Memorandum.

Assuming the Flip Merger occurs, all Interests in Reorganized Gulfport Holdco held by Holders of Existing Interests as a result of the Flip Merger will be canceled as of the Effective Date and on the Effective Date or as soon as reasonably practicable thereafter, (a) Reorganized Gulfport Holdco will issue the New Common Stock and Rights Offering Subscription Rights to Reorganized Gulfport Parent, which shall distribute such New Common Stock and Rights Offering Subscription Rights, as applicable, to each Holder of a Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan and (b) Reorganized Gulfport Holdco will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). However, it is possible that the parties will agree to utilize an alternative structure. In the first alternative structure (“Alternative Structure 1”), (x) all Existing Interests will be cancelled, (y) Reorganized Gulfport Parent will issue and distribute New Common Stock and Rights Offering Subscription Rights directly to each Holder of a Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan, and (z) Reorganized Gulfport Parent will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). In the second alternative structure (“Alternative Structure 2”), (i) all Existing Interests will be cancelled, (ii) Reorganized Gulfport Parent will issue New Common Stock and Rights Offering Subscription Rights to Reorganized Gulfport Holdco, a newly formed direct subsidiary of Reorganized Gulfport Parent, which shall distribute such New Common Stock and Rights Offering Subscription Rights, as applicable, to each Holder of a Class 4B or Class 5B Claim that is entitled to receive New Common Stock or Rights Offering Subscription Rights in exchange for such Claim pursuant to the Plan, (iii) Reorganized Gulfport Parent will issue and distribute New Common Stock directly to each Holder of a Class 4A or Class 5A Claim that is entitled to receive New Common Stock in exchange for such Claim pursuant to the Plan and (iv) Reorganized Gulfport Parent will issue New Preferred Stock to each Holder of a Claim that is entitled to receive New Preferred Stock pursuant to the Rights Offering or the Backstop Commitment Agreement (including the Backstop Commitment Premium). Under each such structure, the issuance of New Common Stock and New Preferred Stock will be authorized without the need for any further corporate action and without any further action by the Debtors or the Reorganized Debtors, as applicable. The Reorganized Debtors will be authorized to issue a certain number of shares of New Common Stock and New Preferred Stock required to be issued under the Plan and pursuant to their New Organizational Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, will issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the New Common Stock and New Preferred Stock issued or authorized to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Plan will be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions will bind each Entity receiving such distribution or issuance.

2.	Entry into the Exit Facility.

On the Effective Date, the Reorganized Debtors will enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documentation and consistent with the Restructuring Support Agreement; provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors and such determination is acceptable to the Required Consenting Stakeholders.

To the extent applicable, Confirmation of the Plan will be deemed (a) approval of the Exit Facility (including the transactions and related agreements contemplated thereby and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Exit Facility, including the Exit Facility Documentation, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are acceptable to the Required Consenting Stakeholders.

As of the Effective Date, upon the granting or continuation of Liens in accordance with the Exit Facility Documentation, all of the Liens and security interests to be granted in accordance with the Exit Facility Documentation (a) will be deemed to be granted, (b) will be legal, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral in accordance with the respective terms of the Exit Facility Documentation, (c) will be deemed perfected on or prior to the Effective Date, subject only to such Liens and security interests as may be permitted under the respective Exit Facility Documentation, and (d) will not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and will not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law, and the Exit Facility Collateral Agent for the benefit of the Exit Facility Secured Parties will have a valid, binding, perfected, non-avoidable, and enforceable first-priority lien on and security interest in the Exit Facility Collateral, subject only to such Liens and security interests as permitted under the Exit Facility Documentation, and valid, binding, non-avoidable, and enforceable guarantee and collateral documentation. To the extent provided in the Exit Facility Documentation, the Exit Facility Agents or holder(s) of Liens under the Exit Facility Documentation are authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The guarantees, mortgages, pledges, Liens, and other security interests granted to secure the obligations arising under the Exit Facility Documentation have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extent credit thereunder will be deemed not to constitute a fraudulent conveyance or fraudulent transfer and will not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and will not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law, and the priorities of such Liens and security interests will be as set forth in the Exit Facility Documentation. The Reorganized Debtors and the persons and entities granted such Liens and security interests will be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection will occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents will not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

3.	Issuance of the New Unsecured Notes.

On the Effective Date, the Debtors, as applicable, will execute the New Unsecured Notes Documents, pursuant to which Reorganized Gulfport Parent (or, in the case of the Alternative Structure 2, Reorganized Gulfport Holdco) will issue the New Unsecured Notes to applicable Holders of Claims in partial exchange for such Holders’ respective Claims as set forth in Article III.B of the Plan.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New Unsecured Notes Documents (including the transactions and related agreements contemplated thereby and actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Bankruptcy Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to issue the New Unsecured Notes, including the New Unsecured Notes Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the issuance of the New Unsecured Notes; provided that such modifications are acceptable to the Required Consenting Stakeholders.

4.	Rights Offering.

As described more fully in Article III.L, entitled “What is the Rights Offering?,” on the Effective Date, the Debtors will consummate the Rights Offering.

5.	Employee Compensation and Benefits.

It is the Debtors’ intent that these Chapter 11 Cases will have a minimal impact on employees.

a.	Compensation and Benefits Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs will be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire existing Interests in any of the Debtors;

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	any Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

Any assumption of Compensation and Benefits Programs pursuant to the Plan shall be deemed not to trigger (i) any applicable change of control, immediate vesting, termination (similar provisions therein) and (ii) an event of “Good Reason” (or a term of like import), in each case as a result of the consummation of the Restructuring Transactions. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

b.	Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors will continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation will be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court. Nothing in the Plan will limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy Law with respect to any such contracts, agreements, policies, programs, and plans. Nothing herein or in the Plan shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

c.	Management Incentive Plan.

Effective on the Effective Date, the Reorganized Debtors may implement the Management Incentive Plan as provided herein.  If determined by the New Board, the Management Incentive Plan will provide for 50% of the Management Incentive Plan Pool (the “Initial Pool”) to be allocated within sixty (60) days following the Effective Date to the Management Incentive Plan Participants in the form of restricted stock units (or their economic equivalents) subject to terms (including performance metrics and vesting criteria) to be agreed between the Management Incentive Plan Participants and the New Board; provided that such period shall be extended automatically by an additional thirty (30) days if good faith discussions between the Management Incentive Plan Participants and the New Board regarding the terms of the Management Incentive Plan remain ongoing at the conclusion of the initial sixty (60) day period.  If either (a) the New Board does not institute the Management Incentive Plan with respect to the Initial Pool in accordance with the terms of Article IV.P of the Plan (including the time periods set forth therein) or (b) the terms of the Initial Pool with respect to any Management Incentive Plan Participant are not satisfactory to such participant in such participant’s sole discretion prior to the expiration of the time periods set forth herein, in either case, such event shall constitute “good reason” under the applicable MIP Employment Agreement; provided that the allocation of the Initial Pool of any Management Incentive Plan Participant (but not any other terms and conditions of the Initial Pool) shall be deemed satisfactory as to such participant if such participant receives at least the applicable percentage of the Initial Pool set forth in the Initial MIP Allocation.

6.	Employee and Retiree Benefits.

All Compensation and Benefits Programs shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, will continue to be paid in accordance with applicable law. On the Effective Date, the Debtors will assume all employment agreements, indemnification agreements, or other agreements entered into with current and former employees, directors, managers, members, or officers, including the MIP Employment Agreements. For the avoidance of doubt, the only employment agreements with severance obligations that will be assumed are the MIP Employment Agreements.

7.	Royalties and Working Interests.

Notwithstanding anything in the Plan to the contrary, all of the Royalty and Working Interests and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all agreements, documents, and instruments related thereto, and all Royalty and Working Interests and obligations thereunder shall remain in full force and effect in accordance with the terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such Royalty and Working Interests and related agreements, documents, and instruments. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Royalty and Working Interest obligations, and each such obligation will be deemed and treated as an Executory Contract that has been assumed by the Reorganized Debtors under the Plan as to which no Proof of Claim or Cure Claim need be Filed, and to the extent there are cure amounts owed either prepetition and/or post-petition such amounts shall survive and will not be discharged on the Effective Date. For the avoidance of doubt, the provisions of Article VIII.A–E of the Plan shall not discharge, modify, affect, or impair any Royalty and Working Interests assumed pursuant to this Article IV.C.7.

8.	Managers and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of Gulfport Parent shall expire. The New Board will consist of the Reorganized Debtors’ Chief Executive Officer and other directors, all of whom will be selected and appointed in a manner determined by the Required Consenting Noteholders. The identities of directors on the New Board will be set forth in the Plan Supplement to the extent known at the time of filing.

V.	Solicitation And Voting Procedures

This Disclosure Statement is being distributed, along with the applicable Ballot to be used for voting on the Plan, to the Holders of Claims in those Classes that are entitled to vote to accept or reject the Plan. The procedures and instructions for voting and related deadlines are set forth in the exhibits annexed to the Disclosure Statement Order, incorporated herein by reference.

The Disclosure Statement Order is incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision to vote to accept or reject the Plan.

The discussion of the Solicitation and Voting PROCESS SET FORTH IN THis DISCLOSURE STATEMENT is only a summary.

PLEASE REFER TO THE DISCLOSURE STATEMENT Order FOR A MORE COMPREHENSIVE DESCRIPTION OF THE SOLICITATION AND VOTING PROCESS.

A.	Holders of Claims Entitled to Vote on the Plan.

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?” which begins on page 6, provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims in Classes 3, 4A, 4B, 5A, and 5B (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Plan and may, in certain circumstances, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes from Holders of Claims or Interests in Classes 1, 2, 6, 7, 8 and 9.

B.	Solicitation Agent.

The Debtors have retained the Claims and Noticing Agent, Epiq, to act as, among other things, the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

C.	Solicitation Package.

Contemporaneously herewith, the Debtors Filed the proposed Disclosure Statement Order. For purposes of this Article V, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Disclosure Statement Order. Pursuant to the Disclosure Statement Order, Holders of Claims in the Voting Classes will receive appropriate solicitation materials (in paper or electronic form) including (the following materials, collectively, the “Solicitation Package”):

•	the Disclosure Statement (including schedules);

•	the Disclosure Statement Order (without exhibits);

•	the Solicitation Procedures;

•	the Cover Letter;

•	the Committee Letter;

•	the Confirmation Hearing Notice;

•	the applicable Ballot for the relevant Class of Claims;

•	a pre-addressed, postage pre-paid reply envelope; and

•	any supplemental documents the Debtors may File with the Bankruptcy Court or that the Bankruptcy Court orders to be made available.

The Solicitation Package shall provide the Plan, the Disclosure Statement, and the Disclosure Statement Order (without exhibits) in electronic format (flash drive or CD-ROM, or, in the case of Holders of Notes Claims, by electronic service in accordance with the customary procedures of the bank or brokerage firm holding the securities, or that firm’s agent), and all other contents of the Solicitation Package, including Ballots and the Solicitation Procedures, shall be provided in paper format.

D.	Voting Record Date.

The Voting Record Date is February 22, 2021. The Voting Record Date is the date on which it will be determined which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

E.	Voting on the Plan.

The Voting Deadline is March 29, 2021 at 11:59 p.m., prevailing Central Time. In order to be counted as votes to accept or reject the Plan, all Ballots must be: (a) electronically submitted utilizing the online balloting portal maintained by the Solicitation Agent on or before the Voting Deadline; or (b) properly executed, completed, and delivered (either by using the envelope provided, by first class mail, overnight courier, or personal delivery) so that the Ballots are actually received by the Solicitation Agent on or before the Voting Deadline at the following address:

DELIVERY OF BALLOTS

FOR CLASSES 3, 4A, 4B, 5A, and 5B

If by First Class mail:

Gulfport Energy Corporation

Ballot Processing
c/o Epiq Corporate Restructuring, LLC
P.O. Box 4422
Beaverton, OR 97076-4422

If by overnight courier or hand delivery:

Gulfport Energy Corporation

Ballot Processing
c/o Epiq Corporate Restructuring, LLC
10300 SW Allen Boulevard
Beaverton, OR 97005

OR

ONLINE PORTAL AT https://dm.epiq11.com/gulfport

FOR CLASS 5A AND 5B ONLY (PREFERRED METHOD)

MASTER AND PRE-VALIDATED BENEFICIAL BALLOTS

Via E-mail: Tabulation@epiqglobal.com

(Please reference “Gulfport Master Ballot” or “Gulfport” in the subject line, as applicable)

If you received an envelope addressed to your nominee, please return your ballot to your nominee, allowing enough time for your nominee to cast your vote on a master ballot before the Voting Deadline.

PLEASE SELECT JUST ONE OPTION TO SUBMIT YOUR VOTE:

FOR CLASSES 3, 4A, AND 4B

EITHER RETURN A PROPERLY EXECUTED PAPER BALLOT WITH YOUR VOTE

OR

VOTE ELECTRONICALLY THROUGH THE CUSTOMIZED,
ONLINE BALLOTING PORTAL ON THE DEBTORS’ CASE WEBSITE
MAINTAINED BY EPIQ (“E-BALLOT”)

OR, FOR CLASS 5A AND 5B

RETURN A PROPERLY EXECUTED MASTER OR PRE-VALIDATED BALLOT WITH YOUR VOTE VIA E-MAIL AT tabulation@epiqglobal.com and referencing “GULFPORT MASTER BALLOT” OR “Gulfport” in the subject line, AS APPLICABLE.

Holders of Claims who cast a Ballot via E-Ballot should NOT also submit a paper ballot.

E-BALLOT SHALL BE THE EXCLUSIVE MEANS OF VOTING ELECTRONICALLY. EPIQ SHALL NOT ACCEPT VOTES SUBMITTED VIA E-MAIL, FACSIMILE, OR ANY ELECTRONIC METHODS OTHER THAN E-BALLOT; PROVIDED THAT EPIQ SHALL ACCEPT MASTER BALLOTS FROM NOMINEES SUBMITTED VIA E-MAIL TO EPIQ.

IF YOU HAVE ANY QUESTIONS ABOUT THE SOLICITATION OR VOTING PROCESS, PLEASE CONTACT THE SOLICITATION AGENT TOLL FREE AT 888-905-0409. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE OR OTHERWISE NOT IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER WILL NOT BE COUNTED EXCEPT AS OTHERWISE PROVIDED FOR IN THE SOLICITATION PROCEDURES OR IN THE SOLE AND ABSOLUTE DISCRETION OF THE DEBTORS.

F.	Ballots Not Counted.

No Ballot will be counted toward Confirmation if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (2) it was transmitted by means other than as specifically set forth in the Ballots; (3) it was cast by an Entity that is not entitled to vote on the Plan; (4) it was cast for a Claim listed in the Debtors’ schedules as contingent, unliquidated, or disputed for which the applicable Bar Date has passed and no Proof of Claim was timely Filed; (5) it was cast for a Claim that is subject to an objection pending as of the Voting Record Date (unless temporarily allowed in accordance with the Disclosure Statement Order); (6) it was sent to the Debtors, the Debtors’ agents/representatives (other than the Solicitation Agent), the administrative agents under the Debtors’ credit facilities, or the Debtors’ financial or legal advisors instead of the Solicitation Agent; (7) it lacks an original signature, with the understanding that the voting party’s electronic signature through E-Ballot will be deemed an original signature; or (8) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan. Please refer to the Disclosure Statement Order for additional requirements with respect to voting to accept or reject the Plan.

G.	Rights Offering Procedures.

The Rights Offering Procedures are attached as Exhibit H.

H.	Dates and Deadlines.

The following table sets forth important dates and deadlines relating to voting and confirmation of the Plan.21

EVENT	DATE
Voting Record Date	February 22, 2021
Solicitation Mailing Date	March 1, 2021 (or as soon as reasonably practicable thereafter)
Publication Deadline	Five Business Days following the entry of the Disclosure Statement Order (or as soon as reasonably practicable thereafter)
Plan Supplement Filing Deadline	March 22, 2021
Confirmation Objection Deadline	March 29, 2021, at 4:00 p.m. (prevailing Central Time)
Voting Deadline	March 29, 2021, at 11:59 p.m. (prevailing Central Time)
Deadline to File Voting Report	April 5, 2021, at 12:00 p.m. (prevailing Central Time)
Confirmation Brief	April 5, 2021, at 12:00 p.m. (prevailing Central Time)
Confirmation Hearing Date	April 7, 2021, at 1:00 p.m. (prevailing Central Time)

[21]	These dates and deadlines are subject to the Bankruptcy Court’s entry of the Debtors’ proposed Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection therewith, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Scheduling Certain Dates with Respect thereto, and (VI) Granting Related Relief (the “Disclosure Statement Order”).

VI.	The Debtors’ Corporate History, Structure, And Business Overview

A.	Gulfport’s Corporate History and Operations.

Gulfport was founded in July 1997, in Oklahoma City, Oklahoma, as an independent exploration and production company. During the past five years, the company has focused on the exploration, development, acquisition, and production of natural gas, crude oil, and NGL, primarily in the Appalachia and Mid-Continent basins in the United States. The Debtors’ management team was appointed relatively recently, with the hiring of David M. Wood as chief executive officer in December 2018, Patrick Craine as executive vice president and general counsel in May 2019, and Quentin Hicks as executive vice president and chief financial officer in August 2019. The new management team transitioned the Debtors’ business from growth-oriented to a returns-based business, focused on generating cash flow and operating as cost-effectively as possible.

The Debtors are one of the largest producers of natural gas in the contiguous United States, targeting development in the Utica and the SCOOP. The Debtors currently have approximately 259 employees. The Debtors’ operating revenue for the twelve-month period that ended September 30, 2020 was approximately $1.35 billion, and, as of the Petition Date, the Debtors have approximately $2.41 billion in total funded debt obligations.

1.	Gulfport’s Business Strategy.

Since their inception, the Debtors have built a strong asset base through a combination of property acquisitions and development of proved reserves. The Debtors’ current operations and capital programs focus on organic drilling opportunities and the development of previously acquired properties. Through efficient development of their existing inventory of drilling locations over the past several years, the Debtors were able to refocus from a growth-oriented company to a company that is focused on lower growth and on cash flow generation through efficient development of its existing inventory of drilling locations. The Debtors’ substantial inventory of hydrocarbon resources provides a strong foundation to create future value. Further, concentrated blocks of undeveloped acreage give the Debtors the opportunity to apply best-in-class well spacing analysis, completion techniques, and lateral lengths to maximize capital efficiency. The Debtors have worked diligently to improve their cost structure over the past year through various initiatives, such as voluntary and involuntary reductions in staffing and a continuing focus on reducing operating and capital expenses.

In addition, the Debtors have non-core positions in the Alberta oil sands in Canada through their interest in Grizzly Oil Sands ULC and an approximate 21.8% equity interest in Mammoth Energy Services, Inc., an energy services company listed on the NASDAQ under the symbol TUSK.

2.	Gulfport’s Geography.

The Debtors are a leading producer in the southern portion of the Utica Shale and the SCOOP, with approximately 280,000 net reservoir acres as of the Petition Date. As of September 30, 2020, the Debtors had 4.5 trillion cubic feet of natural gas equivalent of proved reserves.

•	Oklahoma. The SCOOP is a loosely defined area that encompasses many of the top hydrocarbon producing counties in Oklahoma within the Anadarko basin. The SCOOP play mainly targets the Devonian to Mississippian aged Woodford, Sycamore, and Springer formations. The Debtors have approximately 76,000 net reservoir acres (comprised of approximately 41,500 in the Woodford formation and approximately 34,500 in the Springer formation) located primarily in Garvin, Grady, and Stephens Counties. The Woodford Shale across the Debtors’ position ranges in thickness from 200 to over 400 feet and directly overlies the Hunton Limestone and underlies the Sycamore formation, both of which are also locally productive reservoirs. The Sycamore formation consists of hydrocarbon-bearing interbedded shales and siliceous limestones ranging in thickness from 150 to over 450 feet and is overlain by the Caney Shale. The Springer formation across the Debtors’ position is comprised of a series of lenticular sand and shale units. The primary targets are a series of porous, low clay and organic-rich packages within the Goddard Shale member ranging in thickness from 50 to over 250 feet. During the third quarter of 2020, the Debtors produced approximately 201 MMcfe per day net to their interests in this area.

•	Ohio. The Utica Shale is a hydrocarbon-bearing rock formation located in the Appalachian basin of the United States and Canada. The Debtors hold approximately 205,000 net reservoir acres located primarily in Belmont, Harrison, Jefferson, and Monroe Counties in Eastern Ohio where the Utica Shale ranges in thickness from 600 to over 750 feet. During the third quarter of 2020, the Debtors produced approximately 790 MMcfe per day net to their interests in the area. The Debtors’ Utica Shale operations are responsible for approximately 89% of the Debtors’ current net production.

3.	Acquisitions and Divestitures.

As a result of lower natural gas prices in recent years, the Debtors significantly reduced their level of capital spending in 2020 and focused their drilling activities on projects they determined would provide the highest rate of return. Additionally, the Debtors have not made any significant acquisitions since the year ended December 31, 2016. Throughout 2019, the Debtors focused on developing their core assets and repaying debt with cash flows generated from operations and divestitures of various non-core assets. The Debtors continually evaluate their property portfolio and sell properties when the Debtors believe that the sales price realized will provide an above-average rate of return for the property or when the property no longer matches the Debtors’ strategic focus. The Debtors’ recent divestitures are described below:

•	Sale of Southern Louisiana Assets. In December 2018, the Debtors entered into an agreement to sell their non-core assets located in the West Cote Blanche Bay and Hackberry fields of Louisiana to a third party for a purchase price of approximately $19.7 million. The Debtors received approximately $9.1 million in cash and retained contingent overriding royalty interests in the assets. Additionally, the Debtors could also receive contingent payments based on commodity prices exceeding specified thresholds over the two years following the closing date of July 3, 2019.

•	Sale of Non-Operated Utica Interests. On December 30, 2019, the Debtors closed on a sale of certain non-operated interests in the Utica Shale for approximately $29 million in cash, subject to customary closing terms and adjustments.

•	Sale of Bakken Overriding Royalty Interests. During 2019, the Debtors sold certain overriding royalty interests associated with the Debtors’ assets in the fields of the Bakken formation in North Dakota and Montana. This sale closed December 11, 2019, and the Debtors received approximately $7 million of total proceeds, net of purchase price adjustments.

•	Sale of Non-Core Water Assets. In December 2019, the Debtors entered into an agreement to divest their non-core water infrastructure assets across their SCOOP position to Bison Oilfield Services LLC, a third-party water service provider. Upon the closing of the sale on January 2, 2020, the Debtors received $50 million in cash and have an opportunity to earn potential additional incentive payments in excess of $50 million over the subsequent fifteen years.

4.	Gulfport’s Operations.

The Debtors focus on the upstream sector of the oil and gas industry, and specifically on locating and extracting raw natural gas, crude oil, and other hydrocarbons from under the ground and assets that include acreage with mineral rights, wells, and simple well pad equipment. The Debtors’ production in the second quarter of 2020 was comprised of 91% natural gas, 6% natural gas liquids, and 3% oil.

The Debtors provide natural gas, oil, and NGL services, including securing and negotiating of commodity transactions, gathering, hauling, processing, and transportation services, contract administration and nomination services for their interests and other interest owners in the Debtor-operated wells. The Debtors are also party to a variety of oil, natural gas, and NGL purchase and sale contracts with third parties for purposes of risk mitigation and satisfaction of pipeline delivery commitments. Typically, the Debtors sell their produced natural gas and oil to end users, marketers, and other purchasers that have access to various transport pipelines. In areas where there is no practical access to oil gathering pipelines, oil is trucked and transported to terminals, market hubs, refineries, or storage facilities. The Debtors transport their gas in-basin through pipeline gathering systems that then tie into various long-haul pipelines that transport gas to various end markets throughout the United States and Canada.

The Debtors maintain production sales agreements under both spot and term transactions. Natural gas production is sold under both spot and term transactions with the majority being shorter term in nature, typically one year or less. The Debtors also maintain long-term gathering, processing, and transportation contracts with various parties that require delivery of fixed, determinable quantities of production over specified periods of time. Many of the Debtors’ FT Agreements contain reservation charges that require significant monthly payments for capacity reservations on each pipeline, whether or not the Debtors actually ship or receive a benefit for that capacity of hydrocarbons. Given current market conditions, and the Debtors’ business plan for the next several years, which prioritizes cash flow over growth, the Debtors’ forecasted production is far less than the current capacity reservations held by the Debtors under their various FT Agreements, which leads to a high fixed cost burden on the business for which the Debtors are not receiving any benefit. The Debtors also have various firm sales contracts to deliver and sell a specified volume of natural gas to the relevant counterparties. The Debtors expect to fulfill these delivery commitments primarily with production from proved developed reserves.

5.	Hedge Portfolio.[22]

Historically, the Debtors entered into Prepetition Lender Swap Contracts to reduce their exposure to market fluctuations in the prices of natural gas and oil. The Debtors’ hedging transactions to date primarily consisted of financially-settled natural gas and crude oil options contracts—consisting of costless collars, swaps, and sold calls—placed with major financial institutions that are also lenders to the Debtors under the RBL Facility. Prepetition, the Debtors hedged a portion of their production—and currently have approximately 26% of their forecasted production hedged in 2021. As of November 11, 2020, the Debtors were party to Prepetition Lender Swap Contracts on approximately 132,000 barrels of oil, 411 Bcf of gas, and 91,500 barrels of natural gas liquids. As of the Petition Date, the Debtors do not have any existing Prepetition Lender Swap Contracts related to interest rates.

The treatment of the Debtors’ hedges is a critical component of the global resolution set forth in the Restructuring Support Agreement and the Plan. As discussed in the Hedging Motion, the Debtors’ filing of their bankruptcy petitions is an event of default under the Debtors’ Prepetition Lender Swap Contracts, which permits the Prepetition Lender Swap Counterparties to terminate the trades, which are substantially out of the money on an aggregate basis. More specifically, as of October 22, 2020, the estimated mark-to-market liability of the Debtors’ Prepetition Lender Swap Contracts was approximately $183 million owed from the Debtors to the Prepetition Lender Swap Counterparties. If these hedges were to be terminated upon the filing of chapter 11 petitions—which would have been the counterparties’ right under the “safe harbors” provided by the Bankruptcy Code—those terminations would have created $183 million in secured debt that is pari passu with the RBL Facility. This massive increase in secured debt would have made the Debtors’ restructuring materially more challenging.

The treatment of the Debtors’ significant hedging obligations in the Restructuring Support Agreement was heavily negotiated among the parties. The parties agreed that approximately $60.3 million of these hedging obligations (75% of the Cal22 sold calls) would be consensually terminated prepetition, while the hedge banks agreed that all of the remaining hedges would remain in place under the DIP Facility as part of the global resolution contemplated by the Restructuring Support Agreement and the DIP Facility, and upon emergence as part of the Exit Facility. The agreements with the hedge banks embodied in the Restructuring Support Agreement and DIP Facility also require the Debtors to enter into new hedges, which will protect the Debtors from volatility in the oil and gas markets postpetition. The restructuring transactions contemplated by the Restructuring Support Agreement would not be possible if the hedging counterparties did not agree to maintain certain prepetition hedges as part of the DIP Facility and Exit Facility and to permit postpetition hedging—the $183 million of additional secured debt that would have been triggered by the termination of the prepetition hedges and the lack of access to postpetition hedging would have required a new equity investment multiple times higher than the $50 million Rights Offering in the Plan, and would have made the Debtors’ restructuring materially more challenging.

6.	Postpetition Hedging.

As required by the Restructuring Support Agreement, following the Petition Date, the Debtors entered into swap contracts representing not less than 80% of projected production from proved developed producing reserves for calendar year 2021. As of January 11, 2021, the Debtors have entered into swap contracts for 22% of projected production from proved developed producing reserves for calendar year 2022. The Debtors expect to reach a percentage not less than 60% of projected production from proved developed producing reserves prior to the Effective Date.

[22]	Capitalized terms used in this section but not otherwise defined herein shall have the meaning given to them in the Order (I) Authorizing the Debtors to (A) Perform Under and Amend Prepetition Lender Swap Contracts, (B) Enter into and Perform Under Postpetition Lender Swap Contracts, (C) Grant Liens and Superpriority Administrative Claims, and (D) Modify the Automatic Stay and (II) Granting Related Relief [Docket No. 113].

B.	The Debtors’ Prepetition Capital Structure.

As of the Petition Date, the Debtors had approximately $2.41 billion in total funded debt obligations. The relative priorities of each debt obligation are as follows:

Debt	Approx. Principal Amount Outstanding
RBL Facility (including outstanding letters of credit)	$599.2 million
Headquarters Mortgage	$22 million
6.625% Senior Notes due 2023	$325 million
6.000% Senior Notes due 2024	$580 million
6.375% Senior Notes due 2025	$508 million
6.375% Senior Notes due 2026	$375 million
Total Unsecured Notes	$1.79 billion
Total Funded Debt Obligations	$2.41 billion

1.	The RBL Facility.

The Debtors maintain a senior secured revolving credit facility, the RBL Facility, under that certain Amended and Restated Credit Agreement, dated as of December 27, 2013 (as amended, restated or otherwise modified from time to time, the “RBL Credit Agreement”), by and among Gulfport Parent, as borrower, the Bank of Nova Scotia, as administrative agent (the “RBL Agent”) and issuing bank, the joint lead arrangers and joint bookrunners, co-syndication agents, co-documentation agents, and each of the lenders party thereto. The RBL Facility is secured by substantially all of the Debtors’ assets and obligations, and is guaranteed by each of Gulfport Parent’s wholly-owned subsidiaries, excluding Mule Sky LLC.

The RBL Facility provides for a maximum facility amount of $1.5 billion and matures on December 13, 2021. The borrowing base under the RBL Facility is subject to redeterminations from time to time. As of the Petition Date, the RBL Facility had a borrowing base of $580 million, with an elected commitment amount of $580 million, and $355.5 million in borrowings outstanding. As of the Petition Date, the Debtors had no availability under the RBL Facility, after giving effect to an aggregate of $243.7 million of letters of credit.

Advances under the RBL Facility may be in the form of either base rate loans or Eurodollar loans. The interest rate for base rate loans is equal to the applicable rate, which ranges from 1% to 2%, plus the highest of: (a) the federal funds rate plus 0.50%; (b) the rate of interest in effect for such day as publicly announced from time to time by the RBL Agent as its “prime rate”; and (c) the Eurodollar rate for an interest period of one month plus 1%. The interest rate for Eurodollar loans is equal to the applicable rate, which ranges from 2% to 3%, plus the London Interbank Offered Rate (“LIBOR”). As of September 30, 2020, amounts borrowed under the Debtors’ revolving credit facility bore interest at the weighted average rate of 3.30%.

The RBL Facility contains customary negative covenants, including restrictions on the Debtors’ ability to: (a) incur indebtedness; (b) grant liens; (c) pay dividends and make other restricted payments; (d) agree to payment restrictions affecting the restricted Debtors; (e) make investments; (f) undertake fundamental changes, including selling all or substantially all of the Debtors’ assets; (g) change the nature of their business; (h) enter into transactions with their affiliates; and (i) engage in certain transactions with restricted subsidiaries. The RBL Facility was also amended to include a typical “anti-cash hoarding” covenant as part of the April redetermination process, which was further amended in October 2020 pursuant to the forbearance agreement with the RBL Lenders. The RBL Facility also includes certain affirmative financial covenants. As of the Petition Date, the Debtors are in compliance with the financial covenants of the RBL Facility.

2.	Unsecured Notes.

Since 2015, Gulfport Parent has issued four different series of Unsecured Notes: the 2023 Notes, 2024 Notes, 2025 Notes, and 2026 Notes. All of Gulfport Parent’s existing and future restricted subsidiaries that guarantee the RBL Facility, or certain other debt, guarantee the Unsecured Notes, provided, however, that the Unsecured Notes are not guaranteed by Mule Sky LLC, and will not be guaranteed by any of Gulfport Parent’s future unrestricted subsidiaries.

During the year ended December 31, 2019, the Debtors used borrowings under the RBL Facility to repurchase in arm’s-length, open-market transactions approximately $190.1 million aggregate principal amount of outstanding Unsecured Notes for $138.8 million (the “2019 Open Market Repurchase”). The 2019 Open Market Repurchase included approximately: (a) $20.5 million principal amount of the 2023 Notes; (b) $46.6 million principal amount of the 2024 Notes; (c) $70.5 million principal amount of the 2025 Notes; and (d) $52.5 million principal amount of the 2026 Notes (collectively, the “Repurchased Debt”). The Debtors recognized a $48.6 million gain on debt extinguishment, which included retirement of unamortized issuance costs and fees associated with the Repurchased Debt. The 2019 Open Market Repurchase was disclosed via SEC filing.23

From January 1, 2020 to May 1, 2020, the Debtors had repurchased $73.3 million in aggregate principal amount of Unsecured Notes in arm’s-length, open market transactions for $22.8 million in cash. These additional debt repurchases were also disclosed via SEC filing.24

The 2019 Open Market Repurchase and 2020 Open Market Repurchase were entered into to take advantage of the favorable bond prices on Unsecured Notes and were performed by third party trading desks at the Debtors’ banks. The Debtors provided price targets to the third party trading desks, who then worked within those targets. No transactions were directly negotiated with the Debtors.

a.	2023 Notes.

In connection with entry into that certain indenture, dated as of April 21, 2015, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time (the “2023 Notes Indenture”), Gulfport Parent issued a series of 6.625% senior notes due 2023 in an aggregate principal amount of $350 million. The 2023 Notes bear interest at a rate of 6.625% per annum, with interest payable semi-annually on May 1 and November 1 of each year. The 2023 Notes will mature on May 1, 2023. As of the Petition Date, $325 million principal remains outstanding under the 2023 Notes, after giving effect to the 2019 Open Market Repurchases.

[23]	See Gulfport 10-K (Feb. 27, 2020).

[24]	See Gulfport 10-Q (Nov. 9, 2020).

b.	2024 Notes.

In connection with entry into that certain indenture, dated as of October 14, 2016, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time (the “2024 Notes Indenture”), Gulfport Parent issued a series of 6.000% senior notes due 2024 in an aggregate principal amount of $650 million. The 2024 Notes bear interest at a rate of 6.000% per annum, with interest payable semi-annually on April 15 and October 15 of each year. The 2024 Notes will mature on October 15, 2024. As of the Petition Date, $580 million principal amount remains outstanding under the 2024 Notes, after giving effect to the 2019 Open Market Repurchases.

c.	2025 Notes.

In connection with entry into that certain indenture, dated as of December 21, 2016, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time (the “2025 Notes Indenture”), Gulfport Parent issued a series of 6.375% senior notes due 2025 in an aggregate principal amount of $600 million. The 2025 Notes bear interest at a rate of 6.375% per annum, with interest payable semi-annually on May 15 and November 15 of each year. The 2025 Notes will mature on May 15, 2025. As of the Petition Date, $508 million principal amount remains outstanding under the 2025 Notes, after giving effect to the 2019 and 2020 Open Market Repurchases.

d.	2026 Notes.

In connection with entry into that certain indenture, dated as of October 11, 2017, by and among Gulfport Parent, Wells Fargo Bank, N.A., as trustee, and the subsidiary guarantors party thereto, as may be amended, restated, or otherwise supplemented from time to time (the “2026 Notes Indenture”), Gulfport Parent issued a series of 6.375% senior notes due 2026 in an aggregate principal amount of $450 million. The 2026 Notes bear interest at a rate of 6.375% per annum, with interest payable semi-annually on January 15 and July 15 of each year. The 2026 Notes will mature on January 15, 2026. As of the Petition Date, approximately $375 million principal amount remains outstanding under the 2026 Notes, after giving effect to the 2019 and 2020 Open Market Repurchases.

3.	Equity.

Since an initial public offering in February 2006, Gulfport Parent’s common stock has traded on the NASDAQ Global Market under the ticker symbol “GPOR.” As of the Petition Date, there are approximately 160,759,942 shares of $0.01 par value common stock outstanding, which, as of October 23, 2020, traded at $0.27 per share, implying a market capitalization of approximately $43 million. The Gulfport Parent Board is authorized to issue up to 200,000,000 shares of the Debtors’ common stock. The Debtors have never paid any cash dividends on their common stock and are currently prohibited from doing so under the RBL Facility.

In January 2018, the Gulfport Parent Board approved a stock repurchase program to acquire up to $100 million of Gulfport Parent’s outstanding stock during the year. In May 2018, the Gulfport Parent Board expanded the repurchased program authorizing Gulfport Parent to acquire up to an additional $100 million of its outstanding common stock during 2018 for a total of up to $200 million. This repurchase program ran through December 31, 2018 and Gulfport Parent repurchased 20.7 million shares of common stock in 2018 for $200 million in aggregate consideration. This repurchase program was disclosed via SEC filings in connection with its authorization.25

In January 2019, the Gulfport Parent Board approved a new stock repurchase program to acquire a portion of the company’s outstanding common stock within a 24-month period. The program was later suspended in the fourth quarter of 2019. For the year ended December 31, 2019, the Debtors repurchased 3.8 million shares for a cost of approximately $30 million under this repurchase program. All repurchased shares have been canceled and returned to the status of authorized but unissued shares. As of November 9, 2020, there were 311 holders of record of Gulfport Parent common stock. Since May 2014, the trading price of Gulfport Parent common stock has faced downward pressures proportionate with downturns in commodity markets as depicted below.

C.	Prepetition Management Retention Program

As disclosed in Gulfport Parent’s Form 8-K dated March 17, 2020, on March 16, 2020, the board of directors of Gulfport Parent (the “Board”) authorized incentive compensation opportunities, which are tied to the achievement of one or more performance goals and service-based compensation opportunities to select Gulfport employees (the “2020 Incentive Plan”). The 2020 Incentive Plan focused on (i) continued employment or performance of services for Gulfport until relevant vesting, forfeiture or clawback dates, as applicable and (ii) achievement of objectives and goals relating to certain financial and operational metrics over a period of time.

As disclosed in Gulfport’s Form 10-Q dated August 6 and November 9, 2020, prior to the Petition Date, on August 4, 2020, Gulfport’s compensation committee (the “Compensation Committee”) of the Board authorized a redesign of the incentive compensation program for the Debtors’ workforce, including for its named executive officers. In connection with a comprehensive review of the Debtors’ compensation programs and in consultation with its independent compensation consultant, Pearl Meyer & Partners, LLC, (“Pearl Meyer”) and legal advisors, the Board determined that significant changes were appropriate to retain and motivate Gulfport’s employees as a result of the ongoing uncertainty and unprecedented disruption in the oil and gas industry. Accordingly, Gulfport implemented a revised compensation structure for Gulfport’s senior executives and employees and the non-employee directors.

Under the revised program, all unpaid amounts previously awarded pursuant to the 2020 Incentive Plan and all restricted stock units granted in 2020 issued to Gulfport named executive officers were cancelled and replaced with cash retention incentives. Those named executive officers each agreed to the reductions in their salaries implemented on June 2, 2020, which was effective until December 31, 2020. The modified structure provided that Gulfport’s executive officers would have the opportunity to earn an aggregate amount of up to approximately $14.2 million under the revised 2020 executive compensation program, which was paid after the Compensation Committee approved quarterly performance metrics) as follows: (i) 50% was prepaid with an obligation to refund up to 100% of the compensation (on an after-tax basis) if certain specified quarterly incentive metrics are not achieved from August 1, 2020 to July 31, 2021; and (ii)  50% was prepaid with an obligation to refund the compensation (on an after-tax basis) if the employee does not remain employed for a period of up to 12 months (or earlier change in control or completion of a comprehensive restructuring), unless they are terminated without cause or resign for good reason.  In respect of the 2020 annual bonuses under the Debtors’ 2014 executive annual incentive compensation plan, the Debtors paid a pro rata portion of each executive officer’s bonus based on the determination of Gulfport’s achievement of the previously established 2020 performance metrics through July 31, 2020.

[25]	See Gulfport 8-K (Nov. 1, 2018).

The Board also revised the Debtors’ non-employee director compensation program.  Under the revised program, the component of non-employee director compensation paid as a regular cash retainer was reduced by approximately 10% effective June 2, 2020, and effective August 3, 2020, all non-employee director compensation was set to be paid in cash on a quarterly basis.  All compensation, including cash retainers for Board and committee services as well as equity retainer value, was converted into lump sum cash retainers on a dollar-for-dollar basis.  The Board also forfeited the equity retainers granted in July 2020 in connection with the transition to the all-cash program. Specifically, for the 2020 calendar year, each non-employee director (i) in lieu of any annual equity award, received a cash payment with an aggregate value of $175,000, paid quarterly in advance, (ii) received, at the levels previously in effect, the regular board retainer, committee chair retainers, and lead director retainers quarterly in advance, and (iii) if applicable, continued to receive the previously approved Restructuring Committee compensation on a monthly basis.  In addition, the restricted stock awards granted to the Non-Employee Directors on July 16, 2020 in respect of the annual Non-Employee Director equity award were cancelled.  Pearl Meyer determined that these compensation levels were in close alignment to the market percentile.

VII.	Events Leading To The Chapter 11 Filings

A.	Market and Industry-Specific Challenges.

Beginning in the second half of 2019, NYMEX natural gas prices began to decline primarily due to very high supply relative to demand and prices continued to decline through the early part of 2020 as a result of an abnormally warm winter. Making matters worse, as 2020 progressed, it proved to be a year of unique and unprecedented challenges for energy companies, and the Debtors were no exception. The global COVID-19 health crisis and associated public health and safety measures have dramatically decreased energy demand. The lower demand for energy and market volatility have forced over two dozen major exploration and production (“E&P”) companies and related service providers to file for chapter 11 protection this year. These trends were devastating for the Debtors as well: Gulfport Parent’s common stock price dropped by 90.1% from mid-March to October 7, 2020.

B.	Liquidity Challenges and Responses.

At the beginning of 2020, Gulfport Parent’s liquidity was constrained by lower revenue, high fixed costs, including interest on the Unsecured Notes, high fixed-capacity reservation payments on FT Agreements, and FT rates that sometimes resulted in reduced margin versus selling natural gas in-basin. The Debtors forecasted that liquidity would decrease while leverage would increase over the course of the year. The Debtors quickly took action to address the numerous challenges ahead. In late February, the Debtors hired Kirkland & Ellis LLP (“Kirkland”) as legal counsel and Perella Weinberg Partners (“PWP”) and Tudor, Pickering, Holt & Co. (“TPH”) as financial advisors to explore liability management alternatives. As described further herein, the Debtors and their advisors immediately began evaluating a variety of potential alternatives, including M&A transactions, potential financing solutions (including amendments to the RBL Facility or a refinancing thereof), covenant relief from the RBL Lenders, and various potential transactions with holders of their Unsecured Notes, equity holders, or other third parties. Ultimately, given the increasing strain on the Debtors’ liquidity position, the redetermination of the borrowing base by the RBL Lenders, the need to address the Debtors’ high fixed costs, and the potential for significant additional claims to be asserted against the Debtors if they were to default under their Prepetition Lender Swap Contracts, it became clear that the optimal alternative was an in-court transaction supported by holders of the Unsecured Notes and the RBL Lenders.

In light of these mounting challenges, the Debtors and their advisors took action to improve their leverage profile and reduce fixed cost burdens and capital spending. The Debtors were able to improve operational and drilling efficiencies and optimize their 2020 and 2021 gas hedge portfolio. Additionally, through discounted bond repurchases, the Debtors were able to reduce their total long-term debt by approximately $98.5 million since mid-2019.

Throughout the late spring and early summer, the Debtors explored various liability management alternatives to ensure that the Debtors had sufficient liquidity during this tumultuous period. The Debtors discussed potential deleveraging M&A transactions with various counterparties, and even exchanged term sheets for one potential merger. Due in part to the Debtors’ level of existing funded indebtedness, these M&A negotiations stalled, and no actionable merger proposals were received. The Debtors explored a potential “uptiering” exchange with their unsecured bondholders that would have reduced the Debtors’ leverage and potentially facilitated an extension of the RBL Facility. In July 2020, the Debtors entered into an amendment of their RBL Facility that would have allowed for the issuance of new second lien notes to facilitate such a transaction. The Debtors explored this transaction with their bondholders but were ultimately unable to reach terms to make such a transaction actionable.

The Debtors also explored alternative financing from third parties—the Debtors’ advisors contacted over a dozen potential lenders and entered into nondisclosure agreements with eight such parties. The Debtors and their advisors extensively engaged with these parties regarding potential financing alternatives, including a new term loan that would have refinanced the RBL Facility as well as structures that would have involved sales of overriding royalty interests in certain of the Debtors’ operating assets. Unfortunately, the cost of capital for these structures was very high and did not provide enough deleveraging or liquidity enhancement to justify the costs or burdens that would be placed on the Debtors’ drilling inventory economics. Additionally, many of the proposed structures contained covenants and conditions precedent that would have either been very difficult for the Debtors to meet or that would have had a material impact on the Debtors’ ability to operate their business. Ultimately, despite extensive and good faith negotiations with a variety of potential capital providers, no alternative financing option emerged that would have materially improved the Debtors’ liquidity and leverage position.

C.	The Midstream Contracts.

Concurrently with the negotiations with the Ad Hoc Noteholder Group and the RBL Lenders, the Debtors also began exploring options to reduce their high FT costs and other midstream obligations. In anticipation of a potential chapter 11 filing, the Debtors commenced negotiations with contract counterparties regarding consensual amendments to the contracts that would reduce capacity reservation payments and the Debtors’ credit assurance requests. The Debtors entered into nondisclosure agreements with several FT counterparties and held discussions in September and October of 2020.

On September 14, 2020, following entry into an NDA, the Debtors and their advisors held a discussion with Rockies Express Pipeline LLC (“REX”). On that call, the Debtors explained their view that the existing FT Agreement with REX (the “REX Agreement”) was not a sustainable agreement on a go-forward basis, and made a proposal to REX regarding an amendment to the REX Agreement. The Debtors disclosed to REX information relating to the Debtors’ financial condition and the potential that if the Debtors were unable to reach terms with REX and other counterparties on market terms for amended agreements, then a chapter 11 filing may be required. The next day—September 15, 2020—REX filed a petition with FERC requesting that FERC (a) issue an order that FERC has exclusive jurisdiction over modifications to the REX Agreement prior to a petition for bankruptcy and concurrent jurisdiction with the bankruptcy court postpetition and (b) open a proceeding examining whether modification or abrogation of the REX Agreement would be in the public interest. The only evidence cited by REX in its petition was the inclusion of “going-concern” language in the Debtors’ Form 10-Q, which was filed nearly 40 days prior to REX’s petition. Over the following weeks, other FT counterparties, including Midship Pipeline Company, LLC (“Midship”), Rover Pipeline LLC (“Rover”), and certain subsidiaries of TC Energy Corporation (“TC Energy”) filed similar petitions with FERC.

The Debtors objected to the propriety of FERC opening proceedings, particularly when no modification or abrogation of the relevant FT Agreements had been proposed. FERC overruled the Debtors’ objections, and quickly initiated “paper hearings” over the Debtors’ procedural and substantive objections, and set a “rocket docket” briefing schedule.26 FERC’s decision to resolve these complex issues in a paper hearing instead of a full evidentiary hearing before an administrative law judge, with a total briefing period of only three weeks, showcases FERC’s intent to issue an opinion as quickly as possible to fruitlessly preempt any potential chapter 11 filing by the Debtors. In fact, FERC explicitly admitted its desire to issue a ruling before the imposition of the automatic stay in its order instituting the paper hearing with REX.

On October 28, 2020, FERC issued an order concluding that the record in the paper hearing did not support a finding that the public interest presently requires abrogation or modification of the filed rates contained in certain firm transportation agreements between Gulfport Parent and its subsidiaries and REX.27 On November 6, 2020, FERC issued an order with similar findings, concluding that the record in the paper hearing did not support a finding that the public interest presently requires abrogation or modification of the filed rates contained in certain firm transportation agreements between Gulfport Parent and Midship.28 On November 9, 2020, FERC issued its third and fourth rulings, finding that no party in the TC Energy or Rover proceedings provided evidence proving that the public interest requires a change in the filed rates.29

FERC’s rulings contend—contrary to significant case law—that rejection of a FERC-jurisdictional contract abrogates or modifies the rates of the contract, which FERC must approve. FERC thus purports to be the final arbiter of rejection. See, e.g., Midship Pipeline LLC, Order on Petition for Declaratory Order, 173 FERC ¶ 61,011 (2020), at 15 ¶ 30 (holding “any bankruptcy reorganization plan or other action in a bankruptcy proceeding that purports to authorize the modification or rejection of the Agreement cannot be confirmed unless and until the Commission agrees, or the plan or other such action is made contingent on Commission approval, as reflected in a Commission order”) (emphasis added). Given that FERC has already taken steps that threaten to usurp this Court’s jurisdiction and interfere with the Debtors’ right to reject certain executory contracts under the Bankruptcy Code, the Debtors have filed an adversary proceeding and sought a temporary restraining order to enjoin FERC from issuing or enforcing any order that (a) might interfere with the Bankruptcy Court’s exclusive jurisdiction to decide any motion to reject that the Debtors may bring, (b) may hinder the Bankruptcy Court’s ability to administer the reorganization of the Debtors’ estates, or (c) purports to enforce obligations of the Debtors under any contract for which rejection is approved.

The Debtors’ liquidity position was also worsened by the actions of Midship. On July 13, 2020, after robust negotiations, the Debtors entered into a fourth amendment under the Precedent Agreement with Midship under which Gulfport Parent agreed to pay Midship $32.9 million as a prepayment for reservation charges and, thereafter, Gulfport Parent could provide Midship a $34 million surety bond and lower the existing $75.6 million letter of credit already in place in favor of Midship to $12.2 million—thus resulting in $79.1 million in credit assurance to Midship. On September 28, 2020, Gulfport Parent paid Midship the $32.9 million prepayment in Cash. On October 2, 2020, while Gulfport Parent and Midship were in discussions as to timing for the exchange of the surety bond to lower the letter of credit, Midship, despite already holding significantly more credit support than required under the amendment, drew down the full $75.6 million letter of credit that was still in place, which, in addition to the $32.9 million prepayment made on September 28, resulted in Midship receiving $108.5 million in Cash from the Debtors. These actions severely affected the Debtors’ liquidity, as Midship was only entitled to $79.1 million in credit assurance under the fourth amendment.

[26]	See e.g., Rockies Express Pipeline LLC, Order on Petition for Declaratory Order, 172 FERC ¶ 61,279 at P 29 (2020).

[27]	Rockies Express Pipline LLC, Order on Paper Hearing, 173 FERC ¶ 61,099 (2020).

[28]	Midship Pipeline Company, LLC, Order on Paper Hearing, 173 FERC ¶61,130 (2020).

[29]	ANR Pipeline Co., Columbia Gas Transmission, LLC, Columbia Gulf Transmission, LLC, Order on Paper Hearing, 173 FERC ¶ 61,131 (2020); Rover Pipeline LLC, Order on Paper Hearing, 173 FERC ¶ 61,133 (2020).

On November 16, 2020, the Debtors commenced an adversary proceeding against Midship with respect to this matter, as discussed more fully in the adversary complaint, and the Debtors filed an emergency scheduling motion to set a briefing schedule with respect to the adversary proceeding. The Debtors settled with Midship, and on December 15, 2020, the Debtors and Midship Filed the Midship Settlement Agreement (as defined herein). The Midship Settlement Agreement includes a revised midstream service agreement with Midship (the “New Gulfport TSA”) and fully resolves the Midship AP. On January 8, 2021, the Bankruptcy Court entered an order approving the Midship Settlement Agreement [Docket No. 589].

D.	The Restructuring Negotiations.

In early September 2020, the Ad Hoc Noteholder Group entered into nondisclosure agreements and became restricted to negotiate a potential restructuring transaction. The Debtors also began discussing the terms of debtor-in-possession financing and exit financing options with the existing RBL Lenders, the Ad Hoc Noteholder Group, and certain potential third-party capital providers. As discussed above, following productive, arm’s-length negotiations, on November 13, 2020, the Debtors, the RBL Lenders, and the Ad Hoc Noteholder Group entered into the Restructuring Support Agreement. The restructuring transactions agreed upon in the Restructuring Support Agreement will be implemented through the Debtors’ prearranged Plan, which benefits from overwhelming support from the Debtors’ funded debt holders and will result in a material deleveraging and a new money equity rights offering backstopped by the Ad Hoc Noteholder Group. Ultimately, as a result of these negotiations, the Debtors believe they received the best terms available on the DIP Facility and the Exit Facility, and they established support for a value-maximizing Plan that will pave the way for an expeditious exit from chapter 11.

VIII.	Material Developments and Events in the Chapter 11 cases

A.	Corporate Structure Upon Emergence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous governing documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous governing documents) are amended under the Plan or otherwise, in each case, consistent with the Plan and the Restructuring Support Agreement, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

B.	Expected Timetable of the Chapter 11 Cases.

The Restructuring Support Agreement contains certain milestones in relation to the Chapter 11 Cases that apply unless extended or waived in writing. The Debtors have already satisfied the below milestones:

•	no later than 11:59 p.m. (prevailing central time) on November 13, 2020, the Debtors shall have commenced the Chapter 11 Cases in the Bankruptcy Court;

•	no later than three Business Days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order on an interim basis;

•	no later than thirty days after the Petition Date, the Debtors shall have Filed with the Bankruptcy Court the Plan and the Disclosure Statement;

•	on the date that the Debtors File the Plan and the Disclosure Statement with the Bankruptcy Court, the Debtors shall have Filed with the Bankruptcy Court the Backstop Approval Motion; and

•	no later than thirty-five days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order on a final basis.

The Debtors intend to move as quickly as practicable during the Chapter 11 Cases to comply with remaining milestones, including:

•	no later than one hundred days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order;

•	no later than one hundred and forty days after the Petition Date, the Debtors shall have Filed with the Bankruptcy Court the Plan Supplement;

•	no later than one hundred and sixty-five days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order;

•	no later than one hundred and eighty days after the Petition Date, the Plan Effective Date shall have occurred; and

•	no later than one hundred and eighty days after the Petition Date, the Bankruptcy Court shall have entered one or more final orders permanently reducing the future demand reservation fees owed by the Debtors over the life of all firm transportation agreements of the Debtors, taken as a whole, by at least 50% of the amount of all such fees owed on October 31, 2020, as calculated on a PV-10 basis and reducing the future firm transportation average daily demand reservation volumes over the life of all of the firm transportation agreements of the Debtors as of October 31, 2020, taken as a whole, by at least 35%.

Should the Debtors’ projected timelines prove accurate, the Debtors could emerge from chapter 11 within 180 days of the Petition Date (which is May 12, 2021). No assurances can be made, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors or that certain conditions precedent to the Effective Date will have occurred by the outside date under the Restructuring Support Agreement.

C.	First Day Relief.

The Debtors Filed their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”) on the Petition Date. Shortly thereafter, the Debtors Filed several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and service providers, and other third parties following the commencement of the Chapter 11 Cases. On November 16, 2020, the Bankruptcy Court entered orders approving the First Day Motions on either an interim or final basis.

The First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://dm.epiq11.com/case/gulfport. A brief description of each of the First Day Motions and the evidence in support thereof is also set forth in the First Day Declaration.

1.	DIP Motion.

On November 15, 2020, the Debtors Filed the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to Obtain Postpetition Financing Pursuant to Section 364 of the Bankruptcy Code, (II) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code, (III) Granting Adequate Protection to the Prepetition First Lien Secured Parties Pursuant to Sections 361, 362, 363, and 364 of the Bankruptcy Code, (IV) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (V) Modifying the Automatic Stay, and (VI) Scheduling a Final Hearing [Docket No. 29] (the “DIP Motion”), requesting that the Bankruptcy Court approve the DIP Facility provided by the DIP Lenders. On November 16, 2020, the Bankruptcy Court entered an order approving the DIP Motion on interim basis [Docket No. 114] (the “Interim DIP Order”). On December 18, 2020, the Bankruptcy Court entered an order approving the DIP Motion on a final basis [Docket No. 468] (the “Final DIP Order”).

2.	Operational Motions.

The Debtors also Filed several other motions seeking relief to facilitate their operation in the ordinary course, including:

•	Wages Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs and (II) Granting Related Relief [Docket No. 20] (the “Wages Motion”), seeking authorization to pay prepetition wages, salaries, other compensation, and reimbursable expenses, and to continue employee benefits programs. On November 16, 2020, the Bankruptcy Court entered an order approving the Wages Motion on a final basis [Docket No. 119].

•	Cash Management Motion: The Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Continue to Operate Their Cash Management System and Maintain Existing Bank Accounts, (B) Maintain Existing Business Forms and Books and Records, and (C) Continue to Perform Intercompany Transactions and (II) Granting Related Relief [Docket No. 28] (the “Cash Management Motion”), seeking authorization to continue using their existing cash management system, maintain existing business forms and books and records, and continue to perform intercompany transactions. On November 16, 2020, the Bankruptcy Court entered an order approving the Cash Management Motion on an interim basis [Docket No. 115]. On January 27, 2021, the Bankruptcy Court entered an order approving the Cash Management Motion on a final basis [Docket No. 694].

•	Hedging Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Perform Under and Amend Prepetition Lender Swap Contracts, (B) Enter Into and Perform Under Postpetition Lender Swap Contracts, (C) Grant Liens and Superpriority Administrative Claims, and (D) Modify the Automatic Stay and (II) Granting Related Relief [Docket No. 27] (the “Hedging Motion”), seeking authorization to perform under and amend Prepetition Lender Swap Contracts, to enter into and perform under Postpetition Lender Swap Contracts, and to grant liens and superpriority administrative expense claims on account of those Lender Swap Contracts, and modifying the automatic stay. On November 16, 2020, the Bankruptcy Court entered an order approving the Hedging Motion on a final basis [Docket No. 113].

•	Taxes Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Payment of Certain Prepetition Taxes and Fees and (II) Granting Related Relief [Docket No. 18] (the “Taxes Motion”), seeking authorization to pay certain prepetition taxes and fees. On November 16, 2020, the Bankruptcy Court entered an order approving the Taxes Motion on a final basis [Docket No. 122].

•	Insurance Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to (A) Continue Insurance Coverage Entered into Prepetition and Satisfy Prepetition Obligations Related Thereto and (B) Renew, Amend, Supplement, Extend, or Purchase Insurance Policies and (II) Granting Related Relief [Docket No. 16] (the “Insurance Motion”), seeking authorization to pay their obligations under insurance policies entered into prepetition and renew, amend, supplement, extend or purchase insurance coverage in the ordinary course of business. On November 16, 2020, the Bankruptcy Court entered an order approving the Insurance Motion on a final basis [Docket No. 124].

•	Utilities Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Approving the Debtors’ Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Providers from Altering, Refusing, or Discontinuing Services, (III) Approving the Debtors’ Proposed Procedures for Resolving Adequate Assurance Requests, and (IV) Granting Related Relief [Docket No. 13] (the “Utilities Motion”), seeking approval of the procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing, or discontinuing services, and determining that the Debtors are not required to provide additional adequate assurance to such providers. On November 16, 2020, the Bankruptcy Court entered an order approving the Utilities Motion on a final basis [Docket No. 116].

•	Surety Bond Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Approving Continuation of the Surety Bond Program and (II) Granting Related Relief [Docket No. 15] (the “Surety Bond Motion”), seeking authorization to continue the Debtors’ surety bond program. On November 16, 2020, the Bankruptcy Court entered an order approving the motion on a final basis [Docket No. 121].

•	Royalty Payments Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing Payment of Mineral Obligations and (II) Granting Related Relief [Docket No. 14] (the “Royalty Payments Motion”), seeking authorization to pay the Debtors’ various obligations under their oil and gas leases and certain other mineral obligation agreements. On November 16, 2020, the Bankruptcy Court entered an order approving the Royalty Payments Motion on a final basis [Docket No. 117].

•	Lienholder Motion: The Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Payment of (A) Operating Expenses, (B) Marketing Expenses, (C) Shipping and Warehousing Claims, (D) 503(b)(9) Claims, and (E) Outstanding Orders and (II) Granting Related Relief [Docket No. 19] (the “Lienholder Motion”), seeking authorization to pay in the ordinary course of business all undisputed, liquidated, prepetition amounts owing on account of various operating expenses, marketing expenses, shipping and warehousing claims, section 503(b)(9) claims, and outstanding orders for goods not yet delivered by the Petition Date. On November 16, 2020, the Bankruptcy Court entered an order approving the Lienholder Motion on an interim basis [Docket No. 118]. On December 11, 2020, the Bankruptcy Court entered an order approving the Lienholder Motion on a final basis [Docket No. 386].

3.	Administrative Motions.

The Debtors also Filed several other motions seeking relief to facilitate their operation in the ordinary course, including:

•	Joint Administration Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Directing Joint Administration of the Chapter 11 Cases and (II) Granting Related Relief [Docket No. 2] (the “Joint Administration Motion”), seeking joint administration of the Chapter 11 Cases. On November 14, 2020, the Bankruptcy Court entered an order approving the Joint Administration Motion on a final basis [Docket No. 4].

•	Creditor Matrix Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Authorizing the Debtors to File A Consolidated List of Creditors and A Consolidated List of the 30 Largest Unsecured Creditors, (II) Waiving the Requirement to File A List of Equity Security Holders, (III) Authorizing the Debtors to Redact Certain Personal Identification Information, and (IV) Granting Related Relief [Docket No. 12] (the “Creditor Matrix Motion”), seeking authorization to File a consolidated list of their 30 largest unsecured creditors, waiving the requirement to File a list of equity security holders, and authorizing the Debtors to redact certain personal identification information from documents Filed with the Bankruptcy Court. On November 16, 2020, the Bankruptcy Court entered an order approving the Creditor Matrix Motion on a final basis [Docket No. 65].

•	NOL Motion: The Debtors’ Emergency Motion for Entry of an Order (I) Approving Notification and Hearing Procedures for Certain Transfers of Common Stock and (II) Granting Related Relief [Docket No. 22] (the “NOL Motion”), seeking approval of the notification and hearing procedures for certain transfers of common stock in order to preserve the Debtors’ valuable tax attributes. On November 16, 2020, the Bankruptcy Court entered an order approving the NOL Motion on a final basis [Docket No. 123].

•	SOFA Motion: The Debtors’ Emergency Motion for Entry of an Order Extending Time to File Schedules of Assets and Liabilities, Schedules of Current Income and Expenditures, Schedules of Executory Contracts and Unexpired Leases, and Statements of Financial Affairs [Docket No. 11] (the “SOFA Motion”), seeking extension of the time within which the Debtors must File their schedules of assets and liabilities and statements of financial affairs (collectively, the “Schedules”) until January 11, 2021. On November 16, 2020, the Bankruptcy Court entered an order approving the SOFA Motion on a final basis [Docket No. 120]. On December 14, 2020, the Debtors Filed their Schedules [Docket Nos. 409–430].

•	Claims and Noticing Agent Retention Motion: The Debtors’ Emergency Motion for Entry of an Order Appointing Epiq Corporate Restructuring, LLC as Claims, Noticing, Solicitation, and Administrative Agent [Docket No. 17] (the “Claims and Noticing Agent Retention Motion”), seeking authorization to retain Epiq,[30] as claims, noticing, and solicitation agent. On November 16, 2020, the Bankruptcy Court entered an order approving the Claims and Noticing Agent Retention Motion [Docket No. 66].

[30]	“Epiq” is the trade name of Epiq Corporate Restructuring, LLC.

D.	Other Procedural and Administrative Motions.

On December 11, 2020, the Debtors held their second day hearing before the Bankruptcy Court. The Debtors Filed certain motions to be heard at the second day hearing, which will further facilitate the smooth and efficient administration of the Chapter 11 Cases and reduce the administrative burdens associated therewith, including:

•	Ordinary Course Professionals Motion: On November 20, 2020, the Debtors Filed the Debtors’ Motion for Entry of an Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 207] (the “OCP Motion”). The OCP Motion sought to establish procedures for the retention and compensation of certain professionals utilized by the Debtors in the ordinary course operation of their businesses. On December 11, 2020, the Bankruptcy Court entered an order granting the OCP Motion [Docket No. 389].

•	Interim Compensation Motion: On November 20, 2020, the Debtors Filed the Debtors’ Motion for Entry of an Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Docket No. 208] (the “Interim Compensation Motion”). The Interim Compensation Motion sought to establish procedures for the allowance and payment of compensation and reimbursement of expenses for attorneys and other professionals whose retentions are approved by the Bankruptcy Court pursuant to sections 327 or 1103 of the Bankruptcy Code and who will be required to File applications for allowance of compensation and reimbursement of expenses pursuant to sections 330 and 331 of the Bankruptcy Code. On December 11, 2020, the Bankruptcy Court entered an order granting the Interim Compensation Motion [Docket No. 387].

•	De Minimis Asset Transactions Motion: On November 15, 2020, the Debtors Filed the Debtors’ Motion for Entry of an Order Approving Procedures for De Minimis Asset Transactions [Docket No. 30] (the “De Minimis Asset Transactions Motion”). The De Minimis Asset Transactions Motion sought to establish procedures for the use, sale, or transfer of assets with an aggregate sale price equal to or less than $5,000,000 without the need for further Bankruptcy Court approval. On December 11, 2020, the Bankruptcy Court entered an order granting the De Minimis Asset Transactions Motion [Docket No. 391].

E.	Shareholder Motion to Dismiss

On November 24, 2020, Ralph J. Zimbouski (the “Moving Shareholder”) Filed the Motion for Gulfport Energy Bankruptcy Dismissal and attached letters [Docket No. 231] (collectively, the “Shareholder Motion”). The Moving Shareholder made a number of claims regarding the Debtors’ prepetition actions and requested the Bankruptcy Court dismiss the Debtors’ Chapter 11 Cases. On December 15, 2020, the Debtors Filed the Debtors’ Objection to Shareholder’s Motion to Dismiss the Chapter 11 Cases [Docket No. 437]. The Moving Shareholder subsequently Filed other letters with the Court [Docket Nos. 317, 320, 447, 522, 528, 695, 751]. The Debtors oppose the relief requested in the Moving Shareholder’s other letters.

F.	Retention of the Debtors’ Professionals.

To assist the Debtors in carrying out their duties as debtors in possession and to otherwise represent the Debtors’ interests in the Chapter 11 Cases, the Debtors Filed applications requesting that the Court authorize the Debtors to retain and employ the following advisors pursuant to sections 327 and 328 of the Bankruptcy Code:  (a) Kirkland as counsel to the Debtors; (b) Jackson Walker LLP as co-counsel to the Debtors; (c) PWP as financial advisor and investment banker to the Debtors; (d) PricewaterhouseCoopers LLP (“PwC”) as tax services provider to the Debtors; (e) Alvarez & Marsal North America, LLC, as restructuring advisor to the Debtors; (f) Wachtell, Lipton, Rosen & Katz, as counsel to the Special Committee of the Board of Directors of Gulfport Energy Corporation (the “Parent Special Committee”); (g) Chilmark Partners, LLC, as financial advisor and investment banker to the Topco Special Committee; (h) Katten Muchin Rosenman LLP as counsel to the Disinterested Directors of certain wholly-owned subsidiaries of Gulfport Energy Corporation (collectively, the “Subsidiary Special Committee”); (i) M3 Advisory Partners, LP, as financial advisor and investment banker to the Subsidiary Special Committee; and (j) Grant Thornton, LLP as tax advisor to the Debtors. Concurrently with the application requesting authorization to retain Alvarez & Marsal North America, LLC, the Debtors sought an order designating Mark Rajcevich, Managing Director at Alvarez & Marsal North America, LLC, as the Debtors’ Chief Restructuring Officer. The Court entered orders approving the retention of Kirkland [Docket No. 607], Jackson Walker LLP [Docket No. 732], Alvarez & Marsal North America, LLC [Docket No. 631], M3 Advisory Partners, LP [Docket No. 698], Katten Muchin Rosenman LLP [Docket No. 629], PwC [Docket No. 699], Chilmark Partners, LLC [Docket No. 697], Wachtell, Lipton, Rosen & Katz [Docket No. 696], and Grant Thornton LLP [Docket No. 736].

G.	Schedules of Assets and Liabilities and Statements of Financial Affairs.

On November 15, 2020, the Debtors Filed the SOFA Motion [Docket No. 11] seeking an extension of the time within which the Debtors must File their schedules of assets and liabilities and statements of financial affairs (collectively, the “Schedules”) until January 11, 2021 for a total of 59 days from the Petition Date. The Bankruptcy Court granted this motion on November 16, 2020 [Docket No. 120]. The Debtors Filed their Schedules on December 14, 2020 [Docket Nos. 409–430].

H.	Establishment of a Claims Bar Date.

On November 20, 2020, the Debtors Filed the Debtors’ Motion for Entry of an Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(b)(9) Requests, and (IV) Granting Related Relief [Docket No. 209] (the “Bar Date Motion”), proposing the Claims Bar Date by which the entities holding Claims against the Debtors that arose (or that are deemed to have arisen) prior to the Petition Date (including, without limitation, Class 4A, General Unsecured Claims Against Gulfport Parent, and Class 4B, General Unsecured Claims Against Gulfport Subsidiaries) must File Proofs of Claim. On December 11, 2020, the Bankruptcy Court approved the Bar Date Motion and entered an order establishing January 26, 2021 as the general claims bar date and May 12, 2021 as the governmental claims bar date [Docket No. 388] (the “Bar Date Order”). Pursuant to the Bar Date Order, any party required to File a Proof of Claim under the Bar Date Order that fails to do so before the applicable bar date will be forever barred, estopped, and enjoined from asserting such claim against the Debtors and the Debtors will be forever discharged from any indebtedness or liability relating to such claim. Such party will not be permitted to vote to accept or reject the Plan or receive any recovery under the Plan.

The following Sections VI.I–J reflect the views of the Official Committee of Unsecured Creditors (the “Committee”) with respect to certain matters relating to the Debtors, the Plan, and the Disclosure Statement. THESE VIEWS AND POSITIONS MAY NOT REFLECT THE VIEWS OF EACH OF THE INDIVIDUAL MEMBERS OF THE COMMITTEE, EACH OF WHICH RESERVES ALL RIGHTS. The Debtors and the other parties to the Restructuring Support Agreement disagree with the Committee’s characterizations below and reserve all rights with respect to the matters raised by the Committee.

I. The Committee’s Investigation into the Debtors’ Prepetition Transactions.

The Committee was appointed on November 27, 2020 to represent the interests of all unsecured creditors in these Chapter 11 Cases.31 The Committee selected Kramer Levin Naftalis & Frankel LLP to serve as its legal counsel, Conway MacKenzie to serve as financial advisor, and Jefferies to serve as investment banker. The Committee currently consists of seven members: UMB Bank, N.A., Rockies Express Pipeline LLC, MPLX LP, Bryon LeFort, Pioneer Drilling Services Ltd., Stallion Oilfield Construction Corp., and REME LLC d/b/a Leam Drilling Services.

Once appointed, the Committee began investigating the Debtors’ prepetition transactions, including the prepetition transfer of oil and gas assets worth in excess of a billion dollars from Gulfport Parent to the Gulfport Subsidiaries, and the multi-million dollar prepetition bonuses paid to the Debtors’ management. The Committee served a comprehensive document request on the Debtors on December 11, 2020,32 and then in connection with a resolution of issues associated with the debtor-in-possession financing, the Committee and the Debtors agreed to a case timeline that included certain discovery deadlines, hearing dates, and a briefing schedule associated with the Disclosure Statement and Plan confirmation.33 That agreed schedule called for the Debtors to produce the requested documents and communications to the Committee by January 18, 2021, so that the Committee would have enough time to complete its investigation before its deadline to object to approval of the Disclosure Statement.

After a series of discovery disputes related to the Debtors’ document production, the Committee’s deadline to object to the Disclosure Statement was extended to February 16. The Committee’s investigation remains ongoing, and certain discovery disputes remain open. In addition to reviewing future document productions, the Committee intends to depose numerous Debtor witnesses concerning the prepetition transactions and related matters. The outcome of the Committee’s investigation could materially impact the projected recoveries to unsecured creditors under a chapter 11 plan.

Preliminary indications of the Committee’s investigation have led the Committee to believe that the allocation of value in the Debtors’ proposed Plan among creditors of Gulfport Parent and Gulfport Subsidiaries is inappropriate and does not adequately compensate for the settlement and release of estate and third party claims and causes of action. Therefore, the Committee does not support the Plan’s proposed allocation of distributable value among unsecured creditors of Gulfport Parent and the Gulfport Subsidiaries, and does not support the Plan as proposed.

J. The Committee Believes Significant Prepetition Transactions May Give Rise to Claims and Causes of Actions.

The Committee’s investigation is focused on analyzing potential claims and causes of action that could materially increase unsecured creditor recoveries. While the Committee’s investigation remains ongoing, it appears that certain prepetition transactions could well give rise to significant claims for, among other things, constructive and/or intentional fraudulent transfers, preferential transfers, breaches of fiduciary duty, and substantive consolidation. The Debtors’ Plan proposes to release any and all such claims, for minimal (if any) consideration. Yet the Committee believes that the claims, if not settled in the Plan and instead prosecuted for the benefit of creditors, could dramatically improve unsecured creditor recoveries. The primary transactions that are the subject of the Committee’s investigation are briefly set forth below. Also included below are certain Committee assessments, based on the Committee’s investigation to date, that unsecured creditors should consider when determining whether to vote in favor or against the Plan. Creditors should also review the letter from the Committee accompanying the solicitation materials for specific information regarding the Committee’s position and recommendations with respect to the Plan.

[31]	See Notice of Appointment of Committee of Unsecured Creditors [Docket No. 248].

[32]	See The Official Committee of Unsecured Creditors’ Notice of Rule 2004 Request for Production of Documents from Debtors [Docket No. 382].

[33]	See Agreed Scheduling Order With Respect to Confirmation and Related Matters [Docket No. 495].

i. 2019 Drop Down of the Utica Assets

In June 2019, Gulfport Parent transferred significant oil and gas assets with a book value in excess of a billion dollars (the “Utica Assets”) to its subsidiary, Gulfport Appalachia, LLC, in a transaction or transactions that the Committee believes may not have been properly disclosed in Gulfport Parent’s filings with the SEC. As a result of this transaction, referred to herein as the “2019 Drop Down,” general unsecured creditors of Gulfport Parent were effectively subordinated to noteholders that held claims at both the subsidiary and parent level. The imbalance in currently proposed recoveries between these two general unsecured creditor constituencies is due, in large part, to the 2019 Drop Down, which naturally has been a focus of the Committee’s investigation.

a. Factual Background

Discussions about restructuring the Debtors’ Oklahoma and Ohio oil and gas assets began in early 2017. By the end of March 2017, the company’s management had decided to utilize the company subsidiaries to (allegedly) limit liability by reorganizing and consolidating operations in both Utica and SCOOP. Ultimately, the reorganization was delayed by, among other things, the company’s implementation of a new management/accounting system.

In June 2019, the transfer of the valuable Utica Assets with a book value in excess of a billion dollars was completed, and included the transfer of all legal and operational aspects of Ohio wells from Gulfport Parent to Gulfport Appalachia, LLC, and all Bakken and Niobrara wells from Gulfport Parent to Puma Resources, Inc. The company appears to have informed contract counterparties of the transaction, but the Committee, notwithstanding its repeated requests, has received only limited communications related to the transaction.

Despite the significance of these transactions, the Debtors’ public filings scarcely described the transaction at all, disclosing only that “[e]ffective June 1, 2019, the [Gulfport] Parent contributed interests in certain oil and gas assets and related liabilities to certain of the [g]uarantors.” Gulfport Energy Corp., Quarterly Report (Form 10-Q) (Aug. 2, 2019). The absence of disclosure obscures the materiality of the transaction. Notably, while the public filings do not forthrightly disclose the extent of these transfers, the consolidated financial statements filed by the company reflected the movement of over a billion dollars of such assets to the subsidiary Gulfport Appalachia, LLC.

Because of the significance of these transactions, the Committee has sought numerous categories of documents relating to the 2019 Drop Down, and the Debtors’ production of documents remains ongoing. The Committee has also asked to depose witnesses knowledgeable about it, and the Debtors produced the first such witness on February 12, 2021.

b. Relevant Legal Standards

The Committee is investigating whether the 2019 Drop Down was a fraudulent conveyance. Fraudulent conveyance claims take two forms: intentional fraud and constructive fraud. Often an estate representative will assert both categories of claim arising out of the same facts.

An intentional fraudulent conveyance is a conveyance made with the intent of placing one’s assets beyond the reach of creditors, whether with an intent to “defraud” or with an intent simply to “hinder” or “delay” creditors. Because fraud is often difficult to prove directly, it can be established by aggregating various so-called “badges of fraud,” which include, e.g., (i) lack or inadequacy of consideration; (ii) a close relationship between the parties; (iii) the retention of possession, benefit, or use of the property in question; (iv) the financial condition of the transferor both before and after the transaction; (v) the existence of a pattern or series of transactions or course of conduct after the incurring of debt, onset of financial difficulties, or pendency or threats of suits by creditors; (vi) the general chronology of events; (vii) a transfer not in the usual course of business; and (viii) the secrecy or haste of the transaction.

A constructive fraudulent conveyance, on the other hand, is a transfer for less than “reasonably equivalent value” when (i) the transferor is insolvent or is thereby rendered insolvent, (ii) the transferor is engaged in or about to engage in a transaction for which its remaining property constitutes unreasonably small capital, or (iii) the transferor believes that it will incur debt beyond its ability to pay.34 In light of this legal standard, issues concerning valuation and insolvency are hotly disputed in constructive fraudulent transfer litigation, and often require extensive factual and expert evidence.

It is important to note that both transfers and incurrences of obligations can be fraudulent for purposes of the relevant Bankruptcy Code and state-law statutes.

c. Committee Assessment and Commentary

Given the magnitude of the 2019 Drop Down and its proximity to the Debtors’ bankruptcy filing, the Committee is acutely focused on whether this transaction was carried out in a fair and equitable manner.

The Committee professionals are conducting a detailed valuation analysis to determine whether the parties to the 2019 Drop Down were solvent at the time of the transfer.  Based on the Committee’s investigation conducted to date, the Committee believes that the company may well have been insolvent at the time of the 2019 Drop Down, though the Committee professionals are still reviewing the solvency of the Debtors at the time of the 2019 Drop Down and have not yet formed a final opinion. The Committee professionals have scheduled depositions with relevant company personnel in connection with its analysis of both the 2019 Drop Down and other potential claims and causes of action, which will bear on both the question of solvency, as well as other important factual elements of these claims.

As noted above, if successfully prosecuted, a constructive fraudulent conveyance claim could materially impact the propriety of the recoveries contemplated under the Plan. In particular, in the event the 2019 Drop Down is found to be a fraudulent transfer, the Committee believes that the transaction would likely be deemed void and the Utica Assets, potentially worth in excess of a billion dollars, would be effectively returned to Gulfport Parent. This, in turn, would upend the assumptions upon which Plan recoveries are premised, substantially increasing recoveries for General Unsecured Creditors of Gulfport Parent and rendering the Debtors’ proposed distributions to unsecured creditors wholly inappropriate.

ii. Prepetition Payments to Insider Executives

The Committee is also investigating whether certain prepetition bonuses paid to company executives may be clawed back as preferential transfers and/or fraudulent conveyances. During the eight months leading up to the Debtors’ bankruptcy filing, the Debtors’ executive officers, and senior management team (the “Insider Executives”) and certain other senior employees (together with the Insider Executives, the “Executives”) received over $19.6 million in bonus payments.

[34]	A constructive fraudulent conveyance may also exist where there was a transfer of less than “reasonably equivalent value” and such transfer was made for the benefit of an insider under an employment contract and not in the ordinary course of business.

a. Factual Background

In March 2020, the Debtors’ compensation committee (the “Compensation Committee”) approved the Debtors’ 2020 Incentive Plan (the “Original Incentive Plan”). The plan set forth terms of retention and incentive awards for 2020 for Executives. The Original Incentive Plan provided for (i) retention payments that were payable in advance but subject to clawback if an Executive was no longer with the Debtor at the end of the retention period; and (ii) short- and long-term incentive payments, payable in cash and stock-based compensation after assessment of a one-year performance period.

In April 2020, the Company paid the following Executives an aggregate total of $3,698,750 in retention payments for fiscal year 2020 pursuant to the 2020 Incentive Plan: David Wood received $834,000; Donnie Moore received $505,000; Patrick Craine received $435,000; Quentin Hicks received $425,000; Michael Sluiter received $360,000; Lester Zitkus received $351,900; RJ Moses received $350,000; Stephanie Timmermeyer received $123,450; Rebecca Addison received $45,300; and Ty Peck received $269,100 (each an “April Payment” and collectively the “April Payments”). Shortly thereafter, in August 2020, the board revised the 2020 incentive plan. Under this revised plan, (the “Modified Incentive Plan”), in September 2020, the company paid the Executives, except for Peck: (i) $1.8 million in prorated incentive payments for performance through July and (ii) $14.2 million split 50/50 between pre-paid retention and pre-paid incentive bonuses (the “September Payments”).

All of the April Payments and the September Payments enabled the Executives to receive more than they would have if the Debtors’ bankruptcy cases were cases under chapter 7 of the Bankruptcy Code, as unsecured creditors stand to receive less than 100% recovery in the Debtors’ bankruptcy cases.

b. Relevant Legal Standards

The Bankruptcy Code generally allows for the recapture of certain payments made by a debtor in satisfaction of antecedent debt within the 90 days prior to a bankruptcy filing when those payments were made for the benefit of a creditor while the debtor was insolvent. (As to insiders, the look-back period extends to a full year.) Referred to as preferential transfers, these transfers may be voidable under the Bankruptcy Code, with the overall goal of fostering equal treatment among similarly situated creditors. Affirmative defenses to preferential transfer claims include that the transfers were made in the ordinary course of business, or that the transferee subsequently provided new value to the debtor (for example, in the form of goods, services, or new credit).

The legal standards regarding fraudulent transfers, discussed in Section VI.J.i.b., are also relevant to the analysis of the validity of the April Payments and September Payments. In addition, as noted above, a transfer for less than reasonably equivalent value may be avoided as a fraudulent conveyance even if the debtor was solvent at the time of the transfer where the transfer was made to an insider under an employment contract and not in the ordinary course of business.

c. Committee Commentary

The Committee is investigating whether the prepetition payments to Executives can be avoided as fraudulent conveyances and/or preferential transfers. If avoided, these payments could inure to the benefit of unsecured creditors.

The Committee believes that the September Payments constitute transfers on account of antecedent debt—namely, the Debtors’ existing obligations under written agreements entered into with each of the Executives in August 2020. The payments were made on September 3, 2020, which is less than 90 days before the Petition Date and thus the Debtors are presumed to have been insolvent at the time of the transfers. The April Payments to the Insider Executives were also made on account of the Debtors’ existing obligations under written agreements entered into with the Insider Executives in March 2020. The payments were made on April 3, 2020—less than one year before the Petition Date—at a time when the Debtors were insolvent and were made to insiders including the Debtors’ officers and senior management team. The Committee believes that both the September Payments and April Payments therefore may well be ultimately deemed to be preferential transfers, and avoided.

Additionally, though further fact discovery is required, the Committee believes that these transfers may also be voided as fraudulent transfers. It is unclear whether the Debtors received reasonably equivalent value in exchange for these payments. Given that these transfers inured to the benefit of insiders under employment contracts and potentially were made outside of the ordinary course of business, a fraudulent transfer claim may be pursued even if the Debtors were solvent at the time of such transfers. The transfers took place, however, at a time when the Debtors were in all likelihood insolvent. Further, the Committee continues to analyze whether these payments give rise to claims against the Debtors’ current and former officers and directors for breaches of fiduciary duty that might generate recoveries under the Debtors’ associated insurance policies.

iii. Stock Repurchases/Debt Buybacks

In addition, the Committee is investigating certain share repurchases and debt buybacks (the “Share Repurchases and Debt Buybacks”) that the Debtors conducted before filing for bankruptcy. Beginning in 2018 and continuing through 2019, the Debtors executed $230 million in buybacks of their common stock and approximately $150 million of their bond debt. See generally supra Art. VI.B.2–3.

The Committee is investigating whether these transactions give rise to claims for fraudulent conveyance or voidable preferences. The Committee also continues to analyze whether, even putting aside traditional avoidance actions, these transactions give rise to claims against the Debtors’ current and former officers and directors for breaches of the duty care that might generate recoveries under the Debtors’ associated insurance policies. The Committee’s investigation has included reviewing documents produced in response to the Committee’s Rule 2004 request to determine (1) how the stock or debt was acquired, how the acquisitions were funded and on what terms, (2) whether the Debtors were solvent at the time of such transactions, (3) whether the sales were for reasonable value, and (4) whether these transactions were conducted at arm’s-length.

iv. Significant Prepetition Divestitures

In 2019, the Debtors sold off certain non-core assets in a series of transactions (the “Prepetition Divestitures”). According to the Debtors, the Prepetition Divestitures were a part of the Debtors’ efforts to develop their core assets and repay cash flows. See supra Art. VI.A.3.

These transactions could be the subject of fraudulent transfer claims, and/or breach of fiduciary duty and related claims. The Committee is investigating the facts and circumstances surrounding these transactions, including by taking depositions of relevant persons involved in transactions. If, for example, such transactions were effectuated at a time when the Debtors were insolvent, and the Debtors did not receive reasonably equivalent value in return of these transfers, such transfers could be deemed constructive fraudulent transfers and therefore void. The Committee is likewise investigating (1) the validity of the reasons for entering into the above transactions, (2) the process for choosing to sell the above assets, (3) the process for selecting the successful purchasers, and (4) the adequacy of the sale prices, in an effort to ensure the transactions were legitimate and obtained at a fair price.

v. Substantive Consolidation and Alter Ego

Bankruptcy courts have the power to provide an array of equitable relief in certain circumstances. The equitable doctrine of substantive consolidation, for example, may allow bankruptcy courts to disregard the corporate separateness of subsidiaries and parent entities that effectively function as a single economic entity. Similar claims may arise under which a court may “pierce the corporate veil” and establish alter ego liability if a plaintiff can demonstrate that a parent and subsidiary operated as a single economic unit. The Committee is closely investigating whether there could be a legitimate basis to substantively consolidate the Debtors, which would render the disparate creditor treatment under the Plan wholly improper.

Certain aspects of the Debtors’ operations are relevant to a substantive consolidation and/or alter ego analysis. For example, the company acted in a variety of ways that might lead a court to find that Gulfport Parent and Gulfport Subsidiaries were acting as a single economic entity. The manner in which the company interacted with its midstream and other contract counterparties suggests a consolidated method of operation: midstream contracts were held at Gulfport Parent, and the company’s assets were purportedly held at the subsidiaries, but many counterparties that the company dealt with did not understand whether they were interacting with Gulfport Parent or Gulfport Subsidiaries.

The Committee’s investigation to date suggests that certain creditors were at best confused by which entity they were facing. While certain trade creditors’ claims have been scheduled by the Debtors at the subsidiary Debtor entities, many of such creditors’ corresponding proofs of claim have been filed against Gulfport Parent. This is not surprising because there was a common prepetition practice whereby such creditors would invoice the Parent and be paid by subsidiaries (via the Gulfport Parent), with the associated privity disconnect an apparent byproduct of the 2019 Drop Down.

A finding that the Debtors’ estates should be substantively consolidated would dramatically alter the landscape upon which creditor recoveries are premised. The analysis is highly fact-based, and the Committee’s investigation will continue to assess whether substantive consolidation poses a meaningful risk to confirmation of this Plan.

vi. Other Investigation Claims

The Committee is continuing to investigate various other prepetition transactions of the Debtors to determine whether colorable claims exist and should be pursued to the benefit of the Debtors’ estates, and is investigating the proposed treatment of claims under the Plan and settlements set forth therein, including (i) the basis and process for arriving at the equity splits between the Gulfport Parent and Gulfport Subsidiaries to 94/6 in RSA negotiations on the eve of filing and (ii) the proposed settlement relating to intercompany claim/cash management issues (including resolving issues preserved under the final cash management order relating to expenses typically netted from proceeds that were never accounted for in the intercompany ledgers).  While the Committee’s investigation of these items remains ongoing, the Committee currently believes it has identified numerous issues with the proposed Plan that, if not appropriately addressed, may present significant challenges to confirmation.

The following Section VIII.K REFLECTS THE VIEWS OF THE SPECIAL COMMITTEES, AND does not reflect the views of the committee with respect to the special committee INVESTIGATIONS. The committee reserveS all rights with respect to these matters

K.	Special Committee Investigations.

1.	Appointment of the Special Committees.

Prior to the Petition Date, in connection with their restructuring efforts, the Debtors appointed disinterested directors to form the Parent Special Committee and the Subsidiary Special Committee (together, the “Special Committees”) to conduct investigations regarding potential intercompany claims based on, among other things, the 2019 contribution of assets from Gulfport Parent to Gulfport Appalachia (the “2019 Asset Contribution”).

To assist in the execution of their duties, the Parent Special Committee and the Subsidiary Special Committee each retained advisors; the Parent Special Committee retained Wachtell Lipton, Rosen & Katz (“Wachtell Lipton”), as counsel, and Chilmark Partners, LLC (“Chilmark”), as financial advisors, and the Subsidiary Special Committee retained Katten Muchin Rosenman LLP (“Katten”), as counsel, and M3 Advisory Partners, LP (“M3”), as financial advisors.

In addition to their regular roles as members of the boards of their respective entities, the members of the Special Committees conducted independent investigations into certain potential intercompany claims and causes of action. An overview of the status and progress of the Special Committees’ work as of the date hereof is below.

2.	Summary of Parent Special Committee Investigation.

The Parent Special Committee was formed on September 10, 2020 via a resolution of the Board of Directors of Gulfport Parent and was delegated broad authority to act for Gulfport Parent with respect to certain conflicts that may exist between Gulfport Parent and Gulfport Subsidiaries, including authority to investigate claims between the entities and to act on behalf of Gulfport Parent with respect to such matters (the “Parent Independent Investigation”).

The Parent Special Committee consists of Alvin Bledsoe and John W. Somerhalder II. Mr. Bledsoe is the Chairman of Gulfport Parent’s Board of Directors, which he joined in January 2020. Mr. Somerhalder joined Gulfport Parent’s Board in July 2020. After being appointed to the Parent Special Committee, Mr. Bledsoe and Mr. Somerhalder retained Wachtell Lipton as legal advisor and Chilmark as financial advisor.

One of the matters encompassed by the Parent Independent Investigation is the 2019 Asset Contribution, which was completed on or around June 1, 2019, in which Gulfport Parent contributed substantially all of its leasehold and ownership interests in the Utica Shale region to Gulfport Appalachia. As a result of the 2019 Asset Contribution, while Gulfport Parent continued to be party to contracts with midstream providers, the Debtors’ oil-and-gas exploration assets were held directly by the Subsidiaries.

The Parent Special Committee, with the assistance of its advisors at Wachtell Lipton and Chilmark, reviewed and analyzed the 2019 Asset Contribution and potential causes of action relating to that transaction. The Parent Special Committee and its advisors also reviewed and analyzed the intercompany payables and receivables in the Debtors’ books and records, as well as the likely quantum of rejection damages claims against Gulfport Parent.  In connection with this diligence process, Wachtell Lipton and Chilmark (at the direction of the Parent Special Committee) interviewed knowledgeable individuals with respect to 2019 Asset Contribution and related matters, requested various categories of documents from the Debtors and the Debtors’ advisors, and reviewed thousands of documents produced in response to the requests.  In addition to gathering facts relating to the transaction, the Parent Special Committee (with the assistance of and through its advisors) also evaluated market evidence and other facts relating to Gulfport Parent’s and Gulfport Subsidiaries’ financial condition at the time of the 2019 Asset Contribution, and evaluated potential causes of action to avoid the transfer of the relevant assets or recover from the Subsidiaries.

As it conducted its review and drew preliminary conclusions, the Parent Special Committee provided input to the Debtors’ management and advisors regarding the ongoing negotiation with the Ad Hoc Group of Bondholders and other creditors, and ultimately agreed to approve the Restructuring Support Agreement, which includes a material recovery to Gulfport Parent-only creditors on account of intercompany claims and potential causes of action.

The Parent Special Committee’s agreement to support the RSA Plan was (and remains) subject to a fiduciary out, in the event that continuing to support the transactions contemplated by the Plan fails to accord with the Parent Special Committee’s fiduciary duties. The Parent Special Committee, with the assistance of its advisors, is continuing to evaluate facts and arguments (including evidence and arguments developed by the Official Committee of Unsecured Creditors) relating to the 2019 Asset Contribution, other issues including arguments for substantive consolidation, and the ultimate implications of the Plan for Gulfport Parent’s creditors.

3.	Summary of Subsidiary Special Committee Investigation.

The Subsidiary Special Committee was formed on September 15, 2020, when the governing body for each of the Gulfport Subsidiaries appointed Stefan M. Selig and Andrew C. Kidd, as disinterested directors. The Subsidiary Special Committee was delegated broad authority to, among other things: (i) commence an independent investigation (the “Subsidiary Independent Investigation”) into whether any potential claims or causes of action exist between Gulfport Parent and Gulfport Subsidiaries; (ii) determine whether any matter arising in the Debtors’ chapter 11 cases presents a potential conflict of interest between Gulfport Subsidiaries and Gulfport Parent or its directors and officers; and (iii) take any and all actions necessary with respect to such matters as deemed appropriate by the Subsidiary Special Committee. Shortly thereafter, the Subsidiary Special Committee engaged Katten and M3 to assist with the Subsidiary Independent Investigation.

In the course of conducting the Subsidiary Independent Investigation, and at the direction of the Subsidiary Special Committee, Katten and M3 submitted three sets of targeted but broad diligence requests to the Debtors seeking documents and information relevant to the Subsidiary Independent Investigation, including, among other requests, copies of board materials and minutes, corporate governance documents, intercompany agreements, accounting information, and internal company communications. To date Katten and M3 have received and reviewed more than 7,000 documents produced in response to the Subsidiary Special Committee’s requests and document requests from the Committee. Katten and M3 conducted interviews with seven members of the Debtors’ current and former management team and, to minimize cost and avoid duplication of effort, attended, and will attend, additional depositions conducted by the Committee, some of which include persons already interviewed by Katten and M3.

Pursuant to the Subsidiary Independent Investigation, Katten and M3 are continuing to analyze potential claims and causes of action held by the Debtors’ Estates relating to, among other things, the acquisition of certain assets of Vitruvian II Woodford, LLC through Gulfport MidCon, LLC (formerly known as Scoop Acquisition Company, LLC), on February 17, 2017 (the “2017 Acquisition”); the 2019 Asset Contribution; intercompany dealings, practices, and observance of corporate formalities, as they pertain to single entity theories of liability or substantive consolidation; and intercompany payables and receivables owing between Gulfport Parent, on the one hand, and certain of Gulfport Subsidiaries, on the other. The potential claims and causes of action include: (a) actual and constructive fraudulent transfers; (b) substantive consolidation; (c) debt recharacterization; (d) breach of fiduciary duty; and (e) unjust enrichment.

Based on the documents and information received and reviewed through the date hereof in connection with conducting the Subsidiary Independent Investigation, the Subsidiary Special Committee’s preliminary determination is that it continues to support the compromise reflected in the RSA and Plan. However, the support and preliminary determinations reached by the Subsidiary Special Committee remain subject to the fiduciary out set forth in the RSA, the completion of the Subsidiary Independent Investigation, and the Subsidiary Special Committee reserves all rights in respect of the foregoing.

L.	Litigation Matters.

In the ordinary course of business, the Debtors are parties to certain lawsuits, legal proceedings, collection proceedings, and claims arising out of their business operations. The Debtors cannot predict with certainty the outcome of these lawsuits, legal proceedings, and claims.

With certain exceptions, the filing of the Chapter 11 Cases operates as a stay with respect to commencement or continuation of litigation against the Debtors that was or could have been commenced before the commencement of the Chapter 11 Cases. In addition, the Debtors’ liability with respect to litigation stayed by the commencement of the Chapter 11 Cases generally is subject to discharge, settlement, and release upon confirmation of a plan under chapter 11, with certain exceptions. Therefore, certain litigation Claims against the Debtors may be subject to discharge in connection with the Chapter 11 Cases.

Prior to the Petition Date, approximately 152 separate individuals and entities in Ohio (the “Ohio Litigation Claimants”) brought lawsuits or are putative class members in lawsuits against the Debtors and other defendants (the “Ohio Litigation”). The majority of the Ohio Litigation Claimants allege that certain of the Debtors committed—and are continuing to commit—unlawful trespass, conversion, and unjust enrichment relating to the oil and gas operations on the claimants’ Ohio properties. These Ohio Litigation Claimants allege that Gulfport and other defendants drilled below the leased formation (the Marcellus Shale and the Utica Shale) and wrongly extracted minerals from a deeper, unleased formation (the “Point Pleasant Formation”), which the Ohio Litigation Claimants allege is expressly reserved to each respective Ohio Litigation Claimant under the terms of the specific lease. Prior to the Petition Date, a state court in Ohio granted summary judgment for one of the Ohio Litigation Claimants, TERA, LLC (“TERA”), finding that TERA’s lease did not give the Debtors and other defendants drilling rights to the Point Pleasant Formation and that defendants intentionally trespassed and are liable for conversion and willful trespass damages under Ohio law, TERA, LLC v. Rice Drilling D, LLC, et al., Case No. 17-CV-344 (Court of Common Pleas, Belmont County, Ohio) (the “TERA Case”). In addition to the Point Pleasant Formation drilling dispute, the remaining lawsuits relate to various royalty and drilling issues. A trial on damages in the TERA case was scheduled for December 15, 2020, which was stayed as a result of the bankruptcy and adjourned until May 11, 2021.

The Ohio Litigation Claimants each filed a proof of claim asserting combined damages of approximately $477 million. In addition, a proof of claim has been filed asserting damages of at least $1.75 billion on behalf of an uncertified, putative class in J&R Passmore, LLC, et al., v. Rice Drilling D LLC, et al., Case No. 2:18-cv-1587 (S.D. Ohio, Eastern Division) (“Passmore Litigation”). On February 10, 2021, the Debtors filed a motion with the Bankruptcy Court to strike the class proof of claim [Docket No. 761]. The Ohio Litigation Claimants filed an objection to the Debtors’ motion to strike on February 18, 2021 [Docket No. 787]. On February 12, 2021, the Ohio Litigation Claimants filed their Motion for Certification of Class Proofs of Claim [Docket No. 766].

The Ohio Litigation Claimants allege that the drilling by Gulfport and other defendants into the Point Pleasant Formation is illegal and has continued following the filing of these chapter 11 cases. The Ohio Litigation Claimants have asserted that they will take all actions to which they are legally entitled to stop these actions, which, if successful may have a negative effect on the Debtors’ post-bankruptcy operations and cash flow. The Ohio Litigation Claimants have also asserted that they intend to file administrative expense claims for alleged post-petition harms of no less than approximately $14.4 million (as of January 26, 2021).

The Debtors and other named defendants dispute the allegations in the Ohio Litigation. Further, the Debtors believe that the Ohio Litigation is unlikely to succeed on the merits and that the proffered damages are grossly exaggerated. The Debtors believe the partial summary judgment secured in favor of the plaintiffs in the TERA Case was wrongly decided and intend to appeal.

Even assuming liability and assuming a putative class is certified, the Debtors estimate that the damages, if any, in respect of the claims asserted by the Ohio Litigation Claimants would be immaterial under any outcome in the underlying litigation. The Debtors expressly reserve their rights to object to any purported “class” claim and the individual proofs of claim filed by putative class members on any grounds and reserve all rights regarding all matters described in the foregoing disclosure.

M.	The Midship Adversary Proceeding and Settlement.

Prior to the Petition Date, Gulfport Parent and Midship entered into an agreement for the transportation of natural gas. In June, 2020, Gulfport Parent and Midship amended this agreement to restructure volume requirements and credit assurance terms.

Under the June, 2020, amendment, Gulfport Parent agreed to provide Midship with $32.9 million as a prepayment for reservation charges under the agreement. Thereafter, Gulfport Parent was to provide Midship a $34 million surety bond in exchange for Gulfport Parent being able to reduce the amount of the posted Letter of Credit already in place as credit assurance under the agreement from $75.6 million to $12.2 million.

In accordance with this amendment to the agreement, Gulfport Parent paid Midship the $32.9 million prepayment on September 28, 2020. Notwithstanding this prepayment, while the parties discussed the specifics for effectuating the exchange of the new $34 million surety bond and the corresponding reduction to the Letter of Credit, Midship suddenly instead drew on the full $75.6 million Letter of Credit, in violation of the agreement. Midship claims that it drew down the $75.6 million because Gulfport Parent did not provide a $34 million surety bond by October 1, 2020. The Debtors dispute this claim.

Accordingly, on November 15, 2020, the Debtors commenced an adversary proceeding against Midship (Adv. Proc. No. 20-03465) (the “Midship AP”) by filing a complaint with the Bankruptcy Court (the “Midship Complaint”) [Midship AP Docket No. 1]. The Midship Complaint sought to recover actual damages in the amount of $75.6 million, less any amounts equal to any and all money, obligations, and/or liabilities incurred by Gulfport Parent and owed to Midship, as well as punitive and exemplary damages, on the basis of Midship’s breach of contract, conversion, fraud, negligent misrepresentation, and violation of the automatic stay under section 362 of the Bankruptcy Code, and on the basis of section 542 of the Bankruptcy Code, requiring turnover of the property of the estate.

On November 18, 2020, the Debtors moved for a preliminary injunction in the adversary proceeding [Docket No. 6]. After the filing of the Midship Complaint, the Debtors and Midship engaged in negotiations to resolve the Midship AP. The parties adjourned the hearing on the request for the preliminary injunction and continued negotiations to resolve the Midship AP and reach a new long-term arrangement.

On December 15, 2020, the Debtors and Midship Filed the Joint Motion of Debtors and Midship Pipeline Company, LLC for Entry of an Order (I) Authorizing and Approving Settlement Agreement and (II) Granting Related Relief [Docket No. 442] (the “Midship Settlement Agreement”). The Midship Settlement Agreement includes a revised midstream service agreement with Midship (the “New Gulfport TSA”) and fully resolves the Midship AP. On January 8, 2021, the Bankruptcy Court entered an order approving the Midship Settlement Agreement [Docket No. 589].

N.	The FERC Adversary Proceeding

In the course of the Chapter 11 Cases, the Debtors are seeking to reject, pursuant to section 365 of the Bankruptcy Code and applicable binding Fifth Circuit Court of Appeals precedent, certain negotiated rate firm transportation natural gas transportation service agreements. Rates under these contracts are regulated by the Federal Energy Regulatory Commission (“FERC”).

FERC has maintained that rejection of a FERC-jurisdictional executory contract in bankruptcy abrogates or modifies the rates of that contract and that FERC has ultimate authority to pass judgment on the modification or abrogation of the rates in a FERC-jurisdictional contract through rejection in bankruptcy. The Debtors dispute this view.

Accordingly, on November 15, 2020, the Debtors commenced an adversary proceeding against FERC (Adv. Pro. 20-03464) (the “FERC AP”) by filing a complaint with the Bankruptcy Court (the “FERC Complaint”) [FERC AP Docket No. 1]. The FERC Complaint seeks a declaratory judgment from the Bankruptcy Court that:  (i) the Bankruptcy Court has exclusive jurisdiction—which FERC cannot preempt or negate—over the Debtors’ right to reject the firm transportation agreements under section 365 of the Bankruptcy Code; (ii) the Debtors do not need FERC’s approval or any authorization under the Natural Gas Act to reject the firm transportation agreements under the Bankruptcy Code; and (iii) FERC cannot act under the Natural Gas Act to enforce the Debtors’ obligations or compel the Debtors’ continued performance of any firm transportation agreement for which rejection is approved. In addition, the FERC Complaint seeks preliminary and permanent injunctions enjoining FERC from interfering with the Debtors’ rights to reject the firm transportation agreements pursuant to section 365 of the Bankruptcy Code.

The FERC Complaint also sought entry of a related temporary restraining order against FERC. On November 16, 2020, the Bankruptcy Court denied the Debtors’ request for a temporary restraining order.

O.	The FT Agreement Rejection Motions.

In the period leading up to the Petition Date, the Debtors analyzed their executory contracts and unexpired leases, including negotiated rate, firm natural gas transportation service agreements (the “FT Agreements”), in light of the Debtors’ go-forward business plan. The FT Agreements require the Debtors to pay fixed capacity reservation charges whether or not the Debtors actually ship or receive any benefit from that capacity. In addition, the pricing environment for gas production and the Debtors’ financial condition when the FT Agreements were executed were materially different than they have been recently. Based on recent pricing for natural gas, it is no longer economical for the Debtors to maintain certain of the FT Agreements. As a result of their analysis, the Debtors determined that, in their business judgment, certain of the FT Agreements are unnecessary and burdensome to the Debtors’ estates, and it is in the best interests of their estates to reject those FT Agreements and related contracts effective as of the Petition Date.

On November 15, 2020, the Debtors Filed the Motion of Gulfport Energy Corporation for Entry of an Order (I) Authorizing Rejection of the Negotiated Rate Firm Transportation Agreements with Rockies Express Pipeline LLC and Rover Pipeline, LLC and Related Contracts Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 59] and the Motion of Gulfport Energy Corporation for Entry of an Order (I) Authorizing Rejection of Certain Negotiated Rate Firm Transportation Agreements and Related Contracts Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 58] (collectively, the “FERC Contracts Rejection Motions”). On December 31, 2020, the Debtors Filed the Motion of Gulfport Energy Corporation for Entry of an Order (I) Authorizing Rejection of the Negotiated Rate Firm Transportation Agreement with Enable Gas Transmission Effective as of December 31, 2020 and (II) Granting Related Relief [Docket No. 517] (the “Enable Rejection Motion”).

On December 4, 2020, FERC Filed a limited objection [Docket No. 290] to the FERC Contracts Rejection Motions. On December 7, 2020, a number of objections were Filed by other FT Agreement contract counterparties: (i) Everest Reinsurance Company and Everest National Insurance Company Filed an objection to the FERC Contracts Rejection Motions [Docket No. 299]; (ii) Rover Filed an objection [Docket No. 302]; and (iii) QBE Insurance Corporation Filed a joinder to Rover’s objection [Docket No. 304].

In conjunction with these objections, on December 2, 2020, REX Filed the Motion to Withdraw Reference of the Motion of Gulfport Energy Corporation for Entry of an Order (I) Authorizing Rejection of the Negotiated Rate Firm Transportation Agreements with Rockies Express Pipeline LLC and Rover Pipeline, LLC and Related Contracts Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 274] (the “REX Motion to Withdraw the Reference”). After REX, TC Energy [Docket No. 296] and Rover [Docket No. 301] Filed similar motions to withdraw the reference (together with the REX Motion to Withdraw the Reference, collectively the “Motions to Withdraw Reference”). In response, the Debtors Filed the Debtors’ Objection to Rockies Express Pipeline LLC’s Motion to Withdraw Reference of the Motion of Gulfport Energy Corporation for Entry of an Order (I) Authorizing Rejection of the Negotiated Rate Firm Transportation Agreements with Rockies Express Pipeline LLC and Rover Pipeline, LLC and Related Contracts Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 323] and the Debtors’ Combined Objection to TC Energy’s and Rover Pipeline LLC’s Motions to Withdraw Reference of the Debtors’ Motions for Entry of an Order (I) Authorizing Rejection of Certain Negotiated Rate Firm Transportation Agreement and Related Contracts Effective as of the Petition Date and (II) Granting Related Relief [Docket No. 335]. A hearing on the Motions to Withdraw Reference was held on December 11, 2020. On January 21, 2021, the Bankruptcy Court issued a report and recommendation regarding the Motions to Withdraw Reference and recommended that the District Court (as defined herein) deny the motions in their entirety [Docket No. 661]. On January 21, 2021, the Motions to Withdraw Reference were assigned to United States District Judge Lynn N. Hughes of the United States District Court for the Southern District of Texas (the “District Court”), civil case number 4:21-cv-00232 and remain pending before the District Court as of the date of this Disclosure Statement.

On January 27, 2021, the Debtors and REX Filed the Joint Motion of the Debtors and Rockies Express Pipeline LLC for Entry of an Order (I) Authorizing And Approving Settlement Agreement and (II) Granting Related Relief [Docket No. 701]. On January 28, 2021, the Debtors and REX Filed the Joint Stipulation and Agreed Order By and Among the Debtors and Rockies Express Pipeline LLC Granting Relief From the Automatic Stay [Docket No. 709].

On December 31, 2020, the Debtors Filed the Enable Rejection Motion. The Enable Rejection Motion rejects certain negotiated rate firm natural gas transportation service agreements, the rates, terms, and conditions of which are subject to the FERC Gas Tariff. A hearing is scheduled for the Enable Rejection Motion on March 3, 2021 at 9:30 a.m., prevailing Central Time.

P.	G&P Contract Rejection Motion.

On November 24, 2020, the Debtors Filed the Debtors’ Motion for Entry of an Order (I) Authorizing Rejection of Certain Executory Contracts Effective as of November 23, 2020 and (II) Granting Related Relief [Docket No. 230] (the “G&P Rejection Motion”). These contracts relate to either the gathering for or purchase of gas from the Debtors.

On December 15, 2020, DCP NGL Services, LLC (“DCP”) Filed a limited objection [Docket No. 439], arguing that the G&P Rejection Motion should not be granted on a retroactive basis with respect to Gulfport’s contract with DCP because the Debtors have continued to receive the benefit of this contract subsequent to the Petition Date and the proposed effective date of the G&P Rejection Motion. On January 20, 2021, the Debtors Filed a joint stipulation and agreed order with DCP [Docket No. 646].

IX.	Risk Factors

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ business or the Plan and its implementation. For additional risk factors that may affect the Debtors’ restructuring, please refer to the Debtors’ publicly available filings with the SEC, including but not limited to the Debtors’ most recent annual form 10-K filed on February 27, 2020 and quarterly form 10-Q filed on November 9, 2020.

THE DEBTORS HAVE PROVIDED THE FOLLOWING RISK FACTOR DESCRIPTIONS TO SATISFY THE DISCLOSURE REQUIREMENTS OF SECTION 1125 OF THE BANKRUPTCY CODE. DISCLOSURE AND DISCUSSION OF ADDITIONAL RISK FACTORS RELATED TO THE DEBTORS’ BUSINESS MAY BE FOUND IN PUBLICLY AVAILABLE SECURITIES FILINGS.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims and Allowed Interests under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement.

The Restructuring Support Agreement contains provisions that give the Consenting Stakeholders the ability to terminate the Restructuring Support Agreement upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve certain milestones. To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or not met, the Effective Date will not take place.

4.	The Conditions Precedent to Consummation of the Exit Facility May Not Occur.

As more fully set forth in the Exit Facility Documentation, the Exit Facility is subject to a number of conditions precedent. These conditions precedent include, among other things, requirements for leverage and liquidity of the Reorganized Debtors. If these conditions precedent are not satisfied or waived, the Exit Facility may not be consummated, and because consummation of the Exit Facility is itself a condition precedent to the Effective Date, the Effective Date may not take place.

5.	The Bankruptcy Court May Not Grant the Midstream Contract Rejection Motions.

The Bankruptcy Court could deny the Debtors’ motions to reject certain FT Agreements, and because one of the conditions precedent to consummation of the Exit Facility is to permanently reduce their contractual future demand reservation fees by at least 50% of the present value of all such fees owed on October 31, 2020, and reduce the future firm transportation average daily demand reservation volumes by at least 35% of the amount as of October 31, 2020, the Exit Facility may not be consummated. Because consummation of the Exit Facility is itself a condition precedent to the Effective Date, the Effective Date may not take place as a result.

6.	The District Court May Grant the Motions to Withdraw Reference.

The Bankruptcy Court issued a report and recommendation on the Motions to Withdraw Reference. The Bankruptcy Court recommends that the Motions to Withdraw Reference be denied, but the District Court could nonetheless grant the Motions to Withdraw Reference and withdraw the reference with respect to the FERC Contracts Rejection Motions. In the event the District Court withdrew the reference with respect to the FERC Contracts Rejection Motions, the District Court would be the court responsible for hearing the FERC Contracts Rejection Motions. There is no certainty around the timing of the District Court’s ruling on the Motions to Withdraw Reference or the timing of a ruling on the FERC Contracts Rejection Motions in the Bankruptcy Court or the District Court.

7.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may need to seek to confirm an alternative chapter 11 plan or transaction, subject to the terms of the Restructuring Support Agreement. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Interests and Claims as those proposed in the Plan, and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates or Holders of Claims and Interests than the Plan.

8.	The Debtors May Not Be Able to Secure Confirmation of the Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that:  (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of an Allowed Claim or Allowed Interest might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, Holders of Allowed Interests and Allowed Claims would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement, reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class of Allowed Claims or Allowed Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

9.	Nonconsensual Confirmation.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

10.	Continued Risk upon Confirmation.

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for oil and natural gas, and increasing expenses. See Article IX.C of this Disclosure Statement, entitled “Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.” Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan in order to achieve the Debtors’ stated goals.

Further, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

11.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

12.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Plan or the Restructuring Support Agreement, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan, subject to the terms of the Restructuring Support Agreement. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

13.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur.

14.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

15.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan and the significant deleveraging and financial benefits that they embody.

B.	Risks Related to Recoveries Under the Plan.

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Common Stock and New Preferred Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The New Common Stock and New Preferred Stock is Subject to Dilution.

The ownership percentage represented by the New Common Stock and New Preferred Stock distributed on the Effective Date under the Plan will be subject to dilution from the Management Incentive Plan or other securities that may be issued post-emergence.

3.	Certain Tax Implications of the Plan.

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement, entitled “Certain United States Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtors and Holders of certain Claims.

4.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ business, results of operations, and financial condition.

5.	A Liquid Trading Market for the Shares of New Common Stock May Not Develop.

Although the Debtors and the Reorganized Debtors may apply to relist the New Common Stock on a national securities exchange (subject to the terms of the Restructuring Support Agreement), the Debtors make no assurance that they will be able to obtain this listing or, even if the Debtors do, that liquid trading markets for shares of New Common Stock will develop. The liquidity of any market for shares of New Common Stock will depend upon, among other things, the number of holders of shares of New Common Stock, the Reorganized Debtors’ financial performance, and the market for similar securities, none of which can be determined or predicted. Accordingly, there can be no assurance that an active trading market for the New Common Stock will develop, nor can any assurance be given as to the liquidity or prices at which such securities might be traded. In the event an active trading market does not develop, the ability to transfer or sell New Common Stock may be substantially limited.

6.	The Trading Price for the Shares of New Common Stock May Be Depressed Following the Effective Date.

Assuming that the Effective Date occurs, shares of New Common Stock and New Preferred Stock will be issued to Holders of certain Classes of Claims. Following the Effective Date of the Plan, shares of New Common Stock and New Preferred Stock may be sold to satisfy withholding tax requirements, to the extent necessary to fund such requirements. In addition, Holders of Claims and Interests that receive shares of New Common Stock or New Preferred Stock may seek to sell such securities in an effort to obtain liquidity. These sales and the volume of New Common Stock and New Preferred Stock available for trading could cause the trading price for the shares of New Common Stock or New Preferred Stock to be depressed, particularly in the absence of an established trading market for the New Common Stock and New Preferred Stock.

7.	Certain Holders of New Common Stock May be Restricted in their Ability to Transfer or Sell their Securities.

The recipients of shares of New Common Stock to holders who are deemed “underwriters” as defined in section 1145(b) of the Bankruptcy Code (which includes affiliates of the Reorganized Debtors) will be restricted in their ability to transfer or sell their securities. In addition, securities issued under the Plan not under section 1145 of the Bankruptcy Code but pursuant to exemptions from registration under the Securities Act will also be subject to restrictions on resale. Holders of shares of New Common Stock subject to restrictions on resale will be permitted to transfer or sell such securities only pursuant to the provisions of Rule 144 under the Securities Act, if available, or another available exemption from the registration requirements of the Securities Act, or registration under the Securities Act of such shares of New Common Stock. These restrictions may adversely impact the value of the New Common Stock and make it more difficult for such persons to dispose of their securities, or to realize value on such securities, at a time when they wish to do so. See Article XI to this Disclosure Statement, entitled “Certain Securities Law Matters.”

C.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses.

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest on their indebtedness, including, without limitation, potential borrowings under the Exit Facility upon emergence.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: the (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions Filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity.  So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases.

Further, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization.  Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

The Financial Projections attached hereto as Exhibit C are based on assumptions that are an integral part of the projections, including Confirmation and Consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors and some or all of which may not materialize.

In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Debtors’ operations. These variations may be material and may adversely affect the value of the New Common Stock, the New Preferred Stock, and the ability of the Debtors to make payments with respect to their indebtedness. Because the actual results achieved may vary from projected results, perhaps significantly, the Financial Projections should not be relied upon as a guarantee or other assurance of the actual results that will occur.

Further, during the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date. In addition, if the Debtors emerge from the Chapter 11 Cases, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt fresh start accounting, in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends.

Lastly, the business plan was developed by the Debtors with the assistance of their advisors. There can be no assurances that the Debtors’ business plan will not change, perhaps materially, as a result of decisions that the board of directors may make after fully evaluating the strategic direction of the Debtors and their business plan. Any deviations from the Debtors’ existing business plan would necessarily cause a deviation.

5.	The Debtors’ Substantial Liquidity Needs May Impact Revenue.

The Debtors operate in a capital-intensive industry. If the Debtors’ cash flow from operations remains depressed or decreases as a result of low commodity prices, decreased E&P sector capital expenditures, or otherwise, the Debtors may not have the ability to expend the capital necessary to improve or maintain their current operations, resulting in decreased revenues over time.

The Debtors face uncertainty regarding the adequacy of their liquidity and capital resources. In addition to the cash necessary to fund ongoing operations, the Debtors have incurred significant professional fees and other costs in connection with preparing for the Chapter 11 Cases and expect to continue to incur significant professional fees and costs throughout the Chapter 11 Cases. The Debtors cannot guarantee that cash on hand and cash flow from operations will be sufficient to continue to fund their operations and allow the Debtors to satisfy obligations related to the Chapter 11 Cases until the Debtors are able to emerge from bankruptcy protection.

The Debtors’ liquidity, including the ability to meet ongoing operational obligations, will be dependent upon, among other things: (a) their ability to comply with the terms and condition of the DIP Orders; (b) their ability to maintain adequate cash on hand; (c) their ability to develop, confirm, and consummate a chapter 11 plan or other alternative restructuring transaction; and (d) the cost, duration, and outcome of the Chapter 11 Cases. In the event that cash on hand, cash flow from operations, and cash provided through access to cash collateral are not sufficient to meet the Debtors’ liquidity needs, the Debtors may be required to seek additional financing. The Debtors can provide no assurance that additional financing would be available or, if available, offered to the Debtors on acceptable terms. The Debtors’ access to additional financing is, and for the foreseeable future likely will continue to be, extremely limited if it is available at all. In addition, the Debtors’ ability to consummate the Plan is dependent on, among other things, their ability to satisfy the conditions precedent to the Exit Facility. The Debtors can provide no assurance that such conditions will be satisfied. The Debtors’ long-term liquidity requirements and the adequacy of their capital resources are difficult to predict at this time.

6.	Oil and Natural Gas Prices Are Volatile, and Continued Low Oil or Natural Gas Prices Could Materially Adversely Affect the Debtors’ Businesses, Results of Operations, and Financial Condition.

The Debtors’ revenues and profitability and the value of the Debtors’ properties substantially depend on prevailing oil and natural gas prices. In short, the Debtors face a high level of exposure to oil and natural gas price swings. Oil and natural gas are commodities, and therefore, their prices are subject to wide fluctuations in response to changes in supply and demand and are subject to both short- and long-term cyclical trends. Oil and natural gas prices historically have been volatile and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. The prices for oil and natural gas are subject to a variety of factors beyond the Debtors’ control, such as:

•	the current uncertainty in the global economy;

•	changes in global supply and demand for oil and natural gas;

•	the condition of the United States and global economies;

•	the actions of certain foreign countries;

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	production or pricing decisions made by OPEC;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

As set forth in Article II of this Disclosure Statement, in early 2020, the continued spread of COVID-19 caused oil and gas prices to suffer. Subsequently, in March 2020, a breakdown in dialogue between OPEC and Russia over proposed oil production cuts in the midst of the COVID-19 pandemic caused oil and gas prices to fall to their lowest levels in nearly twenty years. It is impossible to tell with certainty whether a deal will be reached regarding production levels and whether such a deal would ultimately correct commodity prices. Further, it is impossible to tell with certainty how, or to what degree, the COVID-19 pandemic will affect the macro-economy and commodity prices in the long term.

Continued volatility or weakness in oil and natural gas prices (or the perception that oil and natural gas prices will remain depressed) generally leads to decreased upstream spending, which in turn negatively affects demand for the Debtors’ services. A sustained decline in oil or natural gas prices may materially and adversely affect the Debtors’ future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. As a result, if there is a further decline or sustained depression in commodity prices, the Debtors may, among other things, be unable to maintain or increase their borrowing capacity, meet their debt obligations or other financial commitments, or obtain additional capital, all of which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

7.	The Debtors’ Operations May Be Impacted by the Continuing COVID-19 Pandemic.

The continued spread of COVID-19 could have a significant impact on the Debtors’ business, both in the context of consumer demand and production capacity. On a macro level, this pandemic could dampen global growth and ultimately lead to a greater economic recession than already exists. If this occurs, demand for oil and natural gas would likely decline, as would commodity prices generally. Such a scenario would negatively impact the Debtors’ financial performance. In addition, government lockdowns and employee infections could both inhibit the Debtors’ ability to extract and transport their hydrocarbon production. This diminished production capacity would negatively affect the Debtors’ financial performance.

8.	The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors’ operations are subject to extensive federal, state, and local laws and regulations, including complex environmental laws and occupational health and safety laws. The Debtors may be required to make large expenditures to comply with such regulations. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject the Debtors to administrative, civil and criminal penalties. Additionally, in recent years, the practice of hydraulic fracturing has come under increased scrutiny by the environmental community. The Debtors’ operations create the risk of environmental liabilities to the government or third parties for any unlawful discharge of oil, gas, or other pollutants into the air, soil, or water. In the event of environmental violations, the Reorganized Debtors may be charged with remedial costs and land owners may file claims for alternative water supplies, property damage, or bodily injury. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. In addition, pollution and similar environmental risks generally are not fully insurable. These liabilities and costs could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Reorganized Debtors.

9.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims or Interests under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

10.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations.

The Debtors’ operations are dependent on a relatively small group of key management personnel and a highly-skilled employee base. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced, and may continue to experience, increased levels of employee attrition. Because competition for experienced personnel can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale could have a material adverse effect on the Debtors’ ability to meet expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

X.	Confirmation Of The Plan

A.	The Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to confirmation of the Plan. The Confirmation Hearing is currently scheduled for April 7, 2021, at 1:00 p.m., prevailing Central Time. The Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment Filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to confirmation. The deadline to object to confirmation is currently March 29, 2021 at 4:00 p.m. (prevailing Central Time). An objection to confirmation of the Plan must be Filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the Bankruptcy Court’s order so that the objection is actually received on or before the deadline to File such objections as set forth therein.

B.	Purpose of the Confirmation Hearing.

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

C.	Confirmation Requirements.

Among the requirements for confirmation of a plan pursuant to section 1129 of the Bankruptcy Code are: (1) the plan is accepted by all impaired classes of claims or interests,35 or if rejected by an impaired class, the plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting impaired class; (2) the plan is feasible; and (3) the plan is in the “best interests” of holders of claims or interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

D.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of their advisors, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (the “Financial Projections”). Creditors and other interested parties should review Article IX of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

[35]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

The Financial Projections are attached hereto as Exhibit C and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

E.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each Impaired Class of Claims or Interests accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that actually vote on the Plan cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that actually vote on the Plan cast their ballots in favor of acceptance.

Pursuant to Section III.E of the Plan, if a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Confirmation Without Acceptance by All Impaired Classes.

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of similarly situated creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receives more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

G.	Valuation Analysis.

The Plan provides for Holders of Claims in Classes 4A, 4B, 5A, and 5B to receive shares of New Common Stock in the Reorganized Debtors, upon Consummation of the Plan. Accordingly, PWP performed an analysis of the estimated implied value of the Debtors on a going-concern basis as of December 28, 2020 (the “Valuation Analysis”) at the Debtors’ request. Based on the Valuation Analysis which is attached hereto as Exhibit D, the Reorganized Debtors will have an implied equity value at emergence of approximately $600 million at the midpoint.

The Valuation Analysis, including the procedures followed, assumptions made, qualifications, and limitations on review undertaken, should be read in conjunction with Article IX of this Disclosure Statement entitled “Risk Factors.” The Valuation Analysis performed by PWP is based on data and information as of December 28, 2020. PWP makes no representations as to changes to such data and information that may have occurred since the date of the Valuation Analysis.

THE VALUATION ANALYSIS REPRESENTS A HYPOTHETICAL VALUATION OF THE REORGANIZED DEBTORS AND THEIR ASSETS AND BUSINESSES, WHICH ASSUMES THAT THE REORGANIZED DEBTORS CONTINUE AS AN OPERATING BUSINESS IN SUBSTANTIALLY THE SAME CORPORATE STRUCTURE. THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE RESTRUCTURING TRANSACTIONS SET FORTH IN THE PLAN. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

H.	Best Interests of Creditors/Liquidation Analysis.

The Debtors believe that the Plan provides Holders of Allowed Claims and Interests the same or greater recovery as would be achieved if the Debtors were to liquidate under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (a) that the Debtors’ primary assets likely would have to be sold on a piecemeal basis in a chapter 7 liquidation; (b) the additional Administrative Claims that would be incurred if the cases were converted to a chapter 7 along with the other costs associated therewith; and (c) that there would not be a robust market to liquidate the Debtors’ assets and services.

The Debtors, with the assistance of their restructuring advisor, Alvarez & Marsal North America, LLC, have prepared an unaudited liquidation analysis, which is attached hereto as Exhibit E (the “Liquidation Analysis”), to assist Holders of Claims and Interests in evaluating the Plan. The Liquidation Analysis compares the projected recoveries that would result from the liquidation of the Debtors in a hypothetical case under chapter 7 of the Bankruptcy Code with the estimated distributions to Holders of Allowed Claims and Interests under the Plan. The Liquidation Analysis is based on the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, the Liquidation Analysis is subject to potentially material changes, including with respect to economic and business conditions as well as legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimate provided in the Liquidation Analysis.

I.	Financial Information and Projections.

In connection with planning and developing the Plan, the Debtors, with the assistance of their advisors, prepared the Financial Projections for fiscal years 2021 through 2025, which are attached hereto as Exhibit C, including management’s assumptions related thereto. For purposes of the Financial Projections, the Debtors have assumed an illustrative emergence date of April 30, 2021. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms. The Debtors are unaware of any circumstances as of the date of this Disclosure Statement that would require the re-forecasting of the Financial Projections due to a material change in the Debtors’ prospects.

The Financial Projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the competitive environment, regulatory changes, and/or a variety of other factors, including the factors listed in this Disclosure Statement. Accordingly, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to significant business, economic, and competitive uncertainties. Therefore, such projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement.

J.	Additional Information Regarding this Disclosure Statement and Plan.

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Claims and Noticing Agent, Epiq, by emailing guflportinfo@epiqglobal.com, or by calling (888) 905-0409 (toll free) or +1 503) 597-7687 (international).

Copies of the Plan and the Disclosure Statement: (a) are available on the Debtors’ restructuring website, free of charge, at https://dm.epiq11.com/case/gulfport/; (b) may be obtained upon request of the Debtors’ proposed counsel at the address specified above; (c) are on file with the Clerk of the Bankruptcy Court, 4th Floor, 515 Rusk Street, Houston, Texas 77002, where they are available for review between the hours of 8:30 a.m. to 5:00 p.m., prevailing Central Time; and (d) are available for inspection for a fee on PACER at https://ecf.txsb.uscourts.gov.

XI.	CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the New Unsecured Notes, New Common Stock, the New Preferred Stock, and the options or other equity awards (and any New Common Stock underlying such awards) to be issued pursuant to the Management Incentive Plan will be “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code, and any applicable state securities law (a “Blue Sky Law”). The Debtors further believe that the offer, sale, issuance, and initial distribution of the New Unsecured Notes, the New Common Stock, and the New Preferred Stock (other than any New Preferred Stock issued pursuant to the Backstop Commitment Agreement) by the Reorganized Debtors pursuant to the Plan (collectively, the “1145 Securities”) are exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and any applicable state Blue Sky Law as described in more detail below. The New Common Stock underlying the Management Incentive Plan will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law.

A.	Issuance of Securities under the Plan.

All 1145 Securities will be issued in reliance upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. All 4(a)(2) Securities will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, will be considered “restricted securities,” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or “principally” in exchange for such claim or interest and “partly” for cash or property.

The Debtors’ issuance of the New Unsecured Notes, New Common Stock, and New Preferred Stock (other than any New Preferred Stock issued pursuant to the Backstop Commitment Agreement) under the Plan satisfies the requirements of section 1145(a) of the Bankruptcy Code. Accordingly, no registration statement will be filed under the Securities Act or any state securities laws. Recipients of the New Unsecured Notes, New Common Stock, and New Preferred Stock are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable state Blue Sky Law. As discussed below, the exemptions provided for in section 1145(a) do not apply to an entity that is deemed an “underwriter” as such term is defined in section 1145(b) of the Bankruptcy Code.

B.	Subsequent Transfers.

Subject to the limitations in the New Organization Documents, the Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer:” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities, and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

You should confer with your own legal advisors to determine whether or not you are an “underwriter.”

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all “affiliates,” which are all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns 10% or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of the New Unsecured Notes, New Common Stock, or New Preferred Stock constituting 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of New Unsecured Notes, New Common Stock, or New Preferred Stock who are deemed to be “underwriters” may be entitled to resell their New Unsecured Notes, New Common Stock, or New Preferred Stock pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public sale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to the New Unsecured Notes, New Common Stock, or New Preferred Stock would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to such New Unsecured Notes, New Common Stock, or New Preferred Stock and, in turn, whether any Person may freely trade such New Unsecured Notes, New Common Stock, or New Preferred Stock.

Unlike the securities that will be issued pursuant to section 1145(a)(1) of the Bankruptcy Code, the shares of New Preferred Stock issued pursuant to the Backstop Commitment Agreement (which will be issued in reliance on upon section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder)) and any shares of New Common Stock issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (collectively, “4(a)(2) Securities”) will be deemed “restricted securities” that may not be offered, sold, exchanged, assigned or otherwise transferred unless they are registered under the Securities Act or an exemption from registration under the Securities Act is available, including under Rule 144 or Rule 144A promulgated under the Securities Act.

Rule 144 provides a limited safe harbor for the resale of restricted securities if certain conditions are met. These conditions vary depending on whether the issuer is a reporting issuer and whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer who has not been an affiliate of the issuer during the preceding three months may resell restricted securities after a six-month holding period if at the time of the sale there is available certain current public information regarding the issuer, and may sell the securities after a one-year holding period whether or not there is current public information regarding the issuer. Adequate current public information is available for a reporting issuer if the issuer has filed all periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) during the twelve months preceding the sale of the restricted securities. If the issuer is a non-reporting issuer, adequate current public information is available if certain information about the issuer is made publicly available. The Debtors currently expect that the Reorganized Debtors will continue to be a reporting issuer and file all such required periodic reports and that current public information will be available to allow resales by non-affiliates when the six-month holding period expires (approximately six months after the emergence date).

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144, or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three month period exceeds 5,000 shares or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144, and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least six months after the Effective Date, assuming certain public information regarding the issuer is available. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least six months and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to the an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend substantially consistent with the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [ISSUANCE DATE], AND SUCH SECURITIES [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON EXERCISE OF SUCH SECURITIES] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

The Reorganized Debtors reserve the right to reasonably require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (a) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 of the Securities Act, if and when available, or pursuant to an effective registration statement, and (b) the 4(a)(2) Securities will be subject to the other restrictions described above.

Any persons receiving restricted securities under the Plan should consult with their own counsel concerning the availability of an exemption from registration for resale of these securities under the Securities Act and other applicable law.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE, SECTION 4(A)(2) OF THE SECURITIES ACT, AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN CONSULT WITH THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

C.	New Common Stock & Management Incentive Plan.

The Confirmation Order shall authorize the board of directors of the Reorganized Debtors to adopt the Management Incentive Plan, which shall contain terms and conditions acceptable to the Debtors and the Backstop Commitment Parties and as set forth in the Plan Supplement. Awards issued under the Management Incentive Plan that include New Common Stock will dilute all of the New Common Stock outstanding. The New Common Stock is also subject to dilution in connection with the conversion of any other options, convertible securities or other securities that may be issued post-emergence.

D.	Shares Issuable Pursuant to the Rights Offering.

Subscription rights to participate in the Rights Offering shall be distributed to the Backstop Commitment Parties and the holders of Allowed General Unsecured Claims in accordance with the Plan and the issuance of such subscription rights will be exempt from SEC registration under applicable law. The Subscription Rights and any shares of New Preferred Stock issuable upon the exercise thereof (other than the unsubscribed shares of New Preferred Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement) will be issued in reliance upon section 1145 of the Bankruptcy Code to the extent permitted under applicable law. The unsubscribed shares of New Preferred Stock issued to the Backstop Commitment Parties pursuant to the Backstop Commitment Agreement, including the Backstop Commitment Premium, will be issued in reliance upon section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder. All shares of New Preferred Stock issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder (and any shares of New Common Stock issuable upon conversion of such New Preferred Stock) will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

The Debtors believe that the securities issued in the Rights Offering (other than such securities issued pursuant to the Backstop Commitment Agreement) satisfy all the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws (except with respect to an underwriter as described above).

On the Effective Date, the Reorganized Debtors will consummate the Rights Offering. Unless otherwise expressly allowed in the Rights Offering or Rights Offering Procedures, the right to participate in the Rights Offering may not be sold, transferred, or assigned.

XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	Introduction.

The following discussion summarizes certain United States (“U.S.”) federal income tax consequences of the implementation of the Plan to the Debtors and certain Holders of Claims entitled to vote on the Plan (i.e., Holders of Allowed Claims in Class 3, Class 4A, Class 4B, Class 5A, and Class 5B). This summary does not address the U.S. federal income tax consequences to Holders of Claims or Interests not entitled to vote on the Plan. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, published administrative rules, and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes in Applicable Tax Law or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The Debtors have not requested, and do not intend to request, any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS or any other taxing authority would not assert, or that a court would not sustain, a different position from any position discussed herein.

This summary does not address non-U.S., U.S. state or local, or non-income tax consequences of the Plan (including such consequences with respect to the Debtors or Reorganized Debtors), nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of its individual circumstances, such as the consequences to accrual method U.S. Holders (as defined below) that prepare an “applicable financial statement” (as defined in section 451 of the Tax Code), or to a Holder that may be subject to special tax rules such as persons liable for alternative minimum tax, the so called “Medicare tax” or the base erosion and anti-abuse tax, U.S. Holders whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships or other pass-through entities, subchapter S-corporations, persons who hold Claims or who will hold the Exit Facility, New Common Stock, New Preferred Stock or New Unsecured Notes as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of accounting, and Holders of Claims who are themselves in bankruptcy. Further, this summary assumes that a Holder of a Claim (a) only holds Claims in a single Class, except as otherwise noted, and (b) holds its Claims, and will hold any Exit Facility, New Common Stock, New Preferred Stock or New Unsecured Notes, as applicable, received pursuant to the Plan only as a “capital asset” (within the meaning of section 1221 of the Tax Code (generally, property held for investment)). This summary also assumes that the various debt and other arrangements to which any of the Debtors or Reorganized Debtors are a party will be respected for U.S. federal income tax purposes in accordance with their form and that the RBL Claims and Notes Claims constitute, and that the Exit Facility and New Unsecured Notes will constitute, interests in the Debtors or Reorganized Debtors, as applicable, “solely as a creditor” for purposes of section 897 of the Tax Code. This summary does not discuss differences in tax consequences to Holders of Claims that act as backstop parties or otherwise act or receive consideration in a capacity different from that of any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from those described below. This summary does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Plan, or (2) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. For purposes of this discussion, a “non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder or a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder of a Claim, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partnership and the partner (or other beneficial owner). Partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders of Claims are urged to consult their respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors.

1.	Effects of the Restructuring Transactions on Tax Attributes of the Debtors.

As of December 31, 2019, the Debtors estimate that they had approximately $1,362,933,077 of federal net operating losses carryforwards (“NOLs”) and $4,732,477,505 of total asset basis. The Debtors further estimate that they may generate additional tax attributes in the 2020 and 2021 taxable years. The potential impact on these attributes is discussed below.

2.	Cancellation of Debt Income and Reduction of Tax Attributes.

In general, absent an exception, a taxpayer will realize and recognize cancellation of indebtedness income (“CODI”) for U.S. federal income tax purposes upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of CODI, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (i) the amount of any cash paid, (ii) the issue price of any new indebtedness issued (e.g. the Exit Facility and New Unsecured Notes), and (iii) the fair market value of any other consideration (e.g., the New Common Stock and Rights Offering Subscription Rights) given in satisfaction of such indebtedness at the time of the exchange.

Under section 108 of the Tax Code, a taxpayer is not required to include CODI in gross income (a) if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of indebtedness occurs pursuant to that proceeding, or (b) to the extent that the taxpayer is insolvent immediately before the discharge. Instead, as a consequence of such exclusion, a taxpayer must reduce its tax attributes by the amount of CODI that it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the taxpayer remains subject); (f) passive activity loss and credit carryovers; and (g) foreign tax credit carryovers. Alternatively, a taxpayer with CODI may elect to first reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code.36 The reduction in tax attributes occurs only after the debtor’s net income or loss for the taxable year of the debt discharge has been determined. To the extent that CODI exceeds the amount of available tax attributes, such excess generally will not be subject to U.S. federal income tax and generally will have no other U.S. federal income tax impact.

The Treasury Regulations address the method and order for applying tax attribute reduction to an affiliated group of corporations filing a consolidated return. Under these Treasury Regulations, the tax attributes of each member of such an affiliated group of corporations that is excluding CODI is first subject to reduction. To the extent the debtor member’s tax basis in the stock of a lower-tier member of the affiliated group is reduced, a “look through rule” requires that a corresponding reduction be made to the tax attributes of the lower-tier member. If a debtor member’s excluded CODI exceeds its tax attributes, the excess CODI is applied to reduce certain remaining consolidated tax attributes of the affiliated group.

[36]	Whether this election can apply to the Debtors’ assets that are subject to depletion, as opposed to depreciation, is subject to uncertainty.

No determination has yet been made as to whether the Reorganized Debtors would elect to first reduce tax basis in their assets or to first reduce NOLs. The amount of CODI that may result in a reduction of the Debtors’ tax attributes will depend on the fair market value (or issue price as determined for U.S. federal income tax purposes, in the case of new debt) of the consideration received by holders of Claims. The fair market value and issue price, as applicable, of such consideration cannot be known with certainty until after the Effective Date.

3.	Limitation on Utilization of NOLs and Other Tax Attributes.

After giving effect to the reduction in tax attributes pursuant to excluded CODI described above, the Reorganized Debtors’ ability to use any remaining tax attributes post-emergence will be subject to certain limitations under sections 382 and 383 of the Tax Code.

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change” within the meaning of section 382 or 383 of the Tax Code, the amount of any remaining NOLs, net unrealized built-in losses, tax credit carryforwards, and possibly certain other attributes of the Debtors allocable to periods prior to such ownership change (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a “net unrealized built-in loss” at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally such built-in losses (including amortization, depletion, and depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 and (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. While the analysis is ongoing, it is expected that Gulfport Parent will have a net unrealized built-in loss at the time of an ownership change.

The rules of sections 382 and 383 of the Tax Code are complicated, but, as a general matter, the Debtors anticipate that the issuance of New Common Stock and New Preferred Stock pursuant to the Plan will result in an “ownership change” of Gulfport Parent and that the Reorganized Debtors’ use of Pre-Change Losses will be subject to significant limitation unless an exception to the general rules of sections 382 and 383 of the Tax Code applies.

a.	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, currently 1.10% for February 2021). The annual limitation may be increased to the extent that the Reorganized Debtors recognize certain built-in gains in their assets during the five-year period following the ownership change, or are treated as recognizing built-in gains pursuant to the safe harbors provided in IRS Notice 2003-65.37 Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

[37]	The IRS issued proposed regulations in September 2019 that would revoke IRS Notice 2003-65 and make substantial changes to the way limitations under section 382 of the Tax Code are calculated. The changes would decrease the limitation set forth in section 382 of the Tax Code in most cases and potentially cause entities that would have had a net unrealized built-in gain under Notice 2003-65 to instead have a net unrealized built-in loss (or cause entities that would have had a net unrealized built-in loss to have a larger net unrealized built-in loss), which would result in additional limitations on the ability to deduct Pre-Change Losses. Additionally, the IRS issued further proposed regulations in January 2020 that would provide certain transition relief for the application of any finalized regulation. Under such transition relief, any finalized regulations would apply only to ownership changes occurring 31 days after the regulations are finalized and certain specified and identifiable transactions would be subject to a “grandfathering” rule that allows for application of the prior IRS Notice 2003-65 rules. Additionally, the “grandfathering” rule would also apply so long as a company files its chapter 11 case within 31 days of the issuance of final regulations, even where the applicable ownership change occurs more than 31 days after the finalization of the regulations. Because the Debtors Filed their chapter 11 cases prior to the finalization of the proposed regulations, the regulations will not be applicable to the Debtors with respect to any ownership change that occurs pursuant to the Plan.

Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after an ownership change, the annual limitation resulting from such ownership change is zero.

b.	Special Bankruptcy Exceptions.

An exception to the foregoing annual limitation rules generally applies when former equity holders and so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their equity interests and debt claims, at least 50% of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception are satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception were to apply to the ownership change resulting from the Plan and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change, and (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that a debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo another ownership change within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation from any such subsequent ownership change would be determined under the regular rules for ownership changes.

The Restructuring Transactions may qualify for the 382(l)(5) Exception, although analysis is ongoing. Even if the Restructuring Transactions are eligible for the 382(l)(5) Exception, the Debtors have not yet decided whether they would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if another ownership change were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences to Certain U.S. Holders of Claims and Interests.

The U.S. federal income tax consequences to a U.S. Holder of a Claim may depend, in part, on whether the obligation underlying the Claim surrendered (or the consideration received therefor) constitutes a “security” of the Debtor or Reorganized Debtor, as applicable, for U.S. federal income tax purposes. Neither the Tax Code nor the Treasury Regulations promulgated thereunder defines the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest in the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

1.	Consequences to U.S. Holders of Class 3 Claims (Allowed RBL Claims).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Allowed RBL Claims, each Holder thereof will receive either (i) the Exit RBL/Term Loan A Facility or (ii) Exit Term Loan B Facility.

The extent to which a U.S. Holder of Allowed RBL Claims will recognize gain or loss pursuant to the Plan will depend upon whether the receipt of the Exit Facility in respect of its Claims qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Tax Code. In general, receipt of the Exit Facility in respect of Allowed RBL Claims will qualify as a recapitalization if (a) either (i) the Flip Merger occurs and the Gulfport Parent issues the Exit Facility or (ii) the Alternative Structure is utilized and (b) the RBL Claims and the applicable Exit Facility are each treated as “securities” for U.S. federal income tax purposes.

Although the matter is not free from doubt, the Debtors believe and intend to take the position that the Allowed RBL Claims should not be treated as “securities” for U.S. federal income tax purposes, and the remainder of this discussion assumes that the Allowed RBL Claims are not treated as “securities” for U.S. federal income tax purposes. Additionally, although the treatment of the Exit Facility cannot be known with certainty at this time, the discussion further assumes that the Exit Facility will not be treated as a “security” for U.S. federal income tax purposes. Therefore, regardless of which structure is utilized and which Reorganized Debtor is the issuer of the Exit Facility, the exchange of Allowed RBL Claims for the Exit Facility is expected to be treated as a taxable exchange under section 1001 of the Tax Code. In that case, a U.S. Holder of an Allowed RBL Claim would generally recognize gain or loss in an amount equal to (a) the issue price of the Exit Facility received for such Allowed RBL Claim (other than any Exit Facility treated as received in satisfaction of accrued but unpaid interest on the Allowed RBL Claim as discussed below under “Accrued Interest”) less (b) such U.S. Holder’s adjusted tax basis in such Allowed RBL Claim. A U.S. Holder’s initial aggregate tax basis in the Exit Facility would generally equal the issue price of the Exit Facility. A U.S. Holder’s holding period for the Exit Facility would begin the day following the exchange. Any gain or loss recognized by a U.S. Holder from the exchange will be capital gain or loss, except to the extent described below under “Market Discount.” Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed RBL Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

2.	Consequences to U.S. Holders of Class 4A Claims (General Unsecured Claims against Gulfport Parent).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of Allowed General Unsecured Claims against Gulfport Parent (“Class 4A Claims”), each Holder thereof will receive New Common Stock.

Although not free from doubt, under the Flip Merger structure, Alternative Structure 1, and Alternative Structure 2, the Debtors intend to treat the receipt of New Common Stock in respect of Class 4A Claims as a taxable exchange under section 1001 of the Tax Code. Therefore, a U.S. Holder of any Allowed Class 4A Claim would generally recognize gain or loss in an amount equal to (a) the fair market value of the New Common Stock received in respect of such Class 4A Claim (other than any New Common Stock treated as received in satisfaction of accrued but unpaid interest on such Class 4A Claim as discussed below under “Accrued Interest”) less (b) such U.S. Holder’s adjusted tax basis in such Class 4A Claim. A U.S. Holder’s initial aggregate tax basis in the New Common Stock received would generally equal its fair market value. A U.S. Holder’s holding period for the New Common Stock would begin the day following the exchange. Any gain or loss recognized by a U.S. Holder from the exchange will be capital gain or loss, except to the extent described below under “Market Discount.” Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Class 4A Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

3.	Consequences to U.S. Holders of Class 4B Claims (General Unsecured Claims against Gulfport Subsidiaries).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Allowed General Unsecured Claims against Gulfport Subsidiaries (“Class 4B Claims”), each Holder thereof will receive New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes.

Although not free from doubt, under the Flip Merger structure, Alternative Structure 1, and Alternative Structure 2, the Debtors intend to treat the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes in respect of Class 4B Claims as a taxable exchange under section 1001 of the Tax Code. Therefore, a U.S. Holder of any Allowed Class 4B Claim would generally recognize gain or loss in an amount equal to (a) the fair market value of the New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes received in respect of such Class 4B Claim (other than any New Common Stock, Rights Offering Subscription Rights, or New Unsecured Notes treated as received in satisfaction of accrued but unpaid interest on such Class 4B Claim as discussed below under “Accrued Interest”) less (b) such U.S. Holder’s adjusted tax basis in such Class 4B Claim. A U.S. Holder’s initial aggregate tax basis in the New Common Stock and Rights Offering Subscription Rights should generally equal their respective fair market values and a U.S. Holder’s initial aggregate tax basis in the New Unsecured Notes should generally equal their issue price (as determined below). A U.S. Holder’s holding period for the New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes would begin the day following the exchange. Any gain or loss recognized by a U.S. Holder from the exchange will be capital gain or loss, except to the extent described below under “Market Discount.” Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Class 4B Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

4.	Consequences to U.S. Holders of Class 5A Claims (Notes Claims against Gulfport Parent).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of Allowed Notes Claims against Gulfport Parent (“Class 5A Claims”), each Holder thereof will receive New Common Stock.

a.	Flip Merger Structure.

Although not free from doubt, assuming the Flip Merger occurs, the Debtors intend to treat the receipt of New Common Stock in respect of Class 5A Claims as a taxable exchange under section 1001 of the Tax Code. Therefore, a U.S. Holder of any Allowed Class 5A Claim would generally recognize gain or loss in an amount equal to (a) the fair market value of the New Common Stock received in respect of such Class 5A Claim (other than any New Common Stock treated as received in satisfaction of accrued but unpaid interest on such Class 5A Claim as discussed below under “Accrued Interest”) less (b) such U.S. Holder’s adjusted tax basis in such Class 5A Claim. A U.S. Holder’s initial aggregate tax basis in the New Common Stock received would generally equal its fair market value. A U.S. Holder’s holding period for the New Common Stock would begin the day following the exchange. Any gain or loss recognized by a U.S. Holder from the exchange will be capital gain or loss, except to the extent described below under “Market Discount.” Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Class 5A Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

It is possible that a Holder of Class 5A Claims that also holds Class 5B Claims could be treated as exchanging their Class 5A Claims as part of a tax-free recapitalization (as described in more detail below). If so, such a Holder would recognize a realized gain to the extent of the New Common Stock and Rights Offering Subscription Rights received, but would not recognize a loss. Holders of Class 5A Claims should consult their tax advisor regarding such potential treatment.

b.	Alternative Structure 1 or Alternative Structure 2.

If either Alternative Structure 1 or Alternative Structure 2 is utilized, the extent to which a U.S. Holder of Class 5A Claims will recognize gain or loss pursuant to the Plan will depend upon whether the receipt of New Common Stock in respect of Class 5A Claims qualifies as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code. In general, receipt of New Common Stock in respect of Class 5A Claims will qualify as a recapitalization if the obligations underlying the Claims are treated as “securities” of Gulfport Parent for U.S. federal income tax purposes (as discussed above).

Although the matter is not free from doubt, the Debtors believe and intend to take the position that (i) the 2023 Notes, 2024 Notes, 2025 Notes and 2026 Notes should each be treated as securities of Gulfport Parent and (ii) the receipt of New Common Stock by a U.S. Holder in respect of its Class 5A Claims should be treated as a transaction that qualifies as a recapitalization for U.S. federal income tax purposes if Alternative Structure 1 or Alternative Structure 2 is utilized. Assuming the receipt of New Common Stock in respect of Notes Claims is treated as a transaction that qualifies as a recapitalization for U.S. federal income tax purposes, a U.S. Holder will generally not recognize gain or loss on the exchange except to the extent that New Common Stock is treated as received in satisfaction of accrued but unpaid interest on the Notes (see the “Accrued Interest” discussion below). In addition, any market discount on the Notes would carry over to the New Common Stock (see “Market Discount” discussion below). A U.S. Holder’s aggregate tax basis in its New Common Stock (other than New Common Stock received in satisfaction of accrued but unpaid interest on the Notes (see “Accrued Interest” discussion below)) should be equal to the tax basis of the Notes surrendered therefor, and a U.S. Holder’s holding period for its New Common Stock should include the holding period for Notes exchanged therefor.

5.	Consequences to U.S. Holders of Class 5B Claims (Notes Claims Against Gulfport Subsidiaries).

Pursuant to the Plan, in exchange for full and final satisfaction, compromise, settlement, release, and discharge of the Allowed Notes Claims against Gulfport Subsidiaries (“Class 5B Claims”), each Holder thereof will receive New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes.

a.	Flip Merger Structure.

Assuming the Flip Merger occurs, the extent to which a U.S. Holder of Class 5B Claims will recognize gain or loss pursuant to the Plan will depend upon whether the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes in respect of Class 5B Claims qualifies as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code. In general, receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes in respect of its Claims will qualify as a recapitalization if the obligations underlying the Claims and the New Unsecured Notes received in exchange therefor are each treated as “securities” of Gulfport Parent for U.S. federal income tax purposes (as discussed above). As discussed above, the Debtors believe and intend to take the position that the 2023 Notes, 2024 Notes, 2025 Notes, and 2026 Notes should each be treated as securities of Gulfport Parent. Additionally, the Debtors believe and intend to take the position that the New Unsecured Notes will be treated as securities of Gulfport Parent. Therefore, although not free from doubt, the Debtors intend to treat the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes by a U.S. Holder in respect of its Class 5B Claims as a transaction that qualifies as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder of any Allowed Class 5B Claim would generally not recognize loss, but would generally recognize gain in an amount equal to the lesser of (a) the fair market value of the New Common Stock and Rights Offering Subscription Rights received in respect of such Class 5B Claim (other than any New Common Stock or Rights Offering Subscription Rights treated as received in satisfaction of accrued but unpaid interest on such Class 5B Claim as discussed below under “Accrued Interest”) and (b) the amount of gain realized from such exchange.38 A U.S. Holder’s initial aggregate tax basis in the New Common Stock and Rights Offering Subscription Rights should generally equal their respective fair market values and a U.S. Holder’s initial aggregate tax basis in the New Unsecured Notes should generally equal the tax basis of the Class 5B Claims surrendered therefor, decreased by the fair market value of the New Common Stock and Rights Offering Subscription Rights received and increased by the amount of any gain recognized. A U.S. Holder’s holding period for the New Common Stock and Rights Offering Subscription Rights would begin the day following the exchange and a U.S. Holder’s holding period in the New Unsecured Notes should include the holding period for the Class 5B Claims surrendered therefor. Any gain recognized by a U.S. Holder from the exchange will be capital gain, except to the extent described below under “Market Discount.” Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Class 5B Claim is greater than one year at the time of the exchange.

[38]	It is possible that a Holder of Class 5B Claims that also holds Class 5A Claims could be treated as exchanging their Class 5B Claims as part of an exchange that includes its Class 5A Claims. If so, such a Holder’s realized gain would include any gain on its Class 5A Claims. Holders of 5B Claims should consult their tax advisor regarding such potential treatment.

b.	Alternative Structure 1.

If Alternative Structure 1 is utilized, the extent to which a U.S. Holder of Class 5B Claims will recognize gain or loss pursuant to the Plan will depend upon whether the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes in respect of Class 5B Claims qualifies as a recapitalization within the meaning of section 368(a)(1)(E) of the Tax Code. In general, receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes in respect of its Claims will qualify as a recapitalization if the obligations underlying the Claims are treated as “securities” of Gulfport Parent for U.S. federal income tax purposes (as discussed above). As discussed above, the Debtors believe and intend to take the position that the 2023 Notes, 2024 Notes, 2025 Notes, and 2026 Notes should each be treated as securities of Gulfport Parent. Additionally, assuming the receipt of such consideration does qualify as a recapitalization, the extent to which any gain is recognized as a result of such recapitalization will depend on whether the New Unsecured Notes are treated as “securities” of Gulfport Parent for U.S. federal income tax purposes (as discussed above). Although the matter is not free from doubt, the Debtors believe and intend to take the position that the New Unsecured Notes will be treated as securities of Gulfport Parent. Therefore, the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes by a U.S. Holder in respect of its Class 5B Claims should be treated as a transaction that qualifies as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder will generally not recognize gain or loss on the exchange except to the extent that New Common Stock, Rights Offering Subscription Rights and New Unsecured Notes are treated as received in satisfaction of accrued but unpaid interest on the Notes (see the “Accrued Interest” discussion below).  In addition, any market discount on the Notes would carry over to the New Common Stock, Rights Offering Subscription Rights and New Unsecured Notes (see “Market Discount” discussion below). A U.S. Holder’s aggregate tax basis in its New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes (other than New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes received in satisfaction of accrued but unpaid interest on the Notes (see “Accrued Interest” discussion below)) should be equal to its aggregate tax basis in the Notes surrendered therefor, and a U.S. Holder’s holding period for its New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes should include the holding period for the Notes exchanged therefor.

c.	Alternative Structure 2.

If Alternative Structure 2 is utilized, the tax treatment to a U.S. Holder of Class 5B Claims is not entirely clear. In general, the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes by such U.S. Holder in respect of its Claims will qualify as a recapitalization if the obligations underlying the Claims are treated as “securities” of Reorganized Gulfport Holdco for U.S. federal income tax purposes (as discussed above). If the Class 5B Claims are treated as “securities” of Reorganized Gulfport Holdco in Alternative Structure 2, the receipt of New Common Stock, Rights Offering Subscription Rights and New Unsecured Notes by a U.S. Holder in respect of its Class 5B Claims should be treated as a transaction that qualifies as a recapitalization for U.S. federal income tax purposes and the tax consequences to such U.S. Holder will be as described in Section 5.a above with respect to such U.S. Holders under the Flip Merger structure.

However, if such Notes Claims are not treated as “securities” of Reorganized Gulfport Holdco, the receipt of New Common Stock, Rights Offering Subscription Rights, and New Unsecured Notes by U.S. Holders of Class 5B Claims is expected to be treated as a taxable exchange under section 1001 of the Tax Code and the tax consequences to such U.S. Holder will be as described in Section 3 above with respect with respect to U.S. Holders of Class 4B Claims.

6.	Accrued Interest.

A portion of the consideration received by U.S. Holders of Claims may be attributable to accrued but unpaid interest on such Claims. This amount should be taxable to U.S. Holders as ordinary interest income to the extent it has not been previously included in the U.S. Holder’s gross income for U.S. federal income tax purposes. Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on its Claims was previously recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but Applicable Tax Law is unclear on this point. The tax basis of any non-cash consideration treated as received in satisfaction of accrued but unpaid interest should equal the amount of such accrued but unpaid interest. The holding period for such non-cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration received by a Holder pursuant to the Plan is not sufficient to fully satisfy all principal and interest on an Allowed Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but unpaid interest. Under the Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Allowed Claims, with any excess allocated to unpaid interest that accrued on these Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated first to accrued but unpaid interest for U.S. federal income tax purposes.

HOLDERS OF CLAIMS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PROPER ALLOCATION OF THE CONSIDERATION RECEIVED BY THEM UNDER THE PLAN AND THE U.S. FEDERAL INCOME TAX TREATMENT OF ACCRUED BUT UNPAID INTEREST AND OID.

7.	Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim. In general, a debt instrument is considered to have been acquired with “market discount” if it was acquired other than on original issue and if such U.S. Holder’s initial tax basis in the debt instrument is less than (x) the stated redemption price on the debt instrument at maturity or (y) in the case of a debt instrument issued with original issue discount, its “revised issue price,” in each case by at least a de minimis amount (equal to 0.25% of the sum of the stated redemption price at maturity, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition of a Claim (determined as described above) that was acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). In addition, in the event of recapitalization treatment (as described above), the Tax Code indicates that, under Treasury Regulations to be issued, any accrued market discount in respect of the Allowed Notes Claims should not be currently includable in income. However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., any New Common Stock, Rights Offering Subscription Rights or New Unsecured Notes). Any gain recognized by a U.S. Holder upon a subsequent disposition of such property would be treated as ordinary income to the extent of any accrued market discount carried over not previously included in income. To date, specific Treasury Regulations implementing this rule have not been issued. U.S. Holders are urged to consult their own tax advisors concerning the application of the market discount rules to their Claims.

8.	Subscription Rights.

A U.S. Holder that elects to exercise its Rights Offering Subscription Rights should be treated as purchasing, in exchange for its Rights Offering Subscription Rights and the amount of cash paid by the U.S. Holder to exercise such Rights Offering Subscription Rights, New Preferred Stock. Such a purchase should generally be treated as the exercise of an option under general tax principles, and such U.S. Holder should not recognize income, gain, or loss for U.S. federal income tax purposes when it exercises the Rights Offering Subscription Rights. A U.S. Holder’s aggregate tax basis in the New Preferred Stock should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise the Rights Offering Subscription Rights plus (ii) such U.S. Holder’s tax basis in the Rights Offering Subscription Rights immediately before the Rights Offering Subscription Rights are exercised. A U.S. Holder’s holding period for the New Preferred Stock received pursuant to such exercise should begin on the day following the Effective Date.

A U.S. Holder that elects not to exercise the Rights Offering Subscription Rights may be entitled to claim a loss equal to the amount of tax basis allocated to such Rights Offering Subscription Rights, subject to any limitation on such U.S. Holder’s ability to utilize capital losses. U.S. Holders electing not to exercise their Rights Offering Subscription Rights are urged to consult with their own tax advisors as to the tax consequences of such decision.

9.	Consequences of Owning and Disposing of New Common Stock and New Preferred Stock.

a.	Distributions with Respect to the New Common Stock and New Preferred Stock.

The gross amount of any distribution of cash or property (other than New Preferred Stock paid in-kind with respect to the New Preferred Stock, which will be treated as described in “Potential Constructive Distributions with Respect to the New Preferred Stock” below)) made to a U.S. Holder with respect to the New Common Stock or New Preferred Stock generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distribution is paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed Reorganized Gulfport Holdco’s (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent’s) current and accumulated earnings and profits, the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted basis in the New Common Stock or New Preferred Stock, as applicable, and (ii) thereafter as capital gain. Dividends received by non-corporate U.S. Holders may qualify for reduced rates of taxation. Subject to applicable limitations, a distribution which is treated as a dividend for U.S. federal income tax purposes may qualify for the dividends-received deduction if such amount is distributed to a corporate U.S. Holder and certain other requirements are satisfied.

b.	Potential Constructive Distributions with Respect to the New Preferred Stock.

Under section 305 of the Tax Code, holders of New Preferred Stock may be treated as receiving distributions with respect to their New Preferred Stock under section 301 of the Tax Code under a variety of circumstances. However, certain provisions of section 305 of the Tax Code apply only if the New Preferred Stock constitutes “preferred” stock for purposes of section 305 of the Tax Code (as opposed to “common” stock for purposes of section 305 of the Tax Code). The determination of whether stock constitutes “preferred” or “common” stock for purposes of section 305 of the Tax Code depends in large part upon whether the stock participates significantly in corporate growth (such stock colloquially being referred to as “participating preferred stock”). Participating preferred stock is treated as common stock for purposes of section 305 of the Tax Code and, accordingly, certain of the deemed distribution provisions of section 305 of the Tax Code are generally inapplicable to such stock.

Although the treatment of the New Preferred Stock under section 305 of the Tax Code is subject to uncertainty, the New Preferred Stock will participate with New Common Stock in dividends of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent’s) on an as-converted basis, and, as a result of its ability to convert at any time, will receive upon liquidation the greater of (i) the liquidation preference, including any dividends accrued to the holder thereof, and (ii) what the holders of the New Preferred Stock would receive on an as-converted basis. Accordingly, the Debtors currently anticipate that the Reorganized Debtors will take the position that the New Preferred Stock will be treated as “common” stock for purposes of section 305 of the Tax Code. If such treatment under section 305 of the Tax Code is respected, any ordinary payment-in-kind distributions and preferred original issue discount (i.e., the excess of redemption price over issue price) (“Preferred OID”), if any, should not be subject to the deemed distribution provisions of section 305 of the Tax Code. Moreover, although subject to potential uncertainty, the Debtors currently anticipate that the Reorganized Debtors will take the position that any dividends made simultaneously to New Common Stock and New Preferred Stock should not result in a deemed distribution under section 305 of the Tax Code.

If the New Preferred Stock is treated as “preferred” stock under section 305 of the Tax Code, any Preferred OID on the New Preferred Stock will generally be required to be recognized as a dividend over the term of the New Preferred Stock on a constant-yield-to-maturity basis to the extent of the Reorganized Gulfport Holdco’s (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent’s) earnings and profits (and thereafter first as a return of capital which reduces basis and then, generally, capital gain, under the same rules applicable to other distributions in respect of the New Common Stock and New Preferred Stock, though any such amounts treated as a dividend will generally be ineligible for the reduced rate applicable to qualified dividend income or the dividends received deduction available to qualified corporations).

Further, if the New Preferred Stock is treated as “preferred” stock under section 305 of the Tax Code, there is a risk that payment-in-kind distributions and the resulting increases in the liquidation preference of the New Preferred Stock will be treated as a deemed dividend to the extent of Reorganized Gulfport Holdco’s (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent’s) earnings and profits (as described above).

In addition to the above rules, under certain circumstances, the payment-in-kind distributions with respect to the New Preferred Stock could be subject to treatment as a deemed distribution, even if the New Preferred Stock otherwise constitutes “common stock” for purposes of section 305 of the Tax Code. Such treatment could apply in the event distributions are made with respect to the New Common Stock (and the New Preferred Stock on an as-converted basis), because such distributions on the New Common Stock, in conjunction with the payment-in-kind distributions with respect to the New Preferred Stock, could implicate Treasury Regulation Section 1.305-7 and the disproportionate distribution rule of section 305 of the Tax Code. As described above, however, the Debtors currently anticipate that the Reorganized Debtors will take the position that any cash dividends made simultaneously to New Common Stock and New Preferred Stock should not result in a deemed distribution under section 305 of the Tax Code.

Holders of Claims receiving the New Preferred Stock are urged to consult their own tax advisors regarding the treatment of the New Preferred Stock under section 305 of the Tax Code.

c.	Conversion of New Preferred Stock to New Common Stock.

Subject to the discussion immediately below, the conversion of New Preferred Stock to New Common Stock should generally be a tax-free exchange pursuant to a recapitalization, with the result that the basis and holding period of the New Preferred Stock transfers to the New Common Stock in the hands of the converting U.S. Holder.

If, however, there are dividends in arrears on the New Preferred Stock and the fair market value of the New Common Stock received (determined immediately following the recapitalization) exceeds the issue price of the New Preferred Stock surrendered, then the conversion may result in a deemed distribution if (a) the conversion is “pursuant to a plan to periodically increase a shareholder’s proportionate interest in the assets or earnings and profits of the corporation” or (b) the New Preferred Stock does not constitute “common” stock for purposes of section 305 of the Tax Code. There is significant uncertainty with respect to whether clause (a) would apply to a conversion of the New Preferred Stock. In the event clause (b) applied to such conversion, a converting holder would be treated as receiving a deemed distribution in an amount equal to the lesser of (x) the amount of the dividends in arrears and (y) the excess of (i) the fair market value of the New Common Stock (determined immediately following the recapitalization) over (ii) the issue price of the New Preferred Stock surrendered, in each case, to the extent of the current or accumulated earnings and profits of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent) as determined under U.S. federal income tax principles (and, thereafter, first as a return of capital which reduces basis and then, generally, capital gain, under the same rules applicable to other distributions in respect of the New Common Stock and New Preferred Stock, though any such amounts treated as a dividend will generally be ineligible for the reduced rate applicable to qualified dividend income or the dividends received deduction available to qualified corporations).

Holders of Claims receiving the New Preferred Stock are urged to consult their own tax advisors regarding the tax consequences of converting the New Preferred Stock.

d.	Sale, Redemption, Retirement or Other Taxable Disposition of New Common Stock and New Preferred Stock.

Unless a non-recognition provision applies and except as discussed in “Market Discount” above, a U.S. Holder generally will recognize capital gain or loss upon the sale, redemption, retirement, or other taxable disposition of New Common Stock or New Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if at the time of such disposition, the U.S. Holder held the New Common Stock or New Preferred Stock, as applicable, for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on such a disposition of the New Common Stock or New Preferred Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for New Common Stock or New Preferred Stock.

However, if there are unpaid accrued and declared dividends on the New Preferred Stock at the time of the sale, redemption, retirement or other taxable disposition of the New Preferred Stock, then, generally, the portion of the consideration attributable to those dividends will be treated as a dividend to the extent of the current or accumulated earnings and profits of Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent) as determined under U.S. federal income tax principles (and, thereafter, first as a return of capital which reduces basis and then, generally capital gain, under the same rules applicable to other distributions in respect of the New Common Stock and New Preferred Stock).

10.	Consequences of Owning and Disposing of the Exit Facility and New Unsecured Notes.

a.	Issue Price of the Exit Facility and New Unsecured Notes.

The determination of “issue price” for purposes of the analysis herein will depend, in part, on (i) whether the RBL Claims or Exit Facility are traded on an “established market” at any time during the 31-day period ending fifteen (15) days after the Effective Date and (ii) whether the Notes or New Unsecured Notes are traded on an “established market” at any time during the 31-day period ending fifteen (15) days after the Effective Date. In general, a debt instrument will be treated as traded on an established market if (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer, or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more “indicative” quotes available from at least one broker, dealer, or pricing service for property. The issue price of a debt instrument that is traded on an established market would be the fair market value of such debt instrument on the issue date as determined by such trading. The issue price of a debt instrument that is not traded on an established market but is issued in exchange for property traded on an established market would be the fair market value of such property on the issue date as determined by such trading. If the Exit Facility or New Unsecured Notes, as applicable, are not treated as traded on an established market nor issued for other property so traded, the issue price of the Exit Facility or New Unsecured Notes, as applicable, generally would be its stated principal amount (because the interest rate on the Exit Facility and New Unsecured Notes is expected to exceed the applicable federal rate published by the IRS).

b.	Stated Interest on the Exit Facility and New Unsecured Notes.

Each payment of stated interest on the Exit Facility and New Unsecured Notes generally will be taxable to a U.S. Holder of the Exit Facility and New Unsecured Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

c.	Accrual of Original Issue Discount on the Exit Facility or New Unsecured Loans.

The Exit Facility or New Unsecured Loans, as applicable, may be treated as issued with original issue discount (“OID”). A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its “issue price” (as described above) by more than a de minimis amount. The “stated redemption price at maturity” of the Exit Facility or New Unsecured Loans, as applicable, for this purpose would include all principal and interest payable over the term of such debt instrument, other than “qualified stated interest,” (i.e., stated interest that is unconditionally payable at least annually at a constant rate in cash or property (other than debt of the issuer)). The stated interest payable on the Exit Facility and New Unsecured Loans should be considered qualified stated interest for this purpose.

If the Exit Facility or New Unsecured Loans are issued with OID, a U.S. Holder of such Exit Facility or New Unsecured Loans, as applicable, generally will be required to include OID in gross income as it accrues over the term of the loan in accordance with a constant yield-to-maturity method, regardless of whether the U.S. Holder is a cash or accrual method taxpayer, and regardless of whether and when the U.S. Holder receives cash payments of interest on the obligation. Accordingly, a U.S. Holder could be treated as receiving interest income in advance of a corresponding receipt of cash. Any OID that a U.S. Holder includes in income will increase the holder’s adjusted tax basis in the Exit Facility or New Unsecured Loans, as applicable. A U.S. Holder generally will not be required to include separately in income cash payments (other than in respect of qualified stated interest) received on the Exit Facility or New Unsecured Loans; instead, such payments will reduce the U.S. Holder’s adjusted tax basis in the Exit Facility or New Unsecured Loans by the amount of the payment.

The amount of OID includible in income for a taxable year by a U.S. Holder generally equals the sum of the daily portions of OID that accrue on the Exit Facility or New Unsecured Loans, as applicable, for each day during the taxable year on which such Holder holds the Exit Facility or New Unsecured Loans, as applicable, whether reporting on the cash or accrual basis of accounting for U.S. federal income tax purposes. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the “adjusted issue price” of the Exit Facility or New Unsecured Loans, as applicable, at the beginning of the accrual period multiplied by the yield to maturity of the Exit Facility or New Unsecured Loans, as applicable, less the amount of any qualified stated interest allocable to such accrual period. The “adjusted issue price” of the Exit Facility or New Unsecured Loans, as applicable, at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the Exit Facility or New Unsecured Loans, as applicable, in all prior accrual periods, and decreased by any payments made during all prior accrual periods on the Exit Facility or New Unsecured Loans, as applicable, other than qualified stated interest.

THE RULES REGARDING THE DETERMINATION OF ISSUE PRICE AND OID ARE COMPLEX, AND THE OID RULES DESCRIBED ABOVE MAY NOT APPLY IN ALL CASES. ACCORDINGLY, EACH HOLDER OF THE EXIT FACILITY OR NEW UNSECURED LOANS IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE POSSIBLE APPLICATION OF THE OID RULES TO THE EXIT FACILITY OR NEW UNSECURED LOANS.

d.	Sale, Redemption, or Repurchase of the Exit Facility or New Unsecured Notes.

Unless a non-recognition provision applies, a U.S. Holder of the Exit Facility or New Unsecured Notes generally will recognize capital gain or loss upon the sale, redemption, or other disposition of the Exit Facility or New Unsecured Notes. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder’s holding period in the Exit Facility or New Unsecured Notes, as applicable, is more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital losses is subject to certain limitations as discussed in “Limitation on the Use of Capital Losses” below.

11.	Limitation on the Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Plan or as a result of the disposition of the Exit Facility, New Common Stock, New Preferred Stock or New Unsecured Notes received under the Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (x) $3,000 ($1,500 for married individuals filing separate returns) and (y) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

D.	Certain U.S. Federal Income Tax Consequences to Certain Non-U.S. Holders of Allowed Claims Entitled To Vote.

1.	Gain Recognition.

Whether a non-U.S. Holder realizes gain or loss on the sale, exchange or other disposition, and the amount of any such gain or loss, is generally determined in the same manner as set forth above in connection with U.S. Holders.

Any gain realized by a non-U.S. Holder on the sale, exchange or other disposition of its Claim generally will not be subject to U.S. federal income taxation unless (i) the non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the restructuring transactions occur and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States).

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the sale, exchange or other disposition. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the sale, exchange or other disposition at regular graduated U.S. federal income tax rates as if it were a “United States person” (as defined in the Tax Code). In addition, if such non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. In order to claim an exemption from withholding tax, such non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates).

2.	Interest.

Payments made to a non-U.S. Holder pursuant to the Plan that are attributable to accrued but unpaid interest with respect to its Claims and interest payments made (or OID accruals) in respect of the Exit Facility or New Unsecured Notes generally will not be subject to U.S. federal income or withholding tax, provided that (a) such non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of the stock of (i) Gulfport Parent (with respect to interest attributable to the Claims) or (ii) Reorganized Gulfport Parent (or, in the case of Alternative Structure 2, Reorganized Gulfport Holdco) (with respect to interest (including OID) attributable to the New Unsecured Notes or Exit Facility), as applicable, (b) such non-U.S. Holder is not a “controlled foreign corporation” that is a “related person” with respect to (i) Gulfport Parent (with respect to interest attributable to the Claims) or (ii) Reorganized Gulfport Parent (or, in the case of Alternative Structure 2, Reorganized Gulfport Holdco) (with respect to interest (including OID) attributable to the New Unsecured Notes or Exit Facility), as applicable (each, within the meaning of the Tax Code), and (c) the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the non-U.S. Holder is not a U.S. person (the “Portfolio Interest Exception”). However, the Portfolio Interest Exception is not available with respect to interest that is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (in which case, provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)). A non-U.S. Holder that does not qualify for the Portfolio Interest Exception with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued but unpaid interest. For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

3.	Consequences of Owning New Common Stock and New Preferred Stock.

a.	Distributions on the New Common Stock and New Preferred Stock.

The gross amount of any distribution of cash or property made to a non-U.S. Holder with respect to New Common Stock or New Preferred Stock generally will be treated the same as described with respect to U.S. Holders above.

Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividend made to a non-U.S. Holder on the New Common Stock or New Preferred Stock, as applicable, generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced income tax treaty rate of withholding, a non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

If dividends paid to a non-U.S. Holder are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), such dividends will be exempt from the U.S. federal withholding tax described above. Any such effectively connected dividends will be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates as if it were a “United States person” (as defined in the Tax Code). A non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends.

b.	Potential Constructive Distributions with Respect to New Preferred Stock.

As discussed above, holders of New Preferred Stock may be treated as receiving deemed distributions under a variety of circumstances. To the extent that any such constructive distributions are deemed to occur, they will constitute dividends for U.S. federal income tax purposes to the extent of Reorganized Gulfport Holdco’s (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent’s) current or accumulated earnings and profits as determined under U.S. federal income tax principles (and thereafter first as a return of capital which reduces basis and then, generally, capital gain), and thus subject to the same withholding and information reporting regimes described above with respect to distributions on the New Common Stock and New Preferred Stock.

Under Treasury Regulations issued pursuant to section 871(m) of the Tax Code, withholding at a rate of 30 percent (subject to certain treaty considerations) would apply to certain “dividend equivalent” payments made or deemed made to Non-U.S. Holders in respect of financial instruments that reference U.S. stocks. The Treasury Regulations promulgated under section 871(m) do not apply to a payment to the extent that the payment is already treated as a deemed dividend under the rules described above, and therefore generally would not apply in respect of adjustments to the conversion rate of the New Preferred Stock. However, because the section 871(m) rules are complex, it is possible that they will apply in certain circumstances in which the deemed dividend rules described above do not apply, in which case the section 871(m) rules might require withholding at a different time or amount than the deemed dividend. Importantly, in Notice 2020-2, the IRS extended certain transition relief that makes section 871(m) of the Tax Code inapplicable to instruments that are not so-called “delta one” instruments.

c.	Conversion of New Preferred Stock to New Common Stock.

The characterization of the conversion of New Preferred Stock to New Common for a non-U.S. Holder will generally be the same as for a U.S. Holder, as described above, and any dividend income that a non-U.S. Holder realizes as a result of the conversion of New Preferred Stock to New Common Stock will be subject to the same withholding and information reporting regimes described above with respect to distributions on the New Common Stock and New Preferred Stock.

4.	Sale, Redemption, Retirement or Other Taxable Disposition of New Common Stock, New Preferred Stock the Exit Facility or New Unsecured Notes.

A non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale, redemption, retirement or other taxable disposition (including a cash redemption) of its New Common Stock, New Preferred Stock, the Exit Facility or New Unsecured Notes unless:

•	such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met;

•	such gain is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such non-U.S. Holder in the United States); or

•	with respect to the New Common Stock or New Preferred Stock, Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent) is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of disposition. If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain at regular graduated U.S. federal income tax rates as if it were a “United States person” (as defined in the Tax Code), and a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). To claim such exemption from withholding tax, a non-U.S. Holder must provide a properly executed IRS Form W-8ECI (or successor form).

If the third exception applies in the case of a sale, redemption, retirement or other taxable disposition of New Common Stock or New Preferred Stock, the non-U.S. Holder generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Common Stock or New Preferred Stock and will be required to file U.S. federal income tax returns. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such non-U.S. Holder’s adjusted tax basis in such interest) will constitute effectively connected income. Further, the buyer of the New Common Stock or New Preferred Stock will be required to withhold an amount equal to 15% of the amount realized on the disposition. The amount of any such withholding would be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the non-U.S. Holder properly and timely files a tax return with the IRS.

In general, a corporation is a USRPHC with respect to a non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of (a) the five-year period ending on the date of the applicable disposition or (b) the non-U.S. Holder’s holding period for its interests in the corporation. The Debtors expect that Reorganized Gulfport Holdco (or, in the case of Alternative Structure 1 or Alternative Structure 2, Reorganized Gulfport Parent) will be a USRPHC as of the Effective Date, and thus expect that the New Common Stock and New Preferred Stock will constitute a United States real property interest under the Tax Code. However, in general, the provisions described above will not apply (a) upon a disposition of New Common Stock if at all times during the shorter of the five-year period preceding the disposition date or the non-U.S. Holder’s holding period in the New Common Stock, (i) the non-U.S. Holder did not directly or indirectly own more than 5% of the value of the New Common Stock during a specified testing period and (ii) the New Common Stock is regularly traded on an established securities market or (b) upon a disposition of New Preferred Stock if either (i) (1) the New Common Stock is regularly traded on an established securities market, (2) the New Preferred Stock is not regularly traded, and (3) the fair market value of the New Preferred Stock owned, actually or constructively, by the non-U.S. Holder on the date the New Preferred Stock was acquired is equal to or less than the fair market value of 5% of the value of New Common Stock or (ii) (1) the New Preferred Stock is regularly traded, and (2) the non-U.S. Holder owns, actually or constructively, 5% or less of the outstanding New Preferred Stock. It is expected at this time that the New Common Stock will be treated as regularly traded, but no assurance can be given.

5.	FATCA.

Under sections 1471 through 1474 of the Tax Code (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. accountholders and investors or be subject to withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual, or periodical income (including dividends, if any, on New Common Stock or New Preferred Stock and interest with respect to the Exit Facility or New Unsecured Notes), and, subject to the proposed Treasury Regulations described below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Previously, withholding with respect to gross proceeds from the disposition of certain property like the RBL Claims, Notes Claims, Exit Facility, New Common Stock, New Preferred Stock, and New Unsecured Notes was scheduled to begin on January 1, 2019; however, such withholding has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective. Each non-U.S. Holder is urged to consult its own tax advisor regarding the possible impact of these rules on such non-U.S. Holder.

E.	Information Reporting and Backup Withholding.

The Debtors, the Reorganized Debtors, and any other applicable withholding agent will withhold all amounts required by law to be withheld from payments of interest, dividends and other amounts payable under the Plan or in connection with payments made on account of consideration received pursuant to the Plan. The Debtors will comply with all applicable reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan. In addition, backup withholding of taxes will generally apply to payments in respect of a Claim under the Plan, as well as future payments made with respect to the consideration received under the Plan, unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 or, in the case of a non-U.S. Holder, such non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or, in each case, such Holder otherwise establishes eligibility for an exemption).

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Holder’s U.S. federal income tax liability, and the Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a federal income tax return).

In addition, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. STATE OR LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	Restructuring transactions

The Plan contemplates a number of restructuring transactions that will be effectuated prior to or on the Effective Date in connection with the Plan:  (i) the DIP Facility and Exit Facility provided by the RBL Lenders, (ii) the cancellation of General Unsecured Claims and Notes Claims in exchange for 100% of the New Common Stock, subject to dilution on account of the Rights Offering, and New Unsecured Notes, and (iii) the Rights Offering.

More specifically, pursuant to the Plan and as set forth in the Restructuring Steps Memorandum, the Debtors intend to implement a flip merger at least one day prior to or on the Effective Date. At least one day prior to the Effective Date of the Plan, Gulfport Parent will form a new corporate subsidiary, Reorganized Gulfport Holdco, which in turn will form a new corporate subsidiary (the “Merger Subsidiary”). Immediately following the formation of these subsidiaries, the Merger Subsidiary will merge with and into Gulfport Parent, with Gulfport Parent surviving as a wholly-owned subsidiary of Reorganized Gulfport Holdco. Pursuant to the Flip Merger, (a) Holders of Existing Common Stock will exchange their Existing Common Stock for New Common Stock, (b) the nominal interests of Reorganized Gulfport Holdco held by Gulfport Parent will be canceled, and (c) Reorganized Gulfport Holdco will become the new publicly traded parent corporation. On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Gulfport Holdco will contribute New Common Stock and Rights Offering Subscription Rights to Gulfport Parent. Immediately following such contribution, (i) Class 4A and Class 5A Creditors will exchange their Allowed General Unsecured Claims against Gulfport Parent and Allowed Notes Claims against Gulfport Parent with Gulfport Parent for New Common Stock and (ii) Class 4B and Class 5B Creditors will exchange their Allowed General Unsecured Claims against Gulfport Subsidiaries and Allowed Notes Claims against Gulfport Subsidiaries with Reorganized Gulfport Parent for New Unsecured Notes, New Common Stock, and Rights Offering Subscription Rights. All Interests in Reorganized Gulfport Holdco held by Holders of Existing Interests as a result of the Flip Merger will be canceled.

However, it is possible that the parties will instead utilize Alternative Structure 1 or Alternative Structure 2, in which case, the New Common Stock, Rights Offering Subscription Rights, and New Preferred Stock will instead represent interests in Gulfport Parent and the Restructuring Transactions will be effected as set forth in the Restructuring Steps Memorandum.

XIV.	Recommendation

In the opinion of the Debtors, the Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: February 23, 2021	Gulfport Energy Corporation

/s/ Mark Rajcevich
Mark Rajcevich
Chief Restructuring Officer
GULFPORT ENERGY CORPORATION

Exhibit A

Plan of Reorganization

A-1

Exhibit B

Restructuring Support Agreement

Filed at Docket No. 40, Ex. A

B-1

Exhibit C

Financial Projections

C-1

Exhibit D

Valuation Analysis

D-1

Exhibit E

Liquidation Analysis

E-1

Exhibit F

Backstop Commitment Agreement

F-1

Exhibit G

Exit Facility Term Sheet

G-1

Exhibit H

Rights Offering Procedures

H-1